Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT AND
GENERAL SECURITY AGREEMENT AND
FIRST AMENDMENT TO API LIMITED RECOURSE GUARANTY
THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND GENERAL SECURITY AGREEMENT AND FIRST AMENDMENT TO API LIMITED RECOURSE GUARANTY (collectively, this “Amendment”), dated as of August 1, 2016, is entered into by and among Avon Products, Inc., a New York corporation (“API”), Avon International Operations, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors party hereto, each Bank party hereto and Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent (in such capacity, the “Collateral Agent”).
PRELIMINARY STATEMENTS
WHEREAS, API, the Borrower, the Banks from time to time party thereto, the Administrative Agent, the Collateral Agent and the other parties thereto entered into that certain Revolving Credit Agreement, dated as of June 5, 2015 (as amended by that certain First Amendment to Credit Agreement and General Security Agreement, dated as of December 7, 2015, the “Credit Agreement;” the terms defined therein being used herein as therein defined);
WHEREAS, API entered into that certain API Security Agreement, dated as of June 5, 2015 (the “API Security Agreement”), in favor of the Collateral Agent;
WHEREAS, API entered into that certain API Limited Recourse Guaranty, dated as of June 5, 2015 (the “API Limited Recourse Guaranty”), in favor of the Collateral Agent;
WHEREAS, the Borrower, the other Grantors party thereto and the Collateral Agent entered into that certain General Security Agreement, dated as of June 5, 2015 (as amended by that certain First Amendment to Credit Agreement and General Security Agreement, dated as of December 7, 2015, the “General Security Agreement”);
WHEREAS, the Borrower has requested the following amendments to the Credit Documents, in each case, effective as of the Second Amendment Effective Date (as hereinafter defined): (i) that the Administrative Agent, the Collateral Agent and the Required Banks agree to amend the Credit Agreement to make certain changes as provided in Section 1 hereof, (ii) that the Administrative Agent, the Collateral Agent and the Required Banks agree to release the Security Interest (as defined in the API Security Agreement and referred to herein as the “API Security Interest”) in the Collateral (as defined in the API Security Agreement and referred to herein as the “API Collateral”) pledged to the Collateral Agent by API pursuant to the API Security Agreement and to terminate the API Security Agreement, in each case, as provided in Section 2 hereof, (iii) that the Administrative Agent and the Collateral Agent agree to amend and restate the API Limited Recourse Guaranty as provided in Section 3 hereof and (iv) that the Collateral Agent and the Required Banks agree to amend the General Security Agreement to make certain changes as provided in Section 4 hereof; and
WHEREAS, (i) API, the Borrower, the Required Banks, the Administrative Agent and the Collateral Agent have agreed that the Credit Agreement and Exhibit E thereto shall be amended as provided in Section 1 hereof, (ii) API, the Borrower, the Required Banks, the Administrative Agent and the Collateral Agent have agreed to release the API Security Interest in the API Collateral and terminate the API Security Agreement as provided in Section 2 hereof, (iii) API, the Required Banks, the Administrative Agent and

the Collateral Agent have agreed that the API Limited Recourse Guaranty shall be amended and restated in the form of the Amended and Restated API Guaranty (as hereinafter defined) as provided in Section 3 hereof and (iv) the Borrower, the Required Banks and the Collateral Agent have agreed that the General Security Agreement shall be amended as provided in Section 4 hereof, in each case, upon the terms and subject to the conditions set forth herein and effective as of the Second Amendment Effective Date.
NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1. Amendments to the Credit Agreement and Exhibit E thereto on the Second Amendment Effective Date.
(a)     The Credit Agreement shall be, effective as of the Second Amendment Effective Date, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.
(b)     Exhibit E to the Credit Agreement shall be, effective as of the Second Amendment Effective Date, hereby amended by amending and restating Section 5 thereof as follows.
5. [Attached hereto as Schedule 3 is the information required by Section 3.03(c) of the General Security Agreement, which is true and accurate on and as of the date of this Certificate.][There have been no changes to the information required by Section 3.03(c) of the General Security Agreement previously provided to the Administrative Agent.]

Section 2. Termination of the API Security Agreement on the Second Amendment Effective Date. API, the Borrower, the Required Banks, the Administrative Agent and the Collateral Agent hereby agree to release the API Security Interest in the API Collateral pledged to the Collateral Agent by API pursuant to the API Security Agreement and to terminate the API Security Agreement, which shall be of no further force or effect, in each case, on (and subject to the occurrence of) the Second Amendment Effective Date. In connection with the foregoing, pursuant to Section 9.11(a) of the Credit Agreement, the Collateral Agent agrees to, on and after the Second Amendment Effective Date and at the Borrower’s expense, execute and deliver to API such documents as API may reasonably request to evidence the release of the API Collateral from the API Security Interest granted under the API Security Agreement.
Section 3. Amendment and Restatement of the API Limited Recourse Guaranty on the Second Amendment Effective Date. The API Limited Recourse Guaranty shall be, effective as of the Second Amendment Effective Date, amended and restated in the form of the Amended and Restated API Guaranty attached hereto as Exhibit B (as so amended and restated, the “Amended and Restated API Guaranty”) such that, on (and subject to the occurrence of) the Second Amendment Effective Date, the terms and provisions set forth in the Amended and Restated API Guaranty shall replace the terms and provisions of the API Limited Recourse Guaranty in their entirety.
Section 4. Amendments to General Security Agreement on the Second Amendment Effective Date.

(a)The General Security Agreement shall be, effective as of the Second Amendment Effective Date, hereby amended by inserting “(determined as of the date of the most recent incurrence of Restricted Collateral Secured Obligations or Restricted Sale/Leaseback Attributable Debt)” immediately following the words “shall not exceed 20% of Consolidated Net Tangible Assets” in each of (i) the second paragraph of Section 2.01 of the General Security Agreement and (ii) of the last paragraph of Section 3.01(a) of the General Security Agreement.
(b)The General Security Agreement shall be, effective as of the Second Amendment Effective Date, hereby amended by amending and restating the proviso to clause (a) of the first paragraph of Section 2.01 of the General Security Agreement as follows:
provided that the Pledged Equity shall not include (1) Equity Interests in Unrestricted Subsidiaries and joint ventures, (2) (x) more than 65% of the issued and outstanding Equity Interests of each Subsidiary directly owned by any Grantor that is a CFC or a CFC Holding Company, (y) any Equity Interests of any Person (other than a Wholly-Owned Subsidiary) to the extent not permitted or restricted by the terms of such Person’s organizational documents or other agreements with holders of such Equity Interests and (z) margin stock and any Equity Interest, if, to the extent and for so long as, the pledge of such Equity Interest hereunder is prohibited by any applicable law or regulation (other than to the extent such prohibition would be rendered ineffective pursuant to the UCC or any other applicable law); (3) any Equity Interests if the pledge thereof has been reasonably determined by the Borrower (in consultation with the Administrative Agent) to create a material risk of tax or other liability; (4) Equity Interests in Inactive Subsidiaries; and (5) any Equity Interests that the cost or burden of obtaining a pledge thereof has been reasonably determined by the Borrower and the Administrative Agent to be excessive relation to the value of the security to be afforded thereby (any Equity Interests excluded pursuant to clauses (1) through (5) above, the “Excluded Equity Interests”);

Section 5. Conditions to Execution Date. This Amendment shall be effective on and as of the date hereof when, and only when, the Administrative Agent or its counsel shall have received counterparts of this Amendment duly executed by API, the Borrower, each Subsidiary Guarantor, the Administrative Agent, the Collateral Agent and the Required Banks.
Section 6. Conditions to Second Amendment Effective Date. (a) This Amendment shall become effective on and as of the date (the “Second Amendment Effective Date”) when, and only when, each of the following conditions shall have been satisfied (which, in the case of clauses (i)(B), (ii) and (iii), may be concurrent with the occurrence of the Second Amendment Effective Date):
(i)the Administrative Agent or its counsel shall have received:
(A)counterparts of this Amendment duly executed by API, the Borrower, the Administrative Agent, the Collateral Agent and the Required Banks;
(B)written confirmation by a Responsible Officer of the Borrower that the Borrower has issued or incurred at least $200.0 million in aggregate principal amount of

Permitted Pari Passu Secured Refinancing Debt (as defined in the Credit Agreement after giving effect to Section 1 hereof);
(C)such certificates of good standing from the applicable secretary of state of the state of organization of API and the Borrower, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of API and the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the Amended and Restated API Guaranty, as applicable;
(ii)the following representations and warranties of API and the Borrower shall be true and correct on and as of the Second Amendment Effective Date:
(A)no Default or Event of Default has occurred and is continuing on and as of the Second Amendment Effective Date; and
(B)the representations and warranties of API and the Borrower set forth in Article 5 of the Credit Agreement or in any other Credit Document are true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by material adverse effect or materiality) on and as of the Second Amendment Effective Date (except to the extent such representations and warranties are expressly made as of a specified date in which event such representations and warranties shall be true and correct in all material respects as of such date); and
(iii)all fees and expenses required to be paid hereunder and/or pursuant to the Credit Agreement and invoiced at least two Business Days before the Second Amendment Effective Date shall have been paid in full in cash or will be paid in full in cash on the Second Amendment Effective Date.
(b)None of the Administrative Agent, the Collateral Agent or any Bank which has executed and delivered a signature page to this Second Amendment may withdraw or rescind such signature page unless the Borrower notifies such Person or the Administrative Agent, or makes a public statement, that it cannot or will not satisfy one or more of the conditions set forth in Section 6(a); provided that, notwithstanding the foregoing, if each of the conditions set forth in Section 6(a) have not been satisfied at or prior to 11:59 p.m., New York City time, on September 30, 2016, all such executed and delivered signature pages of any of the Administrative Agent, the Collateral Agent and/or the Banks shall be deemed withdrawn and none of the amendments to the Credit Documents contemplated hereby, shall become effective (it being understood that any such failure of the Second Amendment Effective Date to occur will not affect any rights or obligations of any Person under the Credit Agreement or under Section 8 hereof).
Section 7. Reference to and Effect on Credit Documents.
(a)On and after the Second Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement and each reference in each of the other Credit Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(b)On and after the Second Amendment Effective Date, each reference in the Credit Agreement to the “Compliance Certificate” shall mean and be a reference to Exhibit E to the Credit Agreement as amended by this Amendment.
(c)On and after the Second Amendment Effective Date, each reference in the Amended and Restated API Guaranty to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Amended and Restated API Guaranty and each reference in each of the other Credit Documents to “Limited Recourse API Guaranty”, “thereunder”, “thereof” or words of like import referring to the Amended and Restated API Guaranty shall mean and be a reference to the Amended and Restated API Guaranty as amended and restated in the form of the Amended and Restated API Guaranty pursuant to this Amendment.
(d)On and after the Second Amendment Effective Date, each reference in the General Security Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the General Security Agreement and each reference in each of the other Credit Documents to “General Security Agreement”, “thereunder”, “thereof” or words of like import referring to the General Security Agreement shall mean and be a reference to the General Security Agreement as amended by this Amendment.
(e)This Amendment is an amendment as referred to in the definition of Credit Documents and shall for all purposes constitute a Credit Document.
(f)On and after the Second Amendment Effective Date, the API Security Agreement shall be terminated and be of no further force or effect.
(g)On and after the Second Amendment Effective Date, the Credit Agreement, the Amended and Restated API Guaranty, the General Security Agreement and each of the other Credit Documents (other than the API Security Agreement), as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Bank, the Administrative Agent or the Collateral Agent under any of the Credit Documents.
Section 8. Costs and Expenses. The Borrower agrees to pay or reimburse all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Collateral Agent in connection with the preparation, execution, delivery and administration of this Amendment (including, without limitation, the reasonable and documented fees and expenses of a single counsel for the Administrative Agent and the Collateral Agent) in accordance with the terms of Section 11.10 of the Credit Agreement.
Section 9. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.
Section 10. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.
AVON PRODUCTS, INC.

By:/s/James S. Scully_____________________
Name: James S. Scully
Title: Executive Vice President, Chief Operating Officer and Chief Financial Officer

AVON INTERNATIONAL OPERATIONS, INC.

By: /s/Robert Loughran____________________
Name: Robert Loughran
Title: President

AVON CAPITAL CORPORATION

By:/s/Robert Loughran____________________
Name: Robert Loughran
Title: President

[Second Amendment to Credit Agreement – Avon International Operations, Inc.]

CITIBANK, N.A.,
as Administrative Agent and as Collateral Agent

By:/s/Piyush Choudhary____________
Name: Piyush Choudhray
Title: Vice President

[Second Amendment to Credit Agreement – Avon International Operations, Inc.]

CITIBANK, N.A.,
as a Bank

By:/s/Piyush Choudhray______________
Name: Piyush Choudhray
Title: Vice President

[Second Amendment to Credit Agreement – Avon International Operations, Inc.]

BANK OF AMERICA, N.a.,
as a Bank

By: J. Casey Cosgrove______________
Name: J. Casey Cosgrove
Title: Director

GOLDMAN SACHS BANK USA,,
as a Bank

By: Jerri Li______________
Name: Jerry Li
Title: Authorized Signatory

[Second Amendment to Credit Agreement – Avon International Operations, Inc.]

Exhibit A – Amended Credit Agreement

$400,000,000
REVOLVING CREDIT AGREEMENT
dated as of
June 5, 2015
among
AVON PRODUCTS, INC.,
as Guarantor,
AVON INTERNATIONAL OPERATIONS, INC.,
as the Borrower,
THE BANKS AND OTHER LENDERS
FROM TIME TO TIME PARTIES HERETO,
CITIBANK, N.A.,
as Administrative Agent, Collateral Agent and L/C Issuer,
and
BANK OF AMERICA, N.A.,
as L/C Issuer

BANK OF AMERICA, N.A.,
as Syndication Agent,
GOLDMAN SACHS BANK USA
and
HSBC BANK USA, NATIONAL ASSOCIATION,
as Co-Documentation Agents,
and
CITIGROUP GLOBAL MARKETS INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
GOLDMAN SACHS BANK USA
and
HSBC SECURITIES (USA) INC.,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Page
ARTICLE 1
DEFINITIONS

Section 1.01.	Certain Definitions 1

Section 1.02.	Pro Forma Calculations ~~33~~34

Section 1.03.	Currency Equivalents Generally ~~34~~35

Section 1.04.	Exchange Rates; Currency Translation ~~34~~35
ARTICLE 2
THE LOANS

Section 2.01.	The Loans; Commitments ~~34~~35

Section 2.02.	Procedure for Loans ~~35~~36

Section 2.03.	Evidence for Loans ~~35~~36

Section 2.04.	Increase of Commitment ~~36~~37

Section 2.05.	Reduction of Commitments ~~37~~38

Section 2.06.	Prepayment of Loans ~~37~~38

Section 2.07.	Purpose of Loans ~~38~~39

Section 2.08.	Defaulting Banks ~~38~~39

Section 2.09.	Letters of Credit ~~40~~41

Section 2.10.	Extensions of Loans ~~49~~50
ARTICLE 3
INTEREST, CONVERSION, FEES, ETC.

Section 3.01.	Procedure for Interest Rate Determination ~~51~~52

Section 3.02.	Interest on ABR Loans ~~52~~53

Section 3.03.	Interest on Eurodollar Loans ~~52~~53

Section 3.04.	[Reserved] ~~52~~53

Section 3.05.	Continuation and Conversion of Loans ~~52~~53

Section 3.06.	Default Rate ~~53~~54

Section 3.07.	Maximum Interest Rate ~~53~~54

Section 3.08.	Fees ~~53~~54
ARTICLE 4
DISBURSEMENT AND PAYMENT

Section 4.01.	Disbursement of Loans; Pro Rata Treatment of Banks ~~53~~54

Section 4.02.	Method of Payment ~~54~~55

Section 4.03.	Compensation for Losses ~~54~~55

Section 4.04.	Withholding, Reserves and Additional Costs ~~55~~56

Section 4.05.	Unavailability and Impracticability ~~59~~60

Section 4.06.	Substitution of Banks ~~60~~61

Section 4.07.	Repayment of Loans ~~60~~61
ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Section 5.01.	Representations and Warranties ~~60~~61
ARTICLE 6
CONDITIONS PRECEDENT

Section 6.01.	Conditions to Effectiveness ~~63~~64

Section 6.02.	Conditions to Credit Extensions ~~65~~66

Section 6.03.	Satisfaction of Conditions Precedent ~~65~~66
ARTICLE 7
COVENANTS

Section 7.01.	Affirmative Covenants ~~66~~67

Section 7.02.	Negative Covenants ~~71~~72
ARTICLE 8
EVENTS OF DEFAULT

Section 8.01.	Events of Default ~~88~~89

Section 8.02.	Notice of Default ~~90~~91

Section 8.03.	Application of Funds ~~90~~91
ARTICLE 9
THE ADMINISTRATIVE AGENT AND THE BANKS

Section 9.01.	Authorization and Action ~~91~~92

Section 9.02.	Administrative Agent Individually ~~92~~93

Section 9.03.	Duties of Administrative Agent; Exculpatory Provisions ~~93~~94

Section 9.04.	Reliance by Administrative Agent ~~94~~95

Section 9.05.	Delegation of Duties ~~94~~95

Section 9.06.	Resignation of Administrative Agent ~~94~~95

Section 9.07.	Non-Reliance on Administrative Agent and Other Banks ~~95~~96

Section 9.08.	Indemnification ~~96~~97

Section 9.09.	Sharing of Payments and Expenses ~~96~~97

Section 9.10.	Other Agents ~~96~~97

Section 9.11.	Collateral and Guaranty Matters ~~97~~98

Section 9.12.	Cash Management Obligations, Secured Hedge Agreements and Other Obligations ~~97~~98
ARTICLE 10
[RESERVED]

ARTICLE 11
MISCELLANEOUS

Section 11.01.	Applicable Law ~~98~~99

Section 11.02.	Set-off ~~98~~99

Section 11.03.	Expenses ~~98~~99

Section 11.04.	Amendments ~~99~~100

Section 11.05.	Cumulative Rights and No Waiver ~~100~~101

Section 11.06.	Notices ~~100~~101

Section 11.07.	Severability ~~102~~103

Section 11.08.	Parties in Interest ~~102~~103

Section 11.09.	Reliance by Administrative Agent, L/C Issuer and Banks ~~105~~106

Section 11.10.	Indemnity ~~106~~107

Section 11.11.	Consent to Jurisdiction ~~106~~107

Section 11.12.	Confidentiality ~~106~~107

Section 11.13.	Judgment ~~107~~108

Section 11.14.	Execution in Counterparts; Integration ~~108~~109

Section 11.15.	Patriot Act ~~108~~109

Section 11.16.	No Fiduciary Duty ~~108~~109

Section 11.17.	Waiver of Right to Jury ~~108~~109

Section 11.18.	Provision of Information by Hedge Banks, Cash Management Banks and Other Obligations Banks ~~109~~110

Section 11.19.	~~Obligations of API Limited 109~~[Reserved] 110

Section 11.20.	Intercreditor Agreements ~~109~~110

Section 11.21.	Bank Action ~~109~~110

Section 11.22.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 110

SCHEDULES
Schedule 1.01(a)    --    Subsidiary Guarantors
Schedule 1.01(b)    --    Mortgaged Properties
Schedule 1.01(c)    --    Permitted Facility Dispositions
Schedule 1.01(d)    --    Designated Asset Sale
Schedule 1.01(e)     --    Permitted Intercompany Factoring Arrangement
Schedule 2.01    --    Banks and Initial Commitments
Schedule 5.01(e)     --    Certain Litigation
Schedule 5.01(o)    --    Subsidiaries
Schedule 7.01(j)    --    Post-Closing Matters
Schedule 7.02(b)(i)    --    Existing Liens
Schedule 7.02(f)(iv)    --    Existing Debt
Schedule 7.02(h)(xi)    --    Existing Investments
Schedule 7.02(k)(i)    --    Existing Restrictions
EXHIBITS
Exhibit A    --    Form of Loan Request
Exhibit B    --    Form of Note
Exhibit C    --    Form of Continuation/Conversion Request
Exhibit D    --    Form of Assignment and Assumption
Exhibit E    --    Form of Compliance Certificate
Exhibit F    --    Form of Intercompany Subordination Agreement
Exhibit G-1    --    Form of General Security Agreement
Exhibit G-2    --    ~~Form of API Security Agreement~~[Reserved]
Exhibit H-1    --    Form of Subsidiary Guaranty
Exhibit H-2    --    ~~Form of API Limited Recourse Guaranty~~[Reserved]
Exhibit I     --    Form of Solvency Certificate

Exhibit J-1	-- Form of U.S. Tax Compliance Certificate (For Foreign Banks That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit J-2	-- Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit J-3	-- Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit J-4	-- Form of U.S. Tax Compliance Certificate (For Foreign Banks That Are Partnerships for U.S. Federal Income Tax Purposes)

REVOLVING CREDIT AGREEMENT, dated as of June 5, 2015 (as further amended, supplemented, modified or extended from time to time, this “Agreement”), among Avon Products, Inc., a New York corporation (“API”), Avon International Operations, Inc., a Delaware corporation (the “Borrower”), each of the banks, other lenders and issuers of Letters of Credit (as defined below) from time to time parties hereto (each, a “Bank” and, collectively, the “Banks”), Citibank, N.A., as Administrative Agent (as defined below), Collateral Agent (as defined below) and L/C Issuer (as defined below) and Bank of America, N.A., as L/C Issuer.
W I T N E S S E T H:
WHEREAS, API and the Borrower have requested that, subject to certain conditions, the Administrative Agent and the Banks enter into this Agreement; and
WHEREAS, the Administrative Agent and the Banks are willing to enter into this Agreement on the terms and subject to the conditions hereof.
NOW, THEREFORE, the parties hereby agree as follows:
Article 1
DEFINITIONS
Section 1.01.    Certain Definitions.
(a)    Terms Generally. The definitions ascribed to terms in this Section 1.01 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.
(b)    Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided, however, that, for purposes of determining compliance with the financial ratios set forth in any Credit Document, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the construction thereof applied in preparing API’s audited financial statements referred to in Section 5.01(d). In the event there shall occur a change in GAAP which but for the foregoing proviso would affect the computation used to determine compliance with any such financial ratio, the Borrower and the Banks agree to negotiate in good faith in an effort to agree upon an amendment to this Agreement that will permit compliance with such financial ratio to be determined by reference to GAAP as so changed while affording the Banks the protection afforded by such financial ratio prior to such change (it being understood, however, that such financial ratio shall remain in full force and effect in accordance with its existing terms pending the execution by the Borrower and the Banks of any such amendment). For the avoidance of doubt, (i) “operating leases” shall not be deemed to be Capital Leases for the purposes of the covenants set forth in Section 7.02, notwithstanding any subsequent change in GAAP~~.~~ and (ii) if GAAP (determined as provided above for purposes of determining compliance with financial ratios) does not permit the continued consolidation of the operations of any Restricted Subsidiary with the operations of API and its other consolidated Restricted Subsidiaries (e.g., because the accounting criteria of “control” is not met for such Restricted Subsidiary), then the assets, liabilities, income, cash flows and results of operations of such Restricted Subsidiary shall not be included in the calculation of compliance with the financial ratios set forth in any Credit Document (or the component definitions used therein).

(c)    Certain Other Terms. The following terms shall have the meanings ascribed to them below or in the Sections of this Agreement indicated below:
“ABR Lending Office” shall mean, with respect to each Bank, its office identified in its Administrative Questionnaire as its domestic lending office or such other office as such Bank may hereafter designate as its domestic lending office or ABR Lending Office by notice to the Borrower and the Administrative Agent.
“ABR Loans” shall mean, collectively, Loans, or portions thereof, that bear interest by reference to the Base Rate and in the manner set forth in Section 3.02.
“Activities” shall have the meaning ascribed to such term in Section 9.02(b).
“Additional Amounts” shall have the meaning ascribed to such term in Section 4.04(a)(i).
“Additional Costs” shall have the meaning ascribed to such term in Section 4.04(b).
“Administrative Agent” shall mean Citibank, N.A., together with its affiliates, as the administrative agent for the Banks under this Agreement and the Credit Documents.
“Administrative Questionnaire” shall mean, with respect to each Bank, an administrative details reply form in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Bank.
“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Agent Parties” shall have the meaning ascribed to such term in Section 11.06(d)(ii).
“Agents” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Syndication Agent, each Co-Documentation Agent and the Arrangers.
“Agent’s Group” shall have the meaning ascribed to such term in Section 9.02(b).
“Agreement” shall have the meaning ascribed to such term in the Preamble to this Agreement.
“Amended and Restated API Guaranty” shall have the meaning ascribed thereto in the Second Amendment.
“API” shall have the meaning ascribed to such term in the Preamble to this Agreement.
“API Excluded Subsidiaries” shall mean Restricted Subsidiaries of API that are neither Loan Parties nor Restricted Subsidiaries of the Borrower.
~~“API Limited Recourse Guaranty” shall mean the guaranty agreement in the form of Exhibit H-2 hereto, as amended, restated, supplemented or otherwise modified from time to time.~~
“API Guaranty” shall mean (i) prior to the Second Amendment Effective Date, the API Limited Recourse Guaranty, and (ii) on and after the Second Amendment Effective Date, the Amended and Restated API Guaranty, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“API ~~Security Agreement~~Limited Recourse Guaranty” shall mean the ~~security agreement in the form of Exhibit G-2 hereto, as amended, restated, supplemented or otherwise modified~~API Limited Recourse Guaranty, dated as of the Effective Date, made by API in favor of the Administrative Agent and Collateral Agent, as from time to time in effect prior to the Second Amendment Effective Date.
“API Security Agreement” shall mean the API Security Agreement, dated as of the Effective Date, made by API in favor of the Collateral Agent and terminated pursuant to the Second Amendment, as of the Second Amendment Effective Date.
“Applicable Debt” shall have the meaning ascribed to such term in the definition of “Weighted Average Life to Maturity”.
“Applicable Lending Office” shall mean, with respect to any Bank, (a) in the case of its ABR Loans, its ABR Lending Office and (b) in the case of Eurodollar Loans, its Eurodollar Lending Office.
“Applicable Margin” shall mean as of any date, a percentage per annum equal to (i) initially, in the case of Eurodollar Loans and Letter of Credit Fees, 2.50%, in the case of ABR Loans, 1.50%, and in the case of Commitment Fees, 0.50% and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.01(a)(iii):

Total Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans and Letter of Credit Fees	Commitment Fee Rate
≥ 4.50x	3.00%	2.00%	0.50%
≥ 4.00x < 4.50x	2.75%	1.75%	0.50%
≥ 3.50x < 4.00x	2.50%	1.50%	0.50%
≥ 3.00x < 3.50x	2.25%	1.25%	0.375%
< 3.00x	2.00%	1.00%	0.375%

Notwithstanding the foregoing, if at any time the Borrower shall fail to deliver financial statements to the Administrative Agent in accordance with Sections 7.01(a)(i) or (a)(ii) and the related Compliance Certificate, as applicable, then the Applicable Margin shall thereafter be determined by reference to the highest pricing level on the table above until such time as the Borrower shall again be in compliance with Section 7.01(a)(i) or (a)(ii), as applicable.

In the event that the Administrative Agent and the Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct financial statements for such Applicable Period, (b) the Applicable Margin shall be determined as if the pricing level for such higher Applicable Margin were applicable for such Applicable Period, and (c) the Borrower shall within 10 Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and the Banks with respect to Article 4 and Article 11.
“Applicable Period” shall have the meaning ascribed to such term in the definition of “Applicable Margin”.

“Appropriate Bank” shall mean, at any time, (a) with respect to Loans of any Class, the Banks of such Class and (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) the Banks.
“Approved Alternate Currency” shall mean Euros, Pounds Sterling or any other currency (other than Dollars) approved by the applicable L/C Issuer issuing a Letter of Credit to be denominated in any such other currency; provided that, at such time (i) such other currency is dealt with in the London interbank deposit market, (ii) such other currency is freely transferable and convertible into Dollars in the London foreign exchange market, and (iii) no central bank or other governmental authorization in the country of issue of such other currency is required to permit use of such other currency by any Bank for issuing any Letter of Credit and/or to permit the Borrower to reimburse L/C Disbursements thereon and/or to pay any other amounts owing in respect of such Letter of Credit (unless such authorization has been obtained and is in full force and effect).
“Arrangers” shall mean Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Goldman Sachs Bank USA and HSBC Securities (USA) Inc.
“Assignee” shall have the meaning ascribed to such term in Section 11.08(b).
“Assignment and Assumption” shall mean an assignment and assumption entered into by a Bank and an Assignee (with the consent of any party whose consent is required by Section 11.08), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
“Attributable Debt” shall mean, on any date, in respect of any Capital Lease of any Person, the amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Augmenting Bank” shall have the meaning ascribed to such term in Section 2.04.
“Auto-Extension Letter of Credit” shall have the meaning ascribed to such term in Section 2.09(b)(ii).
“Bank” shall have the meaning ascribed to such term in the Preamble to this Agreement.
“Bank Appointment Period” shall have the meaning ascribed to such term in Section 9.06.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” shall mean, for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall be equal to the highest of:
(a)    the rate of interest publicly announced by the Administrative Agent in New York City from time to time as its “base rate” in effect on such day;
(b)    the sum of (i) ½ of 1% per annum and (ii) the Federal Funds Rate in effect on such day; and

(c)    the sum of (i) 1% per annum and (ii) the rate equal to LIBOR for an Interest Period of one month for each day that an ABR Loan is outstanding (and in respect of any day that is not a Eurodollar Business Day, LIBOR as in effect on the immediately preceding Eurodollar Business Day).
“Benefit Arrangement” shall mean, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Borrower” shall have the meaning ascribed to such term in the Preamble to this Agreement.
“Borrowing Date” shall mean, with respect to any Loan, the date set forth in the relevant Loan Request as the date upon which the Borrower desires to borrow such Loan.
“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s office is located and if such day relates to any interest rate settings as to a Eurodollar Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.
“Capital Lease” shall mean, with respect to any Person, any obligation of such Person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person that is required to be accounted for as a liability on a balance sheet of such Person in accordance with GAAP.
“Cash Collateral” shall have the meaning ascribed to such term in Section 2.09(h).
“Cash Collateralize” shall have the meaning ascribed to such term in Section 2.09(h).
“Cash Equivalents” shall mean any of the following types of Investments, to the extent owned by API, the Borrower or any Restricted Subsidiary:
(a)    Dollars or Euros;
(b)    in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business and not for speculation;
(c)    readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;
(d)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000;
(e)    repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (g) below entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 12 months after the date of creation thereof;
(g)    marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency rating agency);
(h)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition;
(i)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and
(j)    investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (i) above.
In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j) and in this paragraph.
“Cash Management Bank” shall mean any Person that is a Bank or an Affiliate of a Bank at the time it provides any Cash Management Services, whether or not such Person subsequently ceases to be a Bank or an Affiliate of a Bank.
“Cash Management Obligations” shall mean obligations owed by API, the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations”.
“Cash Management Services” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.
“Casualty Event” shall mean any event that gives rise to the receipt by API, the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
“CFC” shall mean a Subsidiary of API that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holding Company” shall mean a Domestic Subsidiary of API that owns no material assets (directly or through one or more disregarded entities) other than the equity (including any debt instrument treated as equity for U.S. federal income tax purposes) and Debt of one or more Foreign Subsidiaries that are CFCs.

“Change of Control” shall mean (i) any “person” (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof), excluding the Borrower, any Subsidiary and any Plan (including any trustee of such plan acting as trustee), but including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of API having at least 35% of the total number of votes that may be cast for the election of directors of API, provided that no Event of Default will occur as a result of an acquisition of stock by API which increases, proportionately, the stock representing the voting power of API owned by such person or group above 35% of the voting power of API; and provided, further, that if such person or group acquires stock representing more than 35% of the voting power of API by reason of share purchases by API, and after such share purchases by API acquires any additional shares representing voting power of API, then an Event of Default shall occur; or (ii) (x) at any time prior to the consummation of the MIH Merger, (1) MIH ceases to be a direct Wholly-Owned Subsidiary of API and (2) the Borrower ceases to be a direct Wholly-Owned Subsidiary of MIH or (y) at any time on and after the consummation of the MIH Merger, the Borrower ceases to be a direct Wholly-Owned Subsidiary of API.
“Class” shall mean (a) when used with respect to any Bank, whether such Bank has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Initial Commitments or Extended Commitments of a given Extension Series, and (c) when used with respect to Loans, whether such Loans are Initial Loans or Extended Loans of a given Extension Series.  Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes.  Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.
“Co-Documentation Agent” shall mean Goldman Sachs Bank USA and HSBC Bank USA, National Association.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collateral” shall mean all the “Collateral” (or equivalent term) as defined in any Collateral Document and shall include the Mortgaged Properties.
“Collateral Agent” shall mean Citibank, N.A., together with its affiliates, as the collateral agent for the Banks under this Agreement and the Credit Documents.
“Collateral and Guarantee Requirement” shall mean, at any time on and after the Second Amendment Effective Date, the requirement that:
(a)    the Collateral Agent shall have received each Collateral Document required to be delivered pursuant to Sections 7.01(g) and (h) at such time, duly executed by each Loan Party party thereto;
(b)    all Obligations shall have been (i) unconditionally guaranteed by each Restricted Subsidiary of API (other than the Borrower) that is not an Excluded Subsidiary, including, as of the Effective Date, those Restricted Subsidiaries that are listed on Schedule 1.01(a) (each, a “Subsidiary Guarantor”) and (ii) unconditionally guaranteed ~~on a limited recourse basis~~ by API pursuant to the API ~~Limited Recourse~~ Guaranty (API, together with the Subsidiary Guarantors, the “Guarantors”);
(c)    the Obligations of the Borrower and the Subsidiary Guarantors and the Subsidiary Guaranty shall have been secured pursuant to the General Security Agreement by a first‑priority security interest (subject to Liens permitted by Section 7.02(b)) in (i) all of the Equity Interests of each Restricted Subsidiary that is a wholly owned Domestic Subsidiary (other than a Domestic Subsidiary described in the following clause (ii)) directly owned by the Loan Parties (other than API), (ii) 65% of the issued and outstanding Equity Interests of each Restricted Subsidiary that is a CFC Holding Company and directly owned by the Loan Parties (other than API), and (iii) 65% of the issued and outstanding Equity Interests of each Restricted

Subsidiary that is a wholly owned Foreign Subsidiary that is directly owned by a Loan Party (other than API), in each case other than any Excluded Assets and subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (it being understood that the amount of all such Obligations secured by Equity Interests owned by the Borrower and the Subsidiary Guarantors are expressly limited as provided in the Collateral Documents);
(d)    except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.02(b), or under any Collateral Document, the Obligations of the Borrower and the Subsidiary Guarantors and the Subsidiary Guaranty shall have been secured by a perfected first-priority security interest (to the extent such security interest may be perfected by delivering certificated securities or other instruments, filing financing statements under the UCC or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in substantially all tangible and intangible personal property owned by the Borrower and each Subsidiary Guarantor (including accounts, inventory, equipment, investment property, contract rights, registrations of intellectual property filed in the United States, other general intangibles, instruments and proceeds of the foregoing but excluding the Excluded Assets), in each case (i) with the priority required by the applicable Collateral Documents and (ii) subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (it being understood that the amount of all such Obligations secured by Principal Property and Equity Interests owned by the Borrower and the Subsidiary Guarantors are expressly limited as provided in the Collateral Documents);
~~(e)    except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.02(b), or under any Collateral Document, the Obligations of API and the API Limited Recourse Guaranty shall have been secured pursuant to the API Security Agreement by (and solely by) a perfected first-priority security interest (to the extent such security interest may be perfected by filing financing statements under the UCC or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in (i) all registrations of intellectual property owned by API filed in the United States, (ii) all inventory owned by API, (iii) all receivables, promissory notes and other instruments owned by API and owing by third parties and/or Domestic Subsidiaries (other than Excluded Subsidiaries) to API and (iv) proceeds of the foregoing, in each case (x) with the priority required by the Collateral Documents and (y) subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents;~~
(e)    [reserved];
(f)    the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property listed on Schedule 1.01(b) or required to be delivered pursuant to Sections 7.01(g) and 7.01(h) (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property and (ii) such title abstracts (excluding any title insurance) and such customary legal opinions (including, without limitation, as to matters of corporate formalities and the perfection and enforceability of liens) and other documents as the Collateral Agent may reasonably request with respect to any such Mortgaged Property;
provided, however, that (i) the foregoing definition shall not require, and the Credit Documents shall not contain any requirements as to, (A) the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to any Excluded Assets and (B) any other assets that, in the reasonable judgment of the Collateral Agent and the Borrower, the cost of creating, perfecting or maintaining such pledges or security interests in such assets or obtaining title insurance, surveys, abstracts or appraisals in respect of such assets shall be excessive in view of the value of such assets or the benefit to the Banks afforded thereby and (ii) the Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.

After the Effective Date, the Collateral Agent may grant extensions of time for the perfection of security interests in, or the delivery of the Mortgages on, particular assets and the delivery of assets or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Borrower, that perfection or compliance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.
No actions in any non‑U.S. jurisdiction or required by the Laws of any non‑U.S. jurisdiction shall be required in order to create any security interests in assets located, titled, registered or filed outside of the U.S. or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non‑U.S. jurisdiction).
The foregoing definition shall not require (i) the Loan Parties to enter into or to obtain any landlord, bailee or warehouseman waivers, consents or other letters, or (ii) control agreements with respect to any deposit accounts, security accounts or commodities accounts or perfection by “control” with respect to any Collateral other than, to the extent required hereby, certificated Equity Interests, instruments and any intercompany Debt of the Borrower evidenced by a note constituting a negotiable instrument and, to the extent constituting Collateral, its Restricted Subsidiaries.
“Collateral Documents” shall mean, collectively, the General ~~Security Agreement, the API~~ Security Agreement, the Intellectual Property Security Agreements, the Mortgages, each of the mortgages, collateral assignments, General Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Agents and the Banks pursuant to Section 7.01(g) and 7.01(h), the API ~~Limited Recourse~~ Guaranty, the Subsidiary Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.
“Commitment” shall mean an Initial Commitment (including an L/C Commitment) or an Extended Commitment of a given Extension Series, as the context may require.
“Commitment Fee” shall have the meaning ascribed to such term in Section 3.08(a).
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” shall have the meaning ascribed to such term in Section 11.06(d)(ii).
“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).
“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit E ~~and~~(as amended pursuant to the Second Amendment), which certificate shall in any event be a certificate of the Responsible Officer of API (a) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, (b) setting forth the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 7.02(d) and 7.02(e) for the applicable fiscal quarter, (c) a report setting forth the information required by Section 3.03(c) of the General Security Agreement ~~or Section 3.03(c) of the API Security Agreement~~ (or confirming that there has been no change in such information since the Effective Date or the date of the last such report) and (d) a list of each Subsidiary of API that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Effective Date and the date of the last such list.
“Consolidated EBIT” shall mean, for any period, for API and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income and without duplication: (i) Consolidated Interest Expense for such period, (ii) the provision for federal, state, local and foreign income taxes payable by API and its Restricted Subsidiaries for such period, (iii) extraordinary, non-recurring or unusual charges, expenses or losses, (iv) non-cash losses and expenses ((w) other than in respect of provision for doubtful accounts or provision for obsolescence, (x) other than in respect of depreciation and amortization expense, (y) excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period, and (z) excluding any amortization of a prepaid cash item that was paid in a prior period), (v) one-time fees, cash charges and other cash expenses, premiums or penalties incurred in connection with any asset sale, any issuance of equity interests or any issuance, incurrence or repayment of indebtedness and/or any refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed), (vi) any cash charges, losses or expenses (including as cash charges and expenses any such non-cash items that represent an accrual or reserve for potential cash items in a future period) related to signing, retention, relocation, recruiting or completion bonuses or recruiting, stock options and other equity based compensation, severance and transition payments, closing and consolidation of facilities, facility start-ups, business optimization initiatives (including intellectual property restructurings), restructurings or any legal or regulatory action, settlement, judgment or ruling; provided that the aggregate amount of such add-backs, together with add-backs permitted to clause (vii) below, shall not exceed 15% of Consolidated EBITDA for the applicable four-quarter period (calculated after giving effect to any such add-backs), (vii) the amount of “run rate” cost savings, operating expense reductions and synergies related to any Specified Transactions, restructurings or cost savings initiatives after the Effective Date and projected by API in good faith to result from actions actually taken during, or committed to be taken no later than 12 months after the end of, such period (which “run rate” cost savings, operating expense reductions and synergies shall be calculated on a pro forma basis as though such “run rate” cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Consolidated EBIT is being determined and realized during the entirety of such period, without duplication of any pro forma adjustment for any such subsequent period that would otherwise be permitted under this clause (vii) with respect to the same cost savings, operating expense reductions and synergies), net of the amount of actual benefits realized during such period from such actions; provided that (A) such “run rate” cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable (in the good faith determination of API) (it being understood that pro forma adjustments need not be prepared in compliance with Regulation S-X), (B) no additional “run rate” cost savings, operating expense reductions and synergies will be added-back in respect of certain restructuring costs incurred during the fiscal quarter ended March 31, 2015, and identified in the Financial Model and (C) the aggregate amount of such add-backs, together with add-backs permitted to clause (vi) above, shall not exceed 15% of Consolidated EBITDA for the applicable four-quarter period (calculated after giving effect to any such add-backs), (viii) net losses relating to disposed, abandoned, closed or discontinued operations and (ix) pro forma adjustments specified in the Financial Model minus (b) the sum of (i) all non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period or is expected to be a cash item in any future period) and (ii) net income relating to disposed, abandoned, closed or discontinued operations.
“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT plus depreciation and amortization expense of API and its Restricted Subsidiaries on a consolidated basis.
“Consolidated Interest Expense” shall mean, for any period, for API and its Restricted Subsidiaries on a consolidated basis, interest expense (other than (i) hyperinflationary interest expense in any country that is offset by corresponding foreign exchange-related gains, (ii) interest expense attributable to pension accruals in Germany and Italy and (iii) interest payable to the Internal Revenue Service in respect of taxes).
“Consolidated Net Income” shall mean, for any period, the net income of API and its Restricted Subsidiaries on a consolidated basis (excluding extraordinary gains and extraordinary losses) for that period.
“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall have the meaning ascribed to such term in the definition of “Affiliate”.
“Conversion Date” shall mean the date on which a conversion of interest rates on outstanding Loans, pursuant to a Conversion Request, shall take effect.
“Conversion Request” shall mean a telephonic request (confirmed in writing not later than 12:00 P.M., New York City time, on the date of such telephonic notice) by the Borrower to convert the interest rate on all or portions of its outstanding Loans of a given Class pursuant to the terms hereof, which shall specify, with respect to such outstanding Loans, (i) the requested Conversion Date, which shall be not less than three Eurodollar Business Days after the date of such Conversion Request, (ii) the aggregate amount of the Loans, from and after the Conversion Date, which are to bear interest as ABR Loans or Eurodollar Loans, as the case may be, (iii) the applicable Class of Loans and (iv) the term of the Interest Periods therefor, if any.
“Credit Document Obligations” shall mean advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the obligations of the Loan Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses (including, but not limited to, the reasonable fees, expenses and disbursements of any law firm or other external legal counsel), fees, indemnities and other amounts payable by any Loan Party under any Credit Document.
“Credit Documents” shall mean, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) any Extension Amendment, (v) each Letter of Credit Application, (vi) each Intercreditor Agreement, (vii) any other document or instrument designated by the Borrower and the Administrative Agent as a “Credit Document” and (viii) any amendment or joinder to this Agreement, the Collateral Documents or any Intercreditor Agreement (including, without limitation, any Guaranty Joinder Agreement).
“Credit Exposure” shall mean, as to any Bank at any time, the aggregate principal amount at such time of its outstanding Loans and such Bank’s participation in L/C Obligations at such time.
“Credit Extension” shall mean each of the following: (a) a Loan and (b) an L/C Credit Extension.
“Cumulative Credit” shall mean, at any time (the “Reference Date”), the sum of:

(a)	$100,000,000; plus
(b)the aggregate fair market value of assets contributed by API (other than ~~(x) the assets of API pledged as Collateral and (y)~~ Equity Interests of Domestic Subsidiaries owned by API) to or into the Borrower or any Subsidiary Guarantor after the Effective Date; provided that the fair market value of any assets or group of related assets subject to a given contribution shall be determined by (x) the senior management of the Borrower when the fair market value thereof is estimated in good faith by senior management of the Borrower to be less than $250,000,000 and (y) the board of directors of API when the fair market value thereof is estimated in good faith by senior management of the Borrower to be $250,000,000 or greater; plus
(c)the aggregate amount received by API in cash and the fair market value (determined as provided in clause (b) above) of other property received by API by means of a dividend from an API Excluded Subsidiary (other than MIH) after the Effective Date; minus

(d)the sum, without duplication, of (1) the aggregate principal amount of Debt incurred by API Excluded Subsidiaries in reliance on Section 7.02(f)(iii)(x) and outstanding on the Reference Date, (2) the aggregate amount of Guarantees incurred to support Debt of API Excluded Subsidiaries in reliance on the first proviso appearing in Section 7.02(f)(v) and outstanding on the Reference Date, (3) the aggregate amount of Investments made in API Excluded Subsidiaries in reliance on clause (G) of Section 7.02(h)(i) and outstanding on the Reference Date, (4) the aggregate amount of Investments made in reliance on sub-clause (y) of Section 7.02(h)(vii) and outstanding on the Reference Date and (5) the fair market value of all Dispositions made in reliance on sub-clause (5) of Section 7.02(a)(iv) prior to such Reference Date (determined, for purposes of this clause (d), without taking account of the intended usage of the Cumulative Credit on such Reference Date in the contemplated transaction).
“Date of Determination” shall mean, with respect to any Letter of Credit, (i) the most recent date upon which one of the following shall have occurred: (x) the date of issuance or amendment of such Letter of Credit, (y) the date on which any L/C Issuer was or is, as applicable, required to deliver a notice of non-renewal with respect to such Letter of Credit, and (z) the first Business Day of each month, commencing on the first Business Day following the issuance of such Letter of Credit and (ii) such other date determined by the Administrative Agent in its sole discretion.
“Debt” shall mean, with respect to any Person at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under Capital Leases, (e) all contingent or non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid or payable (currently or in the future, on a contingent or non‑contingent basis) under a letter of credit, bankers’ acceptance or similar instrument, other than contingent obligations relating to letters of credit issued to support trade payables, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (g) Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Debt into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests and (h) all Debt of others Guaranteed by such Person; provided, however, that (x) Debt shall not include any obligations incurred in connection with the funding of a trust established under Section 501(c)(9) of the Code and (y) for purposes of calculating the Total Leverage Ratio and the First Lien Leverage Ratio only, (i) Debt shall not include undrawn amounts in respect of letters of credit or similar instruments, Swap Contracts, Debt under Permitted Intercompany Factoring Arrangements and Disqualified Equity Interests and (ii) Debt will be (1) reduced by gains under foreign exchange Swap Contracts used to hedge intercompany debt owed by Foreign Subsidiaries of API to one or more Loan Parties in a given foreign currency (each, an “Intercompany Foreign Currency Hedge”) and (2) increased by losses under Intercompany Foreign Currency Hedges. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” shall mean any event or circumstance which, with the giving of notice or the passage of time, or both, would unless cured or waived become an Event of Default.
“Default Rate” shall mean (1) when used with respect to Credit Document Obligations other than Letter of Credit Fees, an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin applicable to ABR Loans plus (c) 2.0% per annum; provided that with respect to the outstanding principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2.0% per annum and (2) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus 2% per annum, in each case, to the fullest extent permitted by applicable Laws.
“Defaulting Bank” shall mean, subject to Section 2.08(b), any Bank that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two Business Days of the date such Loans were required to be funded hereunder unless such Bank notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay over to the Administrative Agent, any L/C Issuer or any other Bank any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that one or more conditions precedent to funding (which conditions precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, ~~or~~ (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit or creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity or (iii) become the subject of a Bail-In Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in such Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Administrative Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.08(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer and each other Bank promptly following such determination.
“Designated Asset Sale” shall mean the asset sale set forth on Schedule 1.01(d).
“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by API or any Restricted Subsidiary in connection with a Disposition pursuant to Section 7.02(a)(xi) that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).
“Dispositions” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary (other than directors’ qualifying shares or other shares required by applicable Law or issuances of Equity Interests of a Restricted Subsidiary to API, the Borrower or any other Restricted Subsidiary)) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Credit Document Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, or (c) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Termination Date of the Loans at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of API, the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by API, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Dollar Equivalent” shall mean (i) with respect to all matters other than the Letters of Credit, (x) with respect to any amount denominated in Dollars, such amount, (y) with respect to any amount denominated in Euro, the amount converted into Dollars using the 12:00 p.m. New York City OANDA rate for Euro on such day or, if such day is not a Business Day, on the immediately preceding Business Day and (z) with respect to any other amount denominated in any other Approved Alternate Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Approved Alternate Currency and (ii) with respect to the Letters of Credit issued (x) in Dollars, such amount on any Date of Determination, (y) in Euro, the amount converted into Dollars using the 12:00 p.m. New York City OANDA rate for Euro on such Date of Determination or, if such day is not a Business Day, on the immediately preceding Business Day and (z) with respect to any other amount denominated in any other Approved Alternate Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Approved Alternate Currency.
“Dollars” and the sign “$” shall mean lawful money of the United States of America.
“Domestic Subsidiary” shall mean any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” shall have the meaning ascribed to such term in Section 6.01.
“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or clean-up or other remediation thereof.
“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Group” shall mean API and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with API, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” or “Euros” shall mean the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.
“Eurodollar Business Day” shall mean any Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.
“Eurodollar Lending Office” shall mean, with respect to each Bank, its office, branch or affiliate identified in its Administrative Questionnaire as its Eurodollar lending office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurodollar lending office by notice to the Borrower and the Administrative Agent.
“Eurodollar Loans” shall mean, collectively, Loans, or portions thereof, that bear interest at the rate and in the manner set forth in Section 3.03.
“Eurodollar Reserve Percentage” shall mean, for any day, the percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any marginal, supplemental or emergency reserve requirements) for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars in respect of “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board (or any successor regulation)).
“Event of Default” shall have the meaning ascribed to such term in Section 8.01.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Assets” shall have the meaning ascribed to such term in the ~~API Security Agreement and/or the~~ General Security Agreement~~, as the context may require~~.
“Excluded Subsidiary” shall mean (i) any Foreign Subsidiary, (ii) any direct or indirect Domestic Subsidiary of any direct or indirect Foreign Subsidiary of API that is a CFC, (iii) any CFC Holding Company, (iv) any Subsidiary that is prohibited by applicable Law, rule or regulation or by any contractual obligation existing on the Effective Date or on the date any such Subsidiary is acquired or organized (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from Guaranteeing the Obligations or which would require governmental (including regulatory) or applicable consent, approval, license or authorization to provide a Guarantee, unless such consent, approval, license or authorization has been received, (v) any Immaterial Subsidiary, (vi) any Unrestricted Subsidiary, and (vii) any Subsidiary to the extent that the provision of any Guarantee by such Subsidiary would result in adverse tax consequences (as reasonably determined by the Borrower and the Administrative Agent).
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Credit Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.06) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 4.04, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.04(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” shall mean the Revolving Credit Agreement, dated as of March 13, 2013, among API, Avon Capital Corporation, the additional borrowers and the lenders parties thereto and Citibank, N.A., as administrative agent.
“Existing Debt” shall have the meaning ascribed to such term in Section 7.02(f)(iv).
“Existing Notes” shall mean, collectively, (a) the 2.375% senior unsecured notes due 2016, the 5.75% senior unsecured notes due 2018, the 6.50% senior unsecured notes due 2019 and the 4.60% senior unsecured notes due 2020, the 5.00% senior unsecured notes due 2023 and the 6.950% senior unsecured notes due 2043, in each case, of API issued under that certain Indenture dated as of February 27, 2008 between API and Deutsche Bank Trust Company Americas, as trustee, and (b) the 4.20% senior unsecured notes due 2018 of API issued under that certain Indenture dated as of May 13, 2003 between API and JPMorgan Chase Bank, as trustee.
“Existing Revolver Tranche” shall have the meaning ascribed to such term in Section 2.10(a).
“Extended Commitments” shall have the meaning ascribed to such term in Section 2.10(a).
“Extended Loan” shall mean loans made by a Bank to the Borrower under Extended Commitments of a given Extension Series.

“Extending Bank” shall have the meaning ascribed to such term in Section 2.10(b).
“Extension” shall mean any establishment of Extended Commitments pursuant to Section 2.10 and the applicable Extension Amendment.
“Extension Amendment” shall have the meaning ascribed to such term in Section 2.10(d).
“Extension Election” shall have the meaning ascribed to such term in Section 2.10(b).
“Extension Request” shall have the meaning ascribed to such term in Section 2.10(a).
“Extension Series” shall have the meaning ascribed to such term in Section 2.10(a).
“Facility” shall mean, at any time, the aggregate amount of the Banks’ Commitments at such time.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any foreign legislation, treaties or other official guidance implemented to give effect to any intergovernmental agreements entered into thereunder and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent and (c) no such rate shall be less than zero percent for purposes of this Agreement.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or any successor agency.
“Fee Payment Date” shall mean the last day of each calendar quarter, commencing with the first such day after the date hereof, and the earlier of (a) any other date on which the Total Commitment is cancelled in full and (b) as to any Bank, its Termination Date.
“Financial Model” shall mean the financial model and projections prepared by the Borrower and delivered to the Banks on or prior to the Effective Date.
“First Amendment Effective Date” shall have the meaning ~~specified~~ascribed to such term in the First Amendment and Waiver.
“First Amendment and Waiver” shall mean the First Amendment to Credit Agreement and General Security Agreement, dated as of December 7, 2015.
“First Lien Intercreditor Agreement” shall mean a “pari passu” intercreditor agreement among the Collateral Agent and one or more Representatives for holders of Permitted Pari Passu Secured Refinancing Debt in form and substance reasonably satisfactory to the Collateral Agent and the Borrower (it being understood and agreed that the majority of the holders of outstanding Debt and commitments under the Facility and any other credit facilities shall direct the “controlling representative” for purposes of exercising remedies in respect of the Collateral).

“First Lien Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Debt of API and its Restricted Subsidiaries on a consolidated basis secured by a first priority Lien on the assets of API or any Restricted Subsidiary as of such date to (b) Consolidated EBITDA for the Test Period then last ended.
“Flood Compliance Documents” shall have the meaning ascribed to such term in Section 6.01(a)(vii).
“Foreign Bank” means a Bank that is not a U.S. Person.
“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of API that is not organized under the laws of the United States, any state thereof, or the District of Columbia.
“Fronting Exposure” shall mean, at any time there is a Defaulting Bank, with respect to the L/C Issuer, such Defaulting Bank’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“General Security Agreement” shall mean the General Security Agreement executed by the Borrower and the Subsidiary Guarantors substantially in the form of Exhibit G-1 hereto, as amended, restated, supplemented or otherwise modified from time to time, together with each General Security Agreement Supplement executed and delivered pursuant to Section 7.01(g).
“General Security Agreement Supplement” shall have the meaning ascribed to such term in the General Security Agreement.
“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantee” by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantors” shall have the meaning ascribed to such term in the definition of “Collateral and Guarantee Requirement”.
“Guaranty Joinder Agreement” shall mean a joinder agreement substantially in the form of the Guaranty Supplement attached as Exhibit I to the Subsidiary Guaranty or in such other form agreed by the Administrative Agent.

“Hedge Bank” shall mean any Person that is an Agent, a Bank or an Affiliate of any of the foregoing on the Effective Date or at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Bank or an Affiliate of any of the foregoing.
“Honor Date” shall have the meaning ascribed to such term in Section 2.09(c)(i).
“ICC” shall have the meaning ascribed to such term in the definition of “UCP”.
“Immaterial Subsidiary” shall mean any Subsidiary that is not a Material Subsidiary.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” shall have the meaning ascribed to such term in Section 11.10.
“Information” shall have the meaning ascribed to such term in Section 11.12.
“Initial Commitment” shall mean, as to each Bank, its obligation to (a) make Initial Loans to the Borrower pursuant to Section 2.01(b) and (b) purchase participations in L/C Obligations. In the case of Banks party hereto on the date hereof, such amount is set forth opposite such Bank’s name under the heading “Initial Commitment” on Schedule 2.01, as such amount may be reduced from time to time pursuant to Section 2.05, 4.06 or 11.08 or increased from time to time pursuant to Section 2.04 or 11.08. Each Bank’s Initial Commitment shall terminate on the Termination Date for Initial Commitments.
“Initial Loans” shall mean loans made by a Bank to the Borrower pursuant to Section 2.01(a) which shall be in the form of ABR Loans or Eurodollar Loans, in each case denominated in Dollars.
“Intellectual Property Security Agreements” shall have the meaning ascribed to such term in the General Security Agreement ~~and/or the API Security Agreement, as the context may require~~.
“Intercompany Foreign Currency Hedge” shall have the meaning ascribed to such term in the definition of “Debt”.
“Intercompany Subordination Agreement” shall mean an agreement executed by each Restricted Subsidiary, in substantially the form of Exhibit F, as amended, restated, supplemented or otherwise modified from time to time.
“Intercreditor Agreement” shall mean each First Lien Intercreditor Agreement, each Second Lien Intercreditor Agreement and any other intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent and the Borrower, as applicable.
“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBIT to (b) Consolidated Interest Expense (excluding, to the extent included in the calculation of Consolidated Interest Expense, expenses incurred in connection with any premiums, consent fees, make-whole payments or other payments made to the holders of any Existing Notes, Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt or Permitted Refinancing Debt in respect of any of the foregoing), in each case for the most recently completed Test Period.
“Interest Period” shall mean, with respect to each Eurodollar Loan, the period commencing on the Borrowing Date or on the last day of the preceding Interest Period and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Loan Request or pursuant to Section 3.03(b); provided that

(a)    any Interest Period that would otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day,
(b)    any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Eurodollar Business Day of a calendar month, and
(c)    any Interest Period that begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date.
“Intermediary Bank” shall have the meaning ascribed to such term in Schedule 1.01(e).
“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (including without limitation by merger or otherwise) of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions, including without limitation by merger or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any Returns.
“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.
“IP Intercompany Note” shall mean an intercompany note payable by a Special-Purpose IP Subsidiary to the Borrower; provided that (i) the interest payable thereunder shall be payable in cash on a quarterly basis and accrue at a “market” rate of interest determined on an arm’s length basis at the time of issuance and (ii) upon maturity thereof (in the case of a “pre-paid royalty” arrangement) or any material breach of the terms thereof by such Special-Purpose IP Subsidiary, the intellectual property rights held by such Special-Purpose IP Subsidiary (and acquired in exchange therefor from the Borrower) shall revert to the Borrower.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and API or any Restricted Subsidiary or in favor of the L/C Issuer and relating to such Letter of Credit.
“Junior Financing” shall have the meaning ascribed to such term in Section 7.02(l)(i).
“Junior Financing Documentation” shall mean any documentation governing any Junior Financing.
“Latest Termination Date” shall mean, at any date of determination, the latest scheduled Termination Date applicable to any Loan or Commitment hereunder at such time, including the latest termination date of any Extended Commitment or New Commitment, as applicable, as extended in accordance with this Agreement from time to time.

“Laws” shall mean collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“L/C Advance” shall mean, with respect to each Bank, such Bank’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.
“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Loan.
“L/C Commitment” shall mean, with respect to each L/C Issuer, the commitment, if any, of such L/C Issuer to issue Letters of Credit, expressed as an amount representing the maximum possible aggregate amount of such L/C Issuer’s L/C Obligations hereunder, as such commitment may be reduced, terminated or increased from time to time pursuant to the provisions of this Agreement. The initial amount of each L/C Issuer’s L/C Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such L/C Issuer shall have assumed its L/C Commitment, as applicable.
“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Disbursement” shall mean a payment made by an L/C Issuer pursuant to a Letter of Credit.
“L/C Issuer” shall mean (x) each of Citibank, N.A. and Bank of America, N.A., each in its capacity as issuer of Letters of Credit hereunder, (y) any other Bank approved by the Administrative Agent and the Borrower that agrees to perform the duties of an L/C Issuer hereunder and (z) any successor issuer of Letters of Credit hereunder.
“L/C Obligations” shall mean, as at any Date of Determination, the aggregate Stated Amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any Date of Determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the then Stated Amount of such Letter of Credit.
“Letter of Credit” shall mean any standby, trade or commercial letter of credit issued hereunder, providing for the payment of cash upon the honoring of a presentation thereunder.
“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” shall mean the day that is five Business Days prior to the Latest Termination Date (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” shall have the meaning ascribed to such term in Section 2.09(i).
“Letter of Credit Sublimit” shall mean an amount equal to $75,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Facility.
“LIBOR” shall mean, with respect to any Interest Period for a Eurodollar Loan, the rate per annum determined, which shall not be less than 0.0%, by the Administrative Agent as the offered rate for Dollar deposits with a term comparable to such Interest Period that appears on the Reuters Screen (as defined below) at approximately 11:00 A.M., London time, on the second full Eurodollar Business Day preceding the first day of such Interest Period. However, if such rate does not appear on the Reuters Screen, “LIBOR” shall mean the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) of the respective rates of interest communicated by the Reference Bank to the Administrative Agent as the rate at which Dollar deposits are offered to the Reference Bank by leading banks in the London interbank deposit market at approximately 11:00 A.M., London time, on the second full Eurodollar Business Day preceding the first day of such Interest Period in an amount substantially equal to the principal amount of such Eurodollar Loan (rounded up to the nearest integral multiple of $1,000,000) for a term equal to such Interest Period. “Reuters Screen” shall mean the display designated as Page LIBOR01 on the service provided by Reuters (or such other page as may replace such page on such service, or any successor to the substitute for such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).
“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.
“Liquidity” shall mean, at any time, the sum of:
(a)the Total Availability, plus
(b)unrestricted cash and Cash Equivalents of the Loan Parties and the Restricted Subsidiaries of the Borrower (i) that are intermediate holding companies established under the laws of the Cayman Islands or Luxembourg and are not direct or indirect Subsidiaries of any other Restricted Subsidiary of the Borrower not organized in a tax haven jurisdiction and (ii) from which such cash and Cash Equivalents can be dividended or otherwise transferred to a Loan Party at the time of determination of “Liquidity” without giving rise to a requirement for any cash payment in respect of taxes resulting from such dividend or transfer.
“Loan Party” shall mean, collectively, the Borrower and the Guarantors.
“Loan Request” shall mean a telephonic request (confirmed in writing by not later than 12:00 P.M., New York City time, on the date of such telephonic request) by the Borrower to borrow Loans, which shall specify (a) the requested Borrowing Date, (b) the aggregate amount of Loans that the Borrower desires to borrow on such date, (c) whether such requested Loans are to bear interest as ABR Loans or Eurodollar Loans, (d) the Class of Loans to be borrowed and (e) if the requested Loans are to bear interest as Eurodollar Loans, the Interest Period therefor.
“Loans” shall mean Initial Loans and/or Extended Loans, as the context may require.
“Master Agreement” shall have the meaning ascribed to such term in the definition of “Swap Contract”.
“Material Plan” shall mean a Plan or Plans having aggregate Unfunded Liabilities in excess of $100,000,000.
“Material Real Property” shall mean any real property owned by any Loan Party with a fair market value in excess of $10,000,000, other than any real property located in the State of New York.
“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary (a) whose total assets at the last day of the most recently ended Test Period were equal to or greater than 2.5% of Total Assets at the last day of the most recently ended Test Period or (b) whose gross revenues for the most recently ended Test Period were equal to or greater than 2.5% of the consolidated gross revenues of API and its Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP.

“MIH” shall mean MI Holdings, Inc., a Missouri corporation.
“MIH Merger” shall mean the merger or consolidation of MIH with and into the Borrower, with the Borrower as the continuing or surviving Person thereof.
“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Mortgaged Properties” shall have the meaning ascribed to such term in clause (f) of the definition of “Collateral and Guarantee Requirement”.
“Mortgages” shall mean, collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Banks in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Section 7.01(g).
“Multiemployer Plan” shall mean an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is making or accruing an obligation to make contributions or has within the preceding five plan years made contributions (including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period) and under which liability may be imposed on any member of the ERISA Group.
“New Banks” shall have the meaning ascribed to such term in Section 2.10(c).
“New Commitment” shall have the meaning ascribed to such term in Section 2.10(c).
“Notes” shall mean, collectively, the promissory notes of the Borrower evidencing Loans, if any.
“Non-API Excluded Subsidiary” shall mean any Restricted Subsidiary of API that is not an API Excluded Subsidiary.
“Non-Consenting Bank” shall mean any Bank that, in response to any request by the Borrower or the Administrative Agent to a departure from, waiver of or amendment to any provision of any Credit Document that requires the agreement of all Banks, which departure, waiver or amendment receives the consent of the Required Banks, shall not have given its consent to such departure, waiver or amendment.
“Non-Extension Notice Date” shall have the meaning ascribed to such term in Section 2.09(b)(iii).
“Obligations” shall mean all (a) Credit Document Obligations, (b) obligations of any Loan Party arising under any Secured Hedge Agreement other than Excluded Swap Obligations, (c) Cash Management Obligations and (d) Other Obligations.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Obligations” shall mean obligations owed by API, the Borrower or any other Restricted Subsidiary to any Other Obligations Bank in respect of or in connection with (a) any overdraft facility, (b) any guarantee, bonding, documentary or stand‑by letter of credit facility, (c) any term loan, bilateral or letter of credit facility, (d) any derivatives facility, (e) any foreign exchange facility, (f) any credit card obligations, (g) any trade finance obligations or (h) any other facility.

“Other Obligations Bank” shall mean any Person that is a Bank or an Affiliate of a Bank at the time it provides any services constituting “Other Obligations”, whether or not such Person subsequently ceases to be a Bank or an Affiliate of a Bank.
“Other Obligations Document” shall mean any documentation in respect of Other Obligations that is entered into by and between any Loan Party or any Restricted Subsidiary and any Other Obligations Bank and designated in writing by the Other Obligations Bank and the Borrower to the Administrative Agent as an “Other Obligations Document”.
“Other Taxes” shall have the meaning ascribed to such term in Section 4.04(a)(i).
“Outstanding Amount” shall mean (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts, or any reductions of the Stated Amount of Letters of Credit taking effect on such date.
“Pari Passu First Lien Debt Cap” shall mean an amount equal to the sum of (x) $600,000,000 minus (y) the amount of any increase in the Commitments pursuant to Section 2.04 minus (z) the aggregate outstanding principal amount of all other Debt (other than the Obligations) secured by a Lien on the Collateral on a pari passu basis with the Loans hereunder.
“Participant” shall have the meaning ascribed to such term in Section 11.08(d).
“Participant Register” shall have the meaning ascribed to such term in Section 11.08(d).
“Participating Member State” shall mean each state so described in any EMU Legislation.
“Patriot Act” shall have the meaning ascribed to such term in Section 11.15.
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
“Perfection Certificate” shall have the meaning ascribed to such term in the General Security Agreement ~~or the API Security Agreement, as applicable~~.
“Permitted Acquisition” shall have the meaning ascribed to such term in Section 7.02(h)(viii).
“Permitted Dispositions” shall mean, collectively, the Designated Asset Sale and the Permitted Facility Dispositions.
“Permitted Facility Dispositions” shall mean the dispositions described on Schedule 1.01(c).
“Permitted Intercompany Factoring Arrangement” shall mean the arrangement described on Schedule 1.01(e).
“Permitted Junior Secured Refinancing Debt” shall mean any secured Debt of the Loan Parties issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Debt) in exchange for, or to extend, renew, replace, repurchase, retire, defease or otherwise Refinance, in whole or part, any Existing Notes or any then‑existing Permitted Junior Secured Refinancing Debt; provided that (a) such Debt shall not have a greater principal amount than the principal amount (or accreted value, if applicable) of the Existing Notes or other Debt so Refinanced plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with such Refinancing, (b) such Debt is (i) if secured, secured by Liens on the Collateral that are junior to the Liens on the Collateral securing the Credit Document Obligations (but without regard to control of remedies), (ii) not secured by any property or assets of API or any Restricted Subsidiary other than the Collateral and (iii) not guaranteed by any person other than API ~~(solely on a limited recourse basis)~~ and the Subsidiary Guarantors, (c) the security agreements and guarantees relating to such Debt have terms not more favorable to the respective creditors than the terms of the Collateral Documents, the API ~~Limited Recourse~~ Guaranty and the Subsidiary Guaranty (with such differences as are appropriate to reflect the nature of such Permitted Junior Secured Refinancing Debt and are otherwise reasonably satisfactory to the Administrative Agent) and (d) if such Debt is secured, a Representative acting on behalf of the holders of such Debt shall have become party to, or otherwise be subject to the provisions of, the Second Lien Intercreditor Agreement.
“Permitted Pari Passu Secured Refinancing Debt” shall mean any secured Debt of the Loan Parties issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Debt) in exchange for, or to extend, renew, replace, repurchase, retire, defease or otherwise Refinance, in whole or part, any Existing Notes or any then‑existing Permitted Pari Passu Secured Refinancing Debt; provided that (a) such Debt shall not have a greater principal amount than the principal amount (or accreted value, if applicable) of the Existing Notes or other Debt so Refinanced plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with such Refinancing, (b) such Debt is (i) if secured, secured by the Collateral on a pari passu basis with the Credit Document Obligations (but without regard to control of remedies), (ii) not secured by any property or assets of API or any Restricted Subsidiary other than the Collateral and (iii) not guaranteed by any person other than API ~~(solely on a limited recourse basis)~~ and the Subsidiary Guarantors, (c) the security agreements and guarantees relating to such Debt have terms not more favorable to the respective creditors than the terms of the Collateral Documents, the API ~~Limited Recourse~~ Guaranty and the Subsidiary Guaranty (with such differences as are appropriate to reflect the nature of such Permitted Pari Passu Secured Refinancing Debt and are otherwise reasonably satisfactory to the Administrative Agent) and (d) if such Debt is secured, a Representative acting on behalf of the holders of such Debt shall have become party to, or otherwise be subject to the provisions of, the First Lien Intercreditor Agreement.
“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Debt of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon, plus reasonable original issue discount and upfront fees plus other fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing and (d) if such Debt being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, (i) to the extent such Debt being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Credit Document Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Credit Document Obligations on terms at least as favorable to the Banks as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, pricing, premiums and optional prepayment or redemption provisions) of any such modified, refinanced, refunded, renewed or extended Debt, taken as a whole, are not materially less favorable to the Loan Parties or the Banks than the terms and conditions of Debt being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least 5 Business Days prior to the incurrence of such Debt, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such 5 Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the

Person who is the obligor of the Debt being modified, refinanced, refunded, renewed or extended and no additional obligors become liable for such Debt.
“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
“Plan” shall mean an employee pension benefit plan as defined in Section 3(2) of ERISA which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is maintained for employees of API or any other member of the ERISA Group.
“Platform” shall have the meaning ascribed to such term in Section 11.06(d)(i).
“Pledged Debt” shall have the meaning ascribed to such term in the General Security Agreement ~~and/or the API Security Agreement, as the context may require~~.
“Pledged Equity” shall have the meaning ascribed to such term in the General Security Agreement ~~and/or the API Security Agreement, as the context may require~~.
“Principal Property” shall have the meaning ascribed to such term in the General Security Agreement.
“Pro Forma Basis” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.02.
“Pro Rata Share” shall mean, in the case of each Bank, the proportion of such Bank’s Commitment to the Total Commitment of all the Banks or, if the Total Commitment shall have been cancelled or reduced to $0 or expired, the proportion of the aggregate amount of such Bank’s Total Outstandings to the aggregate Total Outstandings (it being understood that the definition of Pro Rata Share may be modified pursuant to an Extension Amendment to account for differential payments of principal, interest, fees and other amounts among different Classes of Commitments and Loans so long as any such modification does not result in any Extended Loans receiving more than a ratable share of payments of principal).
“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.
“Recipient” shall mean (a) the Administrative Agent, (b) any Bank or (c) any L/C Issuer, as applicable.
“Reference Bank” shall mean Citibank, N.A.
“Reference Date” shall have the meaning ascribed to such term in the definition of “Cumulative Credit”.
“Refinance” shall mean, in respect of any Debt, to refinance, extend, renew, defease, amend, restate, modify, supplement, restructure, refund, replace or repay, or to issue other Debt, whether of the same principal amount or greater or lesser principal amount, in exchange or replacement for such Debt.  “Refinanced” and “Refinancing” shall have correlative meanings.
“Register” shall have the meaning ascribed to such term in Section 11.08(c).
“Related Parties” shall mean, with respect to any Person, such Person’s affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s affiliates.

“Removal Effective Date” shall have the meaning ascribed to such term in Section 9.06.
“Representative” shall mean with respect to any series of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Debt is issued, incurred or otherwise obtained, as the case may be, and each of their permitted successors in such capacities.
“Request for Credit Extension” shall mean (a) with respect to a new Loan or a conversion or continuation of Loans, a Loan Request and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
“Required Banks” shall mean, as of any date of determination, Banks holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Bank’s risk participation and funded participation in L/C Obligations deemed “held” by such Banks for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.
“Responsible Officer” shall mean, with respect to a Person, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, deputy treasurer or assistant treasurer, secretary or assistant secretary or any vice president of such Person.
“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of API, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to API’s stockholders, partners or members (or the equivalent Persons thereof).
“Restricted Subsidiary” shall mean any Subsidiary of API other than any Unrestricted Subsidiary. Unless otherwise qualified, all references to “Restricted Subsidiary” or to “Restricted Subsidiaries” shall refer to a Restricted Subsidiary or Restricted Subsidiaries of API.
“Returns” shall mean, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment.
“Reuters Screen” shall have the meaning ascribed to such term in the definition of “LIBOR”.
“Revaluation Date” shall mean each of the following: (i) each date of issuance of a Letter of Credit (or deemed issuance as contemplated by Section 2.09(m)), (ii) each date of an amendment, extension, renewal or increase of any such Letter of Credit, (iii) each date of any L/C Disbursement by an L/C Issuer under any Letter of Credit denominated in an Approved Alternate Currency and (iv) such additional dates as the Administrative Agent shall determine or the Required Banks shall require.
“Sanctions” shall have the meaning ascribed to such term in Section 5.01(m).
“S&P” shall mean Standard & Poor’s Financial Services LLC and any successor thereto that is a nationally recognized rating agency.
“SEC” shall mean the Securities and Exchange Commission or any successor agency.
“Second Amendment Effective Date” shall have the meaning ascribed to such term in the Second Amendment.

“Second Amendment” shall mean the Second Amendment to Credit Agreement and General Security Agreement and First Amendment to API Limited Recourse Guaranty, dated as of August 1, 2016.
“Second Lien Intercreditor Agreement” shall mean a “junior lien” intercreditor agreement among the Collateral Agent and one or more Representatives for holders of Permitted Junior Lien Refinancing Debt in form and substance reasonably satisfactory to the Collateral Agent and the Borrower (it being understand and agreed that the majority of the holders of outstanding Debt under the Facility and any other credit facilities shall direct the “controlling representative” for purposes of exercising remedies in respect of the Collateral).
“Secured Hedge Agreement” shall mean any Swap Contract permitted under Section 7.02(f)(xi) that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank and designated in writing by the Hedge Bank and the Borrower to the Administrative Agent as a “Secured Hedge Agreement”.
“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Bank, each L/C Issuer, each Hedge Bank, each Cash Management Bank, each Other Obligations Bank and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.
“Solvent” shall mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
“Special-Purpose IP Subsidiary” shall mean a direct or indirect wholly-owned Restricted Subsidiary of the Borrower that shall have no Debt or intercompany payables (other than (x) Debt owing under the IP Intercompany Note and (y) Debt and intercompany payables owing to any other Affiliate of the Borrower that are subordinated in right of payment to the Debt of such Restricted Subsidiary under the IP Intercompany Note) and no other material liabilities, assets or operations unrelated to the licensing and exploitation of intellectual property rights Disposed of by the Borrower to such Restricted Subsidiary in accordance with Section 7.02(a)(xix) (other than (i) tax liabilities, (ii) Equity Interests of, and intercompany notes and receivables owing by, Foreign Subsidiaries and (iii) net operating losses and other tax attributes) (it being understood and agreed that a Special-Purpose IP Subsidiary may be a member of any combined, consolidated or other group for tax purposes and may (i) join in the filing of any such combined, consolidated or other group tax return and (ii) enter into tax sharing or similar arrangements with, in either case, any member or the members of such group).
“Specified Transaction” shall mean any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Debt (other than Debt incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), Restricted Payment or increase in Commitments that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.
“Spot Rate” shall mean, with respect to any Approved Alternate Currency on any Date of Determination, the spot rate at which such Approved Alternate Currency may be purchased with Dollars on such date determined by reference to Reuter’s service for displaying exchange rates for such date as may be agreed upon from time to time by the Administrative Agent and the Borrower, or, in the absence of such agreement, “Spot Rate” for any Approved Alternate Currency on any Date of Determination means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Administrative Agent or L/C Issuer, as applicable, as the spot buying rate for the purchase by such Person of such currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. (New York City time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that Administrative Agent or L/C Issuer may obtain such spot buying rate from another financial institution reasonably designated by Administrative Agent or L/C Issuer if Administrative Agent or L/C Issuer, as applicable, does not have as of the date of determination a spot buying rate for any such currency; provided further that the L/C Issuer may use such spot buying rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Approved Alternate Currency.
“Stated Amount” shall mean, as to any Letter of Credit at any time, the maximum amount available to be drawn thereunder (in each case determined (i) without regard to whether any conditions to drawing thereunder could then be met, (ii) after giving effect to any step-up or increase in the maximum amount to be made available under such Letter of Credit after the issuance thereof, regardless of whether or not such step-up or increase has in fact occurred at such time but (iii) after giving effect to all previous drawings made thereunder); provided that the “Stated Amount” of each Letter of Credit denominated in an Approved Alternate Currency shall be, on any date of calculation, the Dollar Equivalent of the maximum amount available to be drawn in the applicable Approved Alternate Currency thereunder (determined (i) without regard to whether any conditions to drawing thereunder could then be met, (ii) after giving effect to any step-up or increase in the maximum amount to be made available under such Letter of Credit after the issuance thereof, regardless of whether or not such step-up or increase has in fact occurred at such time but (iii) after giving effect to all previous drawings made thereunder).
“Subsidiary” shall mean any corporation or other entity of which a majority of the securities or other ownership interests having ordinary voting power to elect directors or other persons performing similar functions are at the time directly or indirectly owned by API.
“Subsidiary Guarantors” shall have the meaning ascribed to such term in the definition of “Collateral and Guarantee Requirement”. For avoidance of doubt, the Borrower may cause any Restricted Subsidiary that is not a Subsidiary Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a Guaranty Joinder Agreement, and any such Restricted Subsidiary shall be a Guarantor hereunder for all purposes.
“Subsidiary Guaranty” shall mean the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement”, attached as Exhibit H-1 hereto, as amended, restated, supplemented or otherwise modified from time to time, each other guaranty and guaranty supplement delivered pursuant to Section 7.01(g) and clause (b) of the definition of “Collateral and Guarantee Requirement”.
“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contract has been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Bank or any Affiliate of a Bank).
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” shall mean (i) with respect to the Initial Commitments and the Initial Loans, the earliest of (a) the fifth anniversary of the Effective Date, (b) the date on which all Initial Loans shall have been fully repaid and all Initial Commitments entirely cancelled and (c) the 91st day prior to the maturity of any series of Existing Notes (or any Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt or Permitted Refinancing in respect of any of the foregoing) if on such 91st day, the applicable series of such Existing Notes (other than the 2.375% Existing Notes due 2016) (or any Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt or Permitted Refinancing in respect of any of the foregoing) is not redeemed, repaid, discharged, defeased or otherwise Refinanced in full and (ii) with respect to any Class of Extended Commitments or Extended Loans, the termination date specified in the applicable Extension Amendment; provided that, in each case, if such day is not a Business Day, the Termination Date shall be the Business Day immediately succeeding such day.
“Test Period” in effect at any time shall mean the most recent period of four consecutive fiscal quarters of API ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 7.01(a)(i) or (a)(ii), as applicable. A Test Period may be designated by reference to the last day thereof (i.e., the “June 30, 2015 Test Period” refers to the period of four consecutive fiscal quarters of the Borrower ended June 30, 2015), and a Test Period shall be deemed to end on the last day thereof.
“Total Assets” shall mean the total assets of API and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of API delivered pursuant to Section 7.01(a)(i) or (a)(ii) or, for the period prior to the time such balance sheet is delivered, the balance sheet for the fiscal quarter ended March 31, 2015.
“Total Availability” shall mean the Total Commitment minus the Total Outstandings.
“Total Commitment” shall mean the aggregate Commitments of all the Banks, being initially $400,000,000 (subject to cancellation, increase or reduction pursuant to Section 2.04 or 2.05, as applicable).
“Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Debt of API and its Restricted Subsidiaries on a consolidated basis as of such date to (b) Consolidated EBITDA for the Test Period then last ended.
“Total Outstandings” shall mean the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“UCC” shall mean the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“Unfunded Liabilities” shall mean, with respect to any Plan, any amount by which (a) the present value of all benefit liabilities under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
“Unreimbursed Amount” shall have the meaning ascribed to such term in Section 2.09(c)(i).
“Unrestricted Subsidiary” shall mean (i) any Subsidiary of API designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 7.01(i) subsequent to the Effective Date and (ii) each Subsidiary formed or acquired by an existing Unrestricted Subsidiary previously designated by API as provided in preceding clause (i), in each case, until such Person ceases to be an Unrestricted Subsidiary in accordance with Section 7.01(i) or ceases to be a Subsidiary of API.
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Weighted Average Life to Maturity” shall mean, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Debt; provided that for purposes of determining the Weighted Average Life to Maturity of any Debt that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Debt”), the effects of any amortization or prepayments made on such Applicable Debt prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.
“Wholly-Owned Subsidiary” shall mean any Subsidiary all the Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) at the time are owned directly or indirectly by API.
“Withholding Agent” shall mean any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02.    Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Total Leverage Ratio, First Lien Leverage Ratio and Interest Coverage Ratio shall be calculated in the manner prescribed by this Section 1.02; provided that notwithstanding anything to the contrary in Section 1.02(b) or (c), when (i) calculating the Total Leverage Ratio for purposes of the definition of “Applicable Margin” and (ii) determining actual quarterly compliance with the financial covenants pursuant to

Sections 7.02(d) and (e) (and not compliance on a Pro Forma Basis for purposes of testing the permissibility of a transaction hereunder), the events described in this Section 1.02 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.
(b)    For purposes of calculating any financial ratio or test, Specified Transactions (with any incurrence or repayment of any Debt in connection therewith to be subject to Section 1.02(c)) that have been made (i) during the applicable Test Period and (ii) if applicable as described in Section 1.02(a), subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio or test is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBIT or Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day (or, in case of the determination of Total Assets, the last day) of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.02, then such financial ratio or test (or Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.02.
(c)    In the event that API or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Debt included in the calculations of any financial ratio or test (in each case, other than Debt incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subject to Section 1.02(a) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Debt, to the extent required, as if the same had occurred on the last day of the applicable Test Period.
(d)    At any time prior to June 30, 2015, any provision requiring the compliance with Sections 7.02(d) and (e) on a Pro Forma Basis shall be made assuming that compliance with the Total Leverage Ratio and the Interest Coverage Ratio set forth in Section 7.02(d) or (e), as applicable, for the fiscal quarter ending on June 30, 2015, is required with respect to the then most recently ended Test Period.
Section 1.03.    Currency Equivalents Generally. (a) For purposes of determining compliance with Sections 7.02(b), (f) and (h) with respect to any amount of Debt or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Debt or Investment is incurred (so long as such Debt or Investment, at the time incurred, made or acquired, was permitted hereunder); provided that, for the avoidance of doubt, the below provisions of Section 1.04 shall otherwise apply to such Sections, including with respect to determining whether any Investment or Debt may be incurred or made at any time under such Sections.
(b)    For purposes of determining the First Lien Leverage Ratio, the Total Leverage Ratio and the Interest Coverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Debt, reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent of such Debt; provided that, notwithstanding anything to the contrary herein, L/C Obligations denominated in a currency other than Dollars will be converted to Dollars at the Spot Rate.
Section 1.01.    Exchange Rates; Currency Translation. The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letters of Credit denominated in Approved Alternate Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder (including baskets related thereto, as applicable) or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer, as applicable.
ARTICLE 2

THE LOANS
Section 2.01.    The Loans; Commitments. (a) Prior to the Termination Date and subject to the terms and conditions of this Agreement, each of the Banks, severally and not jointly with the other Banks, agrees to make one or more loans denominated in Dollars to the Borrower from time to time in an aggregate principal amount at any one time outstanding not to exceed its Initial Commitment; provided, however, that (i) the amount of Initial Loans which may be borrowed on any Borrowing Date may not exceed the Total Availability (after giving effect to any Initial Loans being repaid or prepaid on such Borrowing Date and any other Initial Loans and Letters of Credit to be made, or issued, as applicable, on such Borrowing Date) and (ii) if, on the date a Loan Request is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Initial Loan, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
(b)    Each Bank’s Initial Commitment, as of the date of this Agreement, is set forth opposite its name in Schedule 2.01, and, after such date, each Bank’s Commitment shall be recorded in the Register as provided in Section 11.08(c).
Section 2.02.    Procedure for Loans. (a) The Borrower may borrow Loans by giving a Loan Request telephonically, to the Administrative Agent not later than 10:30 A.M., New York City time (to be confirmed in writing in substantially the form of Exhibit A not later than 12:00 P.M., New York City time, on the same day), (i) on the Borrowing Date therefor with respect to any ABR Loan and (ii) at least three Eurodollar Business Days before the Borrowing Date with respect to any Eurodollar Loan. Loans shall be in an amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof (except that such borrowing of ABR Loans may be in the aggregate amount of the unused portion of the Total Commitment).
(b)    Upon receipt of any Loan Request from the Borrower, the Administrative Agent shall forthwith give notice to each Bank of the substance thereof. Not later than 2:00 P.M., New York City time, on the Borrowing Date specified in such Loan Request, each Bank shall make available to the Administrative Agent in immediately available funds at the Applicable Lending Office of the Administrative Agent (or, if the Administrative Agent has specified a different address in the notice referred to above, at such address), such Bank’s Pro Rata Share of the Loans requested.
(c)    Upon receipt by the Administrative Agent of such funds (and to the extent received by it from the various Banks), the Administrative Agent shall disburse to the Borrower on the requested Borrowing Date the Loans requested in such Loan Request. The Administrative Agent may, but shall not be required to, advance on behalf of any Bank such Bank’s Pro Rata Share of such Loans on a Borrowing Date unless such Bank shall have notified the Administrative Agent prior to such Borrowing Date that it does not intend to make available its Pro Rata Share of such Loans on such date. If the Administrative Agent makes such an advance, the Administrative Agent shall be entitled to recover such amount on demand from the Bank on whose behalf such advance was made, and if such Bank does not pay the Administrative Agent the amount of such advance upon demand, the Borrower shall promptly repay such amount to the Administrative Agent, acting for the Banks. Until such amount is repaid to the Administrative Agent by such Bank or the Borrower, such advance shall be deemed for all purposes to be a Loan made by the Administrative Agent. The Administrative Agent shall be entitled to recover from the Bank or the Borrower, as the case may be, interest on the amount advanced by it for each day from the Borrowing Date therefor until repaid to the Administrative Agent at a rate per annum equal to (i) in the case of an amount recovered from any Bank, the Federal Funds Rate or (ii) in the case of an amount recovered from the Borrower, the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 3.02. The failure of any Bank to make any Loan to be made by it on any Borrowing Date shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on such Borrowing Date, and neither the Administrative Agent nor any other Bank shall be responsible for the failure by such Bank to make the Loan to be made by such Bank on such Borrowing Date.
Section 2.03.    Evidence for Loans. (a) Each Bank shall maintain, in accordance with its customary and usual practice, accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Loan made by such Bank from time to time, including an indication of the Applicable Lending Office and the amounts of principal and interest payable and paid to such Bank in respect of Loans.
(b)    The Administrative Agent shall maintain, in accordance with its customary and usual practice, accounts evidencing the indebtedness of the Borrower to each Bank resulting from each Loan made hereunder.
(c)    The entries made in the foregoing accounts shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the indebtedness of the Borrower therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain any such account, as applicable, or any error therein, shall not in any manner affect the validity or enforceability of any obligation of the Borrower to repay any Loan actually made to the Borrower by such Bank in accordance with the terms of this Agreement.
(d)    The Borrower’s obligation to repay any Loan that shall be assigned to a Federal Reserve Bank by a Bank shall, to the extent requested by such Bank in order to effect such assignment, be evidenced by one or more Notes, in substantially the form of Exhibit B. A Note shall be (i) in the principal amount of the Loan or Loans so assigned and (ii) stated to mature on the Termination Date and bear interest from its date until paid in full on the principal balance (from time to time outstanding thereunder) payable at the rates and in the manner provided herein.
Section 2.04.    Increase of Commitment. The Borrower may from time to time, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Banks), request that the Total Commitment be increased by $10,000,000 or an integral multiple thereof and will not result in the Total Commitment exceeding the sum of (x) $400,000,000 plus (y) the Pari Passu First Lien Debt Cap. Each such notice shall set forth the requested amount of the increase in the Total Commitment and the date on which such increase is to become effective (which shall be not fewer than twenty days after the date of such notice), and shall offer each Bank (other than, after any Extended Commitments are made available pursuant to an Extension Amendment, any non-Extending Bank) the opportunity to increase its Commitment by its ratable share, based on the amounts of the Banks’ Commitments on the date of such notice, of the requested increase in the Total Commitment. Each such Bank shall, by notice to the Borrower and the Administrative Agent given not more than ten Business Days after the date of the Borrower’s notice, either agree to increase its Commitment by all or a portion of the offered amount or decline to increase its Commitment (and any Bank that does not deliver such a notice within such period of ten Business Days shall be deemed to have declined to increase its Commitment). In the event that, on the tenth Business Day after the Borrower shall have delivered a notice pursuant to the first sentence of this Section 2.04, the eligible Banks shall have agreed pursuant to the preceding sentence to increase their Commitments by an aggregate amount less than the increase in the Total Commitment requested by the Borrower, the Borrower shall have the right to arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Augmenting Bank”), which may include any Bank, to extend Commitments or increase their existing Commitments in an aggregate amount equal to the unsubscribed amount, provided that each Augmenting Bank, if not already a Bank hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and shall execute all such documentation as the Administrative Agent shall specify to evidence its status as a Bank hereunder. If (and only if) Banks (including Augmenting Banks) shall have agreed to increase their Commitments or to extend new Commitments in an aggregate amount not less than $5,000,000, such increases and such new Commitments shall become effective on the date specified in the notice delivered by the Borrower pursuant to the first sentence of this Section. Notwithstanding the foregoing, no increase in the Total Commitment (or in the Commitment of any Bank) shall become effective under this Section unless, on the date of such increase, (A) (i) the conditions set forth in clauses (b) and (c) of Section 6.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower or (ii) the participating Banks shall have waived the requirements set forth in clause (i) of this sentence and (B) the First Lien Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.02 and assuming for this purpose the Facility is fully drawn after giving effect to such increase) as of the last day of the most recently ended Test Period is less than or equal to 2.00 to 1.00.
Section 2.05.    Reduction of Commitments. (a) The Borrower may, upon telephonic notice (promptly confirmed in writing) to the Administrative Agent, terminate the Commitments or the Letter of Credit Sublimit, or from time to time permanently reduce the Commitments or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days (or such shorter notice as may be agreed by the Administrative Agent) prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof (or, if the Total Availability is less than $5,000,000, then all of such lesser amount), (iii) the Borrower shall not terminate or reduce (A) the Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Facility or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not Cash Collateralized hereunder would exceed the Letter of Credit Sublimit and (iv) to the extent practicable, each partial reduction in the Letter of Credit Sublimit shall be allocated ratably among the L/C Issuers in accordance with their respective L/C Commitments.
(b)    Non-Ratable Reduction. The Borrower shall have the right, upon at least ten Business Days’ written notice to a Defaulting Bank (with a copy to the Administrative Agent), to terminate in whole such Bank’s Commitment; provided that if any Loans have been made by such Defaulting Bank and remain outstanding, no Default or Event of Default has occurred and is continuing, such termination shall be effective, (x) with respect to such Bank’s Pro Rata Share of the Total Availability on the date set forth in such notice, provided, however, that such date shall be no earlier than ten Business Days after receipt of such notice and (y) with respect to each Loan outstanding to such Bank, in the case of an ABR Loan, on the date set forth in such notice and in the case of a Eurodollar Loan, on the last day of the then current Interest Period relating to such Loan. Upon termination of a Bank’s Commitment under this Section 2.05(b), the Borrower will pay or cause to be paid in full in cash all principal of, and interest accrued to the date of such payment on, Loans owing to such Bank and pay any accrued Commitment Fees payable to such Bank pursuant to the provisions of Section 3.08 (subject to Section 2.08), and all other amounts payable to such Bank hereunder (including, but not limited to, any increased costs or other amounts owing under Section 4.04; and upon such payments, the obligations of such Bank shall, by the provisions hereof, be released and discharged; provided, however, that such Bank’s rights under Sections 4.03, 4.04 and 11.10, and its obligations under Section 9.08 shall survive such release and discharge as to matters occurring prior to such date; provided, further, however, that if pursuant to this Section 2.05(b), the Borrower shall pay to a Defaulting Bank any principal of, or interest accrued on, the Loans owning to such Defaulting Bank, then the Borrower shall either (x) confirm to the Administrative Agent that the conditions set forth in Sections 6.02(b) and (c) are met on and as of such date of payment or (y) pay or cause to be paid a ratable payment of principal and interest to all Banks who are not Defaulting Banks.
(c)    The Administrative Agent will promptly notify the Banks of any termination or reduction of the Letter of Credit Sublimit or the Commitments under this Section 2.05. Upon any reduction of the Commitments pursuant to preceding clause (a), the Commitment of each Bank shall be reduced by such Bank’s Pro Rata Share of such reduction amount. All fees in respect of the Facility accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination. Subject to Sections 2.04 and 2.10, once so reduced or terminated pursuant to this Section 2.05, the Commitments of the Banks shall not be reinstated.
Section 2.06     Prepayment of Loans.

(a)    Optional. The Borrower shall have the right, by giving telephonic notice (promptly confirmed in writing) to the Administrative Agent by not later than 10:30 A.M., New York City time, (i) on the day of prepayment in the case of ABR Loans and (ii) on the third Eurodollar Business Day prior to the day of prepayment in the case of Eurodollar Loans, to prepay Loans bearing interest on the same basis and having the same Interest Period, if any, in whole or in part, without premium or penalty, in the aggregate principal amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof (or, if the outstanding aggregate principal amount of such Loan is less than $5,000,000, then all of such lesser amount), together with accrued interest (except for ABR Loans, as to which such interest shall be paid on the next date when it otherwise would be payable under Section 3.02) on the principal being prepaid to (but excluding) the date of prepayment and, in the case of Eurodollar Loans, the amounts required by Section 4.03. Subject to the terms and conditions hereof, Loans so prepaid may be reborrowed.
(b)    Mandatory.
(i)    If for any reason, the Total Outsandings at any time exceed the Total Commitment at such time, the Borrower shall immediately prepay Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.
(ii)    Each prepayment of Loans pursuant to this Section 2.06(b) shall be paid to the Banks in accordance with their respective Pro Rata Shares of such prepayment. For the avoidance of doubt, prepayments of Loans pursuant to this Section 2.06(b) shall not permanently reduce the Commitments.
Section 2.07.    Purpose of Loans. The proceeds of the Loans will be used for working capital and other general corporate purposes.
Section 2.08     Defaulting Banks. (a) Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then, until such time as such Bank is no longer a Defaulting Bank, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Banks;
(ii)    Defaulting Bank Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity or pursuant to Article 8 hereof or otherwise or received by the Administrative Agent from a Defaulting Bank pursuant to Section 11.02) shall, in lieu of being distributed to such Defaulting Bank, subject to any applicable requirements of law, be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to any L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Bank; fourth, as the Borrower may request (so long as no Default or Event of Default exists) to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Bank’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Bank with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Banks or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Bank or the L/C Issuers against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; seventh; so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and eighth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Bank until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Banks pro rata in accordance with the Commitments under the Facility without giving effect to Section 2.08(a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post Cash Collateral pursuant to this Section 208(a)(ii) shall be deemed to be paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.
(iii)    Certain Fees. (A) No Defaulting Bank shall be entitled to receive any Commitment Fee for any period during which that Bank is a Defaulting Bank (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Bank.
(A)    Each Defaulting Bank shall be entitled to receive Letter of Credit Fees for any period during which that Bank is a Defaulting Bank only to the extent allocable to its Pro Rata Share of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.09(h).
(B)    With respect to any Letter of Credit Fees not required to be paid to any Defaulting Bank pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Bank that portion of any such fee otherwise payable to such Defaulting Bank with respect to such Defaulting Bank’s participation in L/C Obligations that have been reallocated to such Non-Defaulting Bank pursuant to clause (iv) below, (y) pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Bank to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Bank, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Bank’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Banks in accordance with their respective Pro Rata Shares (calculated as such Non-Defaulting Banks’ percentage of the Total Commitment without regard to such Defaulting Banks’s Commitment) but only to the extent that such reallocation does not cause the aggregate Credit Exposure of any Non-Defaulting Bank to exceed such Non-Defaulting Bank’s Commitment. ~~No~~Subject to Section 11.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a Non-Defaulting Bank as a result of such Non-Defaulting Bank’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.09(h) hereof.
(b)    Defaulting Bank Cure. If the Borrower, the Administrative Agent and the L/C Issuer agree in writing that a Bank is no longer a Defaulting Bank, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of other Banks or take such other actions as the Administrative Agent may determine to be necessary in order for such Bank to hold such loans and funded and unfunded participations in Letters of Credit ratably in accordance with its Commitment (or, if the Total Commitments have terminated, as last in effect) (without giving effect to clause (a)(iv) of this Section 2.08), whereupon such Bank shall no longer be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.
(c)    New Letters of Credit. So long as any Bank is a Defaulting Bank, no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(d)    The rights and remedies against a Defaulting Bank under this Section 2.08 are in addition to other rights and remedies that the Borrower, the Administrative Agent or any Bank may have against such Defaulting Bank.
Section 2.09    Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Banks set forth in this Section 2.09, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or an Approved Alternate Currency for the account of API, the Borrower or the Restricted Subsidiaries, and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.09(b), and (2) to honor drawings under the Letters of Credit; and (B) the Banks severally agree to participate in Letters of Credit issued pursuant to this Section 2.09 for the account of API, the Borrower or the Restricted Subsidiaries and any drawings thereunder; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Bank shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (w) the Total Outstandings shall not exceed the Total Commitment, (x) the Credit Exposure of any Bank would exceed such Bank’s Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (z) such L/C Issuer’s L/C Obligations would exceed such L/C Issuer’s L/C Commitment; provided that any L/C Issuer may, following a request from the Borrower, each in its sole discretion, issue Letters of Credit in an aggregate available amount in excess of such L/C Issuer’s L/C Commitment so long as the Outstanding Amount of all L/C Obligations shall not exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired, terminated or that have been drawn upon and reimbursed. (ii) No L/C Issuer shall issue any Letter of credit if:
(A)    subject to Section 2.09(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless (1) each Appropriate Bank has approved such expiry date or (2) the L/C Issuer thereof has approved such expiration date and such Letter of Credit has been Cash Collateralized or backstopped in a manner reasonably satisfactory to the L/C Issuer; or
(B)    the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (1) each Appropriate Bank has approved of such expiration date or (2) the L/C Issuer thereof has approved such expiry date and such Letter of Credit has been Cash Collateralized or backstopped in a manner reasonably satisfactory to the L/C Issuer;
(iii)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuer in good faith deems material to it;
(B)    the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000 (for this purpose, taking the Dollar Equivalent of any Letter of Credit issued in an Approved Alternate Currency);
(D)    any Bank is at that time a Defaulting Bank, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Bank to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.08) with respect to the Defaulting Bank arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; and
(E)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iv)    No L/C Issuer shall amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(vi)    Each L/C Issuer shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuers shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. New York City time, at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the relevant L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the currency in which such Letter of Credit is to be denominated (which shall be in Dollars or an Approved Alternate Currency); (D) the expiry date thereof; (E) the name and address of the beneficiary thereof; (F) the documents to be presented by such beneficiary in case of any drawing thereunder; (G) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (H) the purpose and nature of the requested Letter of Credit; and (I) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably request.
(ii)    Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Bank, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 6 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or API or a Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Bank’s Pro Rata Share times the Stated Amount of such Letter of Credit.
(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit and in no event extending beyond the Letter of Credit Expiration Date unless (1) each Appropriate Bank has approved such expiration date or (2) the L/C Issuer has approved such expiration date and the Outstanding Amount of L/C Obligations in respect of such Letter of Credit have been Cash Collateralized or backstopped in a manner reasonably acceptable to the Administrative Agent and the applicable L/C Issuer; provided that in no event shall a Letter of Credit extend beyond one year after the Letter of Credit Expiration Date) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Banks shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date, unless otherwise agreed upon by the Administrative Agent and the relevant L/C Issuer; provided, however, that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Banks have elected not to permit such extension or (2) from the Administrative Agent, any Bank or the Borrower that one or more of the applicable conditions specified in Section 6.02 is not then satisfied or waived, and directing the relevant L/C Issuer not to permit such extension.
(iv)    Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)    Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of an L/C Disbursement, the relevant L/C Issuer shall promptly notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. New York City time, on the first Business Day immediately following any L/C Disbursement by the L/C Issuer under a Letter of Credit with written notice to the Borrower (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such L/C Disbursement (for this purpose, taking the Dollar Equivalent of any such L/C Disbursement made in an Approved Alternate Currency) in Dollars; provided that if such reimbursement is not made on the date of the making of such L/C Disbursement, the Borrower shall pay interest to the relevant L/C Issuer on such amount at the rate applicable to ABR Loans (without duplication of interest payable on L/C Borrowings). The L/C Issuer shall notify the Borrower in writing of the amount of the L/C Disbursement (taking the Dollar Equivalent of any such L/C Disbursement made in an Approved Alternate Currency) promptly following the determination thereof. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Bank of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Bank’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested an ABR Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 6.02 (other than the delivery of a Request for Credit Extension). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.09(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Appropriate Bank shall upon any notice pursuant to Section 2.09(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the relevant L/C Issuer at the Administrative Agent’s Applicable Lending Office for payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. New York City time on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.09(c)(iii), each Appropriate Bank that so makes funds available shall be deemed to have made an ABR Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Loan because the conditions set forth in Section 6.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Bank’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.09(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 2.09.
(iv)    Until each Appropriate Bank funds its Loan or L/C Advance pursuant to this Section 2.09(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Bank’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.
(v)    Each Bank’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.09(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Bank’s obligation to make Loans pursuant to this Section 2.09(c) is subject to the conditions set forth in Section 6.02 (other than delivery by the Borrower of a Request for Credit Extension ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Bank fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Bank pursuant to the foregoing provisions of this Section 2.09(c) by the time specified in Section 2.09(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Bank (acting through the Administrative Agent), on demand, such amount in Dollars with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Bank pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Bank’s Loan in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Bank (through the Administrative Agent) with respect to any amounts owing under this Section 2.09(c)(vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Bank such Bank’s L/C Advance in respect of such payment in accordance with Section 2.09(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Bank its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.09(c)(i) is required to be returned, each Appropriate Bank shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent in Dollars, plus interest thereon from the date of such demand to the date such amount is returned by such Bank, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Banks under this clause (ii) shall survive the payment in full of the Credit Document Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Credit Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that API, the Borrower or any Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)    any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(viii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, API, the Borrower or any of the other Restricted Subsidiaries.
(f)    Role of L/C Issuer. Each Bank and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Bank for (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks of the Required Banks, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.09(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(h)    Cash Collateral. (i) If, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) if any Event of Default occurs and is continuing and the Administrative Agent or the Banks holding a majority of the Commitments, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to the last clause of Section 8.01 or (iii) if an Event of Default set forth under Sections 8.01(g) or (h) occurs and is continuing, the Borrower shall Cash Collateralize the then Outstanding Amount of all of its L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default or the Letter of Credit Expiration Date, as the case may be, and shall do so not later than 2:00 p.m. New York City time on (x) in the case of the immediately preceding clauses (i) through (iii), the next Business Day following the Business Day that the Borrower receives written notice thereof, and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Sections 8.01(g) or (h) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Bank, promptly upon the written request of the Administrative Agent or the L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (solely after giving effect to Section 2.08(a)(iv) and any Cash Collateral provided by the Defaulting Bank). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Banks, as collateral for the L/C Obligations or obligations of Banks to fund participations in respect thereof (as the context may require), cash, Cash Equivalents (if reasonably acceptable to the Administrative Agent and the applicable L/C Issuer) or deposit account balances in Dollars (or if requested by the Administrative Agent in the case of any Letter of Credit denominated in an Approved Alternate Currency, such Approved Alternate Currency) (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Banks). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Banks a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, promptly following written demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount in Dollars (or if requested by the Administrative Agent in the case of any Letter of Credit denominated in an Approved Alternate Currency, such Approved Alternate Currency) equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.09(h) is cured or otherwise waived by the Required Banks, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be promptly refunded to the Borrower. If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided or Liens described above, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Bank will, promptly following written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(i)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Bank in accordance with its Pro Rata Share or other applicable share provided for under this Agreement a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily Stated Amount of such Letter of Credit. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily Stated Amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Banks, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(j)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to 0.125% (or such other lower amount as may be mutually agreed by the Borrower and the applicable L/C Issuer), computed on the daily Stated Amount of such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable in Dollars on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on written demand. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(k)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(l)    Addition of an L/C Issuer. A consenting Bank reasonably acceptable to the Borrower and the Administrative Agent may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Bank. The Administrative Agent shall notify Banks of any such additional L/C Issuer.
(m)    Provisions Related to Extended Commitments. If the Letter of Credit Expiration Date in respect of any Class of Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if one or more other Classes of Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit shall, to the extent such Letters of Credit could have been issued under such other Classes in accordance with the terms of this Agreement at such time, automatically be deemed to have been issued (including for purposes of the obligations of the Banks to purchase participations therein and to make Loans and payments in respect thereof pursuant to Sections 2.09(c) and (d)) under (and ratably participated in by Banks pursuant to) the Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.09(h).
(n)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, API or a Restricted Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The

Borrower hereby acknowledges that the issuance of Letters of Credit for the account of API and the Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of API and the Restricted Subsidiaries.
(o)    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit at such time.
(p)    Reports by L/C Issuers to the Administrative Agent. Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each calendar month (or such other time as agreed by the applicable L/C Issuer and the Administrative Agent), the face amount of each Letter of Credit issued by it and outstanding as of the last Business Day of the preceding calendar month (and on such other dates as the Administrative Agent may request) and the currency in which such Letter of Credit is denominated, (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the face amount of each Letter of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension and the currency in which each such Letter of Credit is denominated (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) promptly following the date of any L/C Disbursement, the date and amount of such L/C Disbursement (and the applicable currency in which such L/C Disbursement is made) and (iv) on any Business Day on which the Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure (stated in the applicable currency).
Section 2.10.    Extensions of Loans.
(a)     Extension of Commitments. The Borrower may at any time and from time to time request that all or a portion of the Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Termination Date with respect to all or a portion of any principal amount of such Commitments (any such Commitments which have been so amended, “Extended Commitments”) and to provide for other terms consistent with this Section 2.10; provided that there shall be no more than three Classes of Loans and Commitments outstanding at any time. In order to establish any Extended Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Banks under the applicable Existing Revolver Tranche) (each, an “Extension Request”) setting forth the proposed terms (which shall be determined in consultation with the Administrative Agent) of the Extended Commitments to be established, which shall (x) be identical as offered to each Bank under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Bank under such Existing Revolver Tranche and (y) be identical to the Commitments under the Existing Revolver Tranche from which such Extended Commitments are to be amended, except that: (i) the Termination Date of the Extended Commitments shall be later than the Termination Date of the Commitments of such Existing Revolver Tranche, (ii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Termination Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Commitments); and (iii) all borrowings under the Commitments and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Commitments (and related outstandings) and (II) repayments required upon the Termination Date of the non-extending Commitments); provided, further, that (A) the conditions precedent to a Credit Extension set forth in Section 6.02 shall be satisfied as of the date of such Extension Amendment and at the time when any Loans are made in respect of any Extended Commitment, (B) in no event shall the final maturity date of any Extended Commitments of a given Extension Series at the time of establishment thereof be earlier than the then Latest Termination Date of any other Commitments hereunder, (C) any such Extended Commitments (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect) and (D) all documentation in respect of the such Extension Amendment shall be consistent with the foregoing. Any Commitments amended pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Commitments for all purposes of this Agreement; provided that any Extended Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable

Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Revolver Tranche. Each Extension Series of Extended Commitments incurred under this Section 2.10 shall be in an aggregate principal amount equal to not less than $50,000,000 (or, if less, the entire principal amount of the Debt being extended pursuant to this Section 2.10).
(b)    Extension Request. The Borrower shall provide the applicable Extension Request at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Banks under the Existing Revolver Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.10. No Bank shall have any obligation to agree to provide any Extended Commitment pursuant to any Extension Request. Any Bank (each, an “Extending Bank”) wishing to have all or a portion of its Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Commitments shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Commitments under the Existing Revolver Tranche which it has elected to request be amended into Extended Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Commitments under the Existing Revolver Tranche in respect of which applicable Banks shall have accepted the relevant Extension Request exceeds the amount of Extended Commitments requested to be extended pursuant to the Extension Request, Commitments subject to Extension Elections shall be amended to reflect allocations of the Extended Commitments, which Extended Commitments shall be allocated as agreed by Administrative Agent and the Borrower.
(c)    New Revolving Commitment Banks. Following any Extension Request made by the Borrower in accordance with Sections 2.10(a) and (b), if the Banks shall have declined to agree during the period specified in Section 2.10(b) above to provide Extended Commitments in an aggregate principal amount equal to the amount requested by the Borrower in such Extension Request, the Borrower may request that banks, financial institutions or other institutional lenders or investors other than the Banks or Extending Banks (the “New Banks”), which New Banks may elect to provide an Extended Commitment hereunder (each, a “New Commitment”); provided that such Extended Commitments of such New Banks (i) shall be in an aggregate principal amount for all such New Banks not to exceed the aggregate principal amount of Extended Commitments so declined to be provided by the existing Banks and (ii) shall be on identical terms to the terms applicable to the terms specified in the applicable Extension Request (and any Extended Commitments provided by existing Banks in respect thereof); provided, further, that, as a condition to the effectiveness of any Extended Commitment of any New Bank, the Administrative Agent and each L/C Issuer shall have consented (such consent not to be unreasonably withheld) to each New Bank if such consent would be required under Section 11.08(b)(iii) for an assignment of Commitments to such Person. Notwithstanding anything herein to the contrary, any Extended Commitment provided by New Banks shall be pro rata to each New Bank. Upon effectiveness of the Extension Amendment to which each such New Bank is a party, (a) the Commitments of all existing Banks of each Class specified in the Extension Amendment in accordance with this Section 2.10 will be permanently reduced pro rata by an aggregate amount equal to the aggregate principal amount of the Extended Commitments of such New Banks and (b) the Commitment of each such New Bank will become effective. The Extended Commitments of New Banks will be incorporated as Commitments hereunder in the same manner in which Extended Commitments of existing Banks are incorporated hereunder pursuant to this Section 2.10, and for the avoidance of doubt, all Credit Extensions and repayments of Loans from and after the effectiveness of such Extension Amendment shall be made pro rata across all Classes of Commitments including such New Banks (based on the outstanding principal amounts of the respective Classes of Commitments) except for (x) payments of interest and fees at different rates for each Class of Commitments (and related Outstanding Amounts) and (y) repayments required on the Termination Date for any particular Class of Commitments. Upon the effectiveness of each New Commitment pursuant to this Section 2.10(c), (a) each Bank of all applicable existing Classes of Commitments immediately prior to such effectiveness will automatically and without further act be deemed to have assigned to each New Bank, and each such New Bank will automatically and without further act be deemed to have assumed, a portion of such Bank’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, subject to Section 2.08, the percentage of the outstanding participations hereunder in Letters of Credit held by each Bank of each Class of Commitments (including each such New Bank) will equal the percentage of the aggregate Commitments of all Classes of Banks represented by such Bank’s Commitment and (b) if, on the date of such effectiveness, there are any Loans outstanding, such Loans shall on or prior to the effectiveness of such New Commitment be prepaid from the proceeds of Loans outstanding after giving effect to such New Commitments, which prepayment shall be accompanied by accrued interest on the Loans being prepaid and any costs incurred by any Bank in accordance with Section 4.03. The Administrative Agent and the Banks hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
(d)    Extension Amendment. Extended Commitments and New Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Bank and each New Bank, if any, providing an Extended Commitment or a New Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Sections 2.10(a), (b) and (c) above (but which shall not require the consent of any other Bank). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Sections 6.02(a) and (b) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Effective Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent in order to ensure that the Extended Commitments or the New Commitments, as the case may be, are provided with the benefit of the applicable Credit Documents. The Administrative Agent shall promptly notify each Bank as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Banks, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Commitments or the New Commitments, as the case may be, incurred pursuant thereto, (ii) make such other changes to this Agreement and the other Credit Documents (without the consent of the Required Banks) and (iii) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section, and the Required Banks hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.
(e)    No conversion of Loans pursuant to any Extension in accordance with this Section 2.10 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
ARTICLE 3

INTEREST, CONVERSION, FEES, ETC.
Section 3.01.    Procedure for Interest Rate Determination. Unless the Borrower shall request in a Loan Request or in a Conversion Request that the Loans, or portions thereof, bear interest as Eurodollar Loans, the Loans shall bear interest as ABR Loans.
Section 3.02.    Interest on ABR Loans. Each ABR Loan shall bear interest from the date of such ABR Loan until paid in full, or (if converted into a Eurodollar Loan) to (but excluding) the first day of the relevant Interest Period, payable in arrears on the last day of each calendar quarter, commencing with the first such date after the date hereof, and on the date such Loan is repaid, at a rate per annum (on the basis of (i) a 365-day year (366 days in the case of a leap year) if the Base Rate is calculated based on the “base rate” and (ii) a 360-day year if the Base Rate is calculated based on the Federal Funds Rate or LIBOR, for the actual number of days involved) equal to the sum of (i) the Applicable Margin for ABR Loans and (ii) the Base Rate in effect from time to time, which rate shall change as and when said Base Rate shall change.

Section 3.03.    Interest on Eurodollar Loans. (a) Each Eurodollar Loan shall bear interest from the date of such Loan to (but excluding) the last day of the relevant Interest Period, or (if earlier) to (but excluding) the Termination Date, payable in arrears (A) with respect to Interest Periods of three months or less, on the last day of such Interest Period, and (B) with respect to Interest Periods longer than three months, on the date which occurs three months after the first day of such Interest Period and on the last day of such Interest Period, at a rate per annum (on the basis of a 360-day year for the actual number of days involved, with respect to each Interest Period), equal to the sum of (i) the Applicable Margin for Eurodollar Loans and (ii) LIBOR.
(b)    The Interest Period for each Eurodollar Loan shall be selected by the Borrower at least three Eurodollar Business Days prior to the beginning of such Interest Period. If the Borrower fails to notify the Administrative Agent of the Interest Period for a subsequent Eurodollar Loan at least three Eurodollar Business Days prior to the last day of the then current Interest Period of an outstanding Eurodollar Loan, then such outstanding Eurodollar Loan shall become an ABR Loan at the end of such current Interest Period.
(c)    For so long as any Bank maintains reserves against “Eurocurrency Liabilities” pursuant to Regulation D of the Federal Reserve Board (or any successor regulation), the Borrower shall, subject to the two next succeeding sentences, contemporaneously with the related interest payments, pay additional interest on each Eurodollar Loan of such Bank at a rate per annum up to but not exceeding the excess of (i) (A) LIBOR divided by (B) one minus the Eurodollar Reserve Percentage over (ii) LIBOR. Each Bank shall promptly notify the Borrower, with a copy to the Administrative Agent, upon becoming aware that the Borrower may be required to make a payment pursuant to this Section 3.03(c). When requesting payment pursuant to this Section 3.03(c), each Bank shall provide to the Borrower, with a copy to the Administrative Agent, a certificate, signed by an officer of such Bank, setting forth, in reasonable detail, the basis of such claim, the amount required to be paid by the Borrower to such Bank and the computations made by such Bank to determine such amount. Absent demonstrable error, such certificate shall be binding as to the amounts of additional interest owing in respect of such Bank’s Eurodollar Loans.
Section 3.04.    [Reserved].
Section 3.05.    Continuation and Conversion of Loans. (a) The Borrower may request, by telephonic notice to the Administrative Agent of a Conversion Request, confirmed in writing in substantially the form of Exhibit C by no later than 12:00 P.M., New York City time, on the same day, in advance of the requested Conversion Date as provided in the definition of “Conversion Request”, that:
(i)    all the outstanding ABR Loans, or a portion thereof in an aggregate amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof, be converted into a Eurodollar Loan on the requested Conversion Date; or
(ii)    all the Eurodollar Loans having the same Interest Period, or a portion thereof in an aggregate amount equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof, be converted into ABR Loans on the requested Conversion Date.
(b)    Upon receipt of any such Conversion Request from the Borrower, the Administrative Agent shall forthwith give notice to each Bank of the substance thereof. Effective on such Conversion Date and upon payment by the Borrower of the amounts, if any, required by Section 4.03, the Loans or portions thereof as to which the Conversion Request was made shall commence to accrue interest as set forth in this Article 3 for the type of interest rate and, in the case of a conversion of ABR Loans into Eurodollar Loans, Interest Period selected by the Borrower.
Section 3.06.    Default Rate. The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

Section 3.07.    Maximum Interest Rate. (a) Nothing in this Agreement or any other Credit Document shall require the Borrower to pay interest at a rate exceeding the maximum rate permitted by applicable Law. Neither this Section nor Section 11.01 is intended to limit the rate of interest payable for the account of any Bank to the maximum rate permitted by the laws of the State of New York (or any other applicable Law) if a higher rate is permitted with respect to such Bank by supervening provisions of U.S. federal law.
(b)    If the amount of interest payable by the Borrower for the account of any Bank on any interest payment date in respect of the immediately preceding interest computation period, computed pursuant to this Article 3, would exceed the maximum amount permitted by applicable Law to be charged by such Bank, the amount of interest payable for its account on such interest payment date shall automatically be reduced to such maximum permissible amount.
Section 3.08.    Fees. (a) The Borrower agrees to pay, in arrears on each Fee Payment Date, to the Administrative Agent for the account of each Bank, a fee (the “Commitment Fee”) for the quarterly period (or shorter period commencing on the Effective Date or ending on the Termination Date) ending on the Business Day immediately preceding such Fee Payment Date at a rate per annum equal to the Applicable Margin (as from time to time in effect, and appropriately adjusted if there are any changes to the Applicable Margin during the relevant period) with respect to the Commitment Fee on the average Total Availability during such period.
(b)    The Commitment Fee shall be computed based on a 365-day year (366 days in the case of a leap year), for the actual number of days involved.
ARTICLE 4

DISBURSEMENT AND PAYMENT
Section 4.01.    Disbursement of Loans; Pro Rata Treatment of Banks. (a) ABR Loans shall be made by each Bank from its ABR Lending Office.
(b)    Eurodollar Loans shall be made by each Bank from its Eurodollar Lending Office.
(c)    Each payment of a Commitment Fee, each reduction of the Total Commitment and, except as expressly provided otherwise in this Agreement, each payment of principal of or interest on Initial Loans or L/C Borrowings shall be apportioned among the Banks in proportion to each Bank’s Pro Rata Share.
Section 4.02.    Method of Payment. (a) All payments of principal of and interest on the Loans and of fees hereunder shall be payable in Dollars.
(b)    All payments to be made by the Borrower hereunder shall be made not later than 2:00 P.M., New York City time, on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its office referred to in Section 11.06 hereof.
(c)    Whenever any payment of principal of, or interest on, ABR Loans or fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, Eurodollar Loans shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Eurodollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.
(e)    Any and all payments made by the Borrower to the Administrative Agent or the Banks hereunder shall be made without right of set-off, counterclaim or other defenses.
(f)    The Administrative Agent will promptly cause any payments received by it to be distributed to each Bank for whose account payment has been made in like funds.
Section 4.03.    Compensation for Losses. (a) Compensation. If (i) the Borrower makes a prepayment of a Eurodollar Loan under Section 2.06 (other than a prepayment to a Bank to which Additional Costs or Additional Amounts may be due that has not complied with its obligations under Section 4.04(c)), or a Conversion Date selected by the Borrower pursuant to Section 3.05 for the conversion of Eurodollar Loans, or portions thereof, falls on a day other than the last day of the Interest Period for the amount so converted, (ii) the Borrower revokes any Loan Request for a Eurodollar Loan or any Eurodollar Loan requested is not made because of the failure of the applicable conditions precedent specified in Section 6.02 to be satisfied, (iii) an outstanding Eurodollar Loan, or any portion thereof, is converted into an ABR Loan pursuant to Section 4.05 on any day other than the last day of the Interest Period applicable thereto or (iv) a Eurodollar Loan (or portion thereof) shall be due and payable pursuant to Section 4.07, or declared to be due and payable prior to the scheduled maturity thereof pursuant to Section 8.01, on any day other than the last day of the Interest Period applicable thereto, then, subject to Section 4.03(b) and without duplication of any amounts described in Section 3.03(c) or 4.04, the Borrower shall be obligated to pay to the relevant Bank an amount that will compensate such Bank for any loss or premium, penalty or expense incurred by such Bank as a result of such prepayment, conversion, failure to borrow, declaration or revocation of notice in respect of funds obtained for the purpose of making or maintaining such Eurodollar Loan, or any portion thereof (other than loss of margin or profits after the date of such prepayment, conversion, failure to borrow, declaration or revocation of notice).
(b)    Certificate, Etc. Each Bank shall promptly notify the Borrower, with a copy to the Administrative Agent, upon becoming aware that the Borrower may be required to make any payment pursuant to this Section 4.03. When requesting payment pursuant to this Section 4.03, such Bank shall provide to the Borrower, with a copy to the Administrative Agent, a certificate, signed by an officer of such Bank, setting forth in reasonable detail the amount required to be paid by the Borrower to such Bank and the computations made by such Bank to determine such amount. The Borrower shall have a 30-day period following the receipt of such certificate (if the Borrower in good faith disagrees with the assertion that any payment under this Section 4.03 is due or with the amount shown as due on such certificate and so notifies such Bank of such disagreement within five Business Days following receipt of such certificate) to negotiate with such Bank, which negotiations shall be conducted by the respective parties in good faith, and to agree upon another amount that will adequately compensate such Bank, it being expressly understood that if the Borrower does not provide the required notice of its disagreement as provided above, then the Borrower shall pay the amount shown as due on the certificate on the tenth Business Day following receipt thereof and further if the Borrower does provide such required notice, and negotiations are entered into in good faith but do not result in agreement by the Borrower and such Bank within the 30-day period, then the Borrower shall pay the amount shown as due on the certificate on the last day of such period.
Section 4.04.    Withholding, Reserves and Additional Costs. (a) Withholding. (i)  Any and all payments by or on account of any obligation of any Loan Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.04) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Borrower shall also hold each Bank and the Administrative Agent harmless and indemnify it for any stamp or other Taxes with respect to the preparation, execution, delivery, recording, performance or enforcement of the Credit Documents (“Other Taxes”). If any Indemnified Taxes are paid by a Bank or the Administrative Agent, the Borrower shall, within 10 days after demand of such Bank or the Administrative Agent, reimburse such Bank or the Administrative Agent for such payments, together with any interest, penalties and expenses incurred in connection herewith. The Borrower shall deliver to the Administrative Agent certificates or other valid vouchers or other evidence of payment reasonably satisfactory to the Administrative Agent for all Taxes or other charges deducted from or paid with respect to payments made hereunder. If any Loan Party shall so deduct or withhold any Indemnified Taxes, the Borrower shall provide a statement to the Administrative Agent and the applicable Bank, setting forth the amount of such Taxes so deducted or withheld, the applicable rate and any other information or documentation which the Administrative Agent or such Bank may reasonably request for assisting the Administrative Agent or such Bank to obtain any allowable credits or deductions for the Taxes so deducted or withheld in the jurisdiction or jurisdictions in which the Administrative Agent or such Bank is subject to Tax.
(ii)    If any Bank has received or been granted a refund or repayment of, any Tax paid or payable by it in respect of which or which takes account of any Tax as to which it has been indemnified pursuant to this Section 4.04(a) (including by the payment of additional amounts), such Bank shall, to the extent it determines in good faith that it can do so without prejudice to the retention of the amount of such refund or repayment, pay to the Borrower such amount as such Bank shall determine in good faith to be attributable to such refund or other matter and which will leave such Bank (after such payment to the Borrower) in a position no better or worse than it would have been in had the Borrower not been required to deduct or withhold such Indemnified Tax or such other matter had not arisen; provided that the Borrower, upon the written request of such Bank, shall return to such Bank the amount of any such refund or repayment in the event that such Bank is required to repay such amount to the relevant Governmental Authority.
(b)    Additional Costs. (i) Without duplication of any amounts payable described in Section 3.03(c), 4.04(a) or 4.04(b)(ii), if after the date hereof there shall have occurred any change in any law or regulation or in the interpretation thereof by any court or Governmental Authority charged with the administration thereof or the enactment of any law or regulation shall either (A) impose, modify or deem applicable any reserve, special deposit or similar requirement with respect to any Bank’s Commitment or its Eurodollar Loans, (B) subject such Bank to any duty or other charge with respect to any of its Eurodollar Loans or its obligations to make Eurodollar Loans, (C) impose on such Bank any other condition regarding this Agreement, its Commitment to make Eurodollar Loans or issue Letters of Credit or its Eurodollar Loans or Letters of Credit and the result of any event referred to in clause (A), (B) or (C) shall be to increase the cost (“Additional Costs”) to such Bank of maintaining its Commitment to make Eurodollar Loans or issue Letters of Credit or making or maintaining its Eurodollar Loans or issuing its Letters of Credit or shall reduce the amounts received or receivable hereunder (which Additional Costs shall be calculated by such Bank in good faith in accordance with each Bank’s internal policies, including any reasonable averaging and attribution methods) by an amount which such Bank in good faith shall determine to be material, then, subject to Sections 4.04(c) and (d), the Borrower shall pay to such Bank an amount equal to such Additional Costs; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law or regulation under this Section 4.04(b)(i), regardless of the date enacted, adopted or issued.

(ii)    Without duplication of any amounts described in Section 3.03(c), 4.04(a) or 4.04(b)(i), if after the date hereof the adoption of any applicable Law, rule, regulation or guideline regarding capital adequacy or liquidity, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency or instrumentality charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency or instrumentality, has or would have the effect of reducing the rate of return on capital for such Bank or any corporation controlling such Bank as a consequence of its obligations under this Agreement to a level below that which such Bank shall determine in good faith that reasonably could have been achieved but for such adoption, change or compliance (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy or liquidity), then from time to time, subject to Sections 4.04(c) and (d), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be an adoption of law, rule, regulation or guideline under this Section 4.04(b)(ii), regardless of the date enacted, adopted or issued.
Notwithstanding anything herein to the contrary, this Section 4.04(b) shall not apply to (i) increased costs or reduction in amounts received or receivable hereunder resulting from any Indemnified Tax or Excluded Tax, as to which Section 4.04(a) shall govern or (ii) changes in the basis of taxation of net income by the United States or any other jurisdiction which are applicable to any Bank or its lending office.
(c)    Mitigation. If, with respect to a Bank, a condition arises or an event occurs after the date hereof that would, or would upon the giving of notice, result in the payment of any Additional Costs or Additional Amounts pursuant to this Section 4.04 or the delivery by such Bank of any notice described in Section 4.05, then such Bank, promptly upon becoming aware of the same, shall notify the Borrower (with a copy to the Administrative Agent) thereof and at the Borrower’s request shall take such steps as may be available to it and acceptable to the Borrower to mitigate the effects of such condition or event (which shall include efforts consistent with legal and regulatory restrictions applicable to it to book the Loans held by such Bank hereunder at another lending office of such Bank if such other lending office is not, in the reasonable judgment of such Bank, otherwise disadvantageous to such Bank); provided that such Bank shall be under no obligation to take any step that, in its good faith judgment, would result in its incurring any unreimbursed Additional Costs, additional Taxes or other additional costs in performing its obligations hereunder (unless the Borrower has agreed to reimburse it for the same) or would, in the good faith judgment of such Bank, be materially disadvantageous to such Bank.
(d)    Certificate, Etc. Each Bank shall promptly notify the Borrower, with a copy to the Administrative Agent, upon becoming aware that the Borrower may be required to make any payment pursuant to this Section 4.04. When requesting payment pursuant to this Section 4.04, a Bank shall provide to the Borrower, with a copy to the Administrative Agent, a certificate, signed by an officer of such Bank specifying the event giving rise to such claim and setting forth, in reasonable detail, the basis of such claim, the amount required to be paid by the Borrower to such Bank and the computations made by such Bank to determine such amount. Anything herein notwithstanding, no Bank shall have the right to demand payment of Additional Amounts or compensation for Additional Costs or a reduced rate of return under this Section 4.04 (i) with respect to any period more than 180 days prior to the date it has made a demand pursuant to this Section 4.04, provided if any Additional Amounts or Additional Costs arise from a change of law that is retroactive, then the 180 day period shall be extended to include the period of retroactive effect thereof, (ii) to the extent that such Bank determines in good faith that the interest rate or margin on the relevant Loans appropriately accounts for any Additional Costs, and (iii) unless demand thereunder is made in accordance with a policy of the Bank being applied in good faith to all borrowers similarly situated, unless notice of such Bank’s entitlement to such compensation shall have been furnished to the Borrower at or prior to such time.

(e)    Status of Banks. (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.04(e) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if, in the Bank’s reasonable judgment, such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.
(i)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)     any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B)     any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)     any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Bank under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

Each party’s obligations under this Section 4.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of its rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or termination of all other obligations under the Credit Documents.

Section 4.05.    Unavailability and Impracticability. If, after the date hereof, a Bank shall have determined in good faith that the making or maintenance of all or any part of such Bank’s Eurodollar Loans has been made (i) unlawful because of compliance by such Bank with any law or guideline or interpretation or administration thereof by any official body charged with the interpretation or administration thereof, in each case issued after the date hereof, or with any request or directive made after the date hereof of such body (whether or not having the effect of law) or (ii) impracticable because deposits in Dollars in the amounts and requested maturities of such Loans are not available to the Bank in the applicable interbank market or that the rate applicable to such Loans will not adequately reflect the cost to such Bank of making, funding or maintaining such Loans for the applicable Interest Period, then the Administrative Agent, upon receipt of written notice of such determination by such Bank, shall forthwith advise the other Banks and the Borrower thereof. After the date specified in such notice and until such time as the Administrative Agent, upon receipt of written notice to it by such Bank, shall notify the Borrower and the other Banks that the circumstances specified by it in such notice no longer apply, then notwithstanding any other provision of this Agreement:
(i)    the Eurodollar Loans of such Bank shall automatically be converted to ABR Loans, without any requirement of compliance by the Borrower with Section 3.05, 4.03 or 4.04, on (x) the last day of the outstanding Interest Period or Periods applicable thereto, unless awaiting such date is unlawful or (y) if awaiting such date is unlawful, immediately upon the receipt by the Borrower of such notice; and
(ii)    the obligation of such Bank to make, convert ABR Loans into, or continue for an additional Interest Period, Eurodollar Loans shall be suspended, and, if the Borrower shall request in a Loan Request or Conversion Request that such Bank make a Eurodollar Loan, the Loan requested to be made by such Bank shall instead be made as an ABR Loan.
Such Bank shall promptly notify the Administrative Agent, which thereupon shall promptly notify the Borrower, when such specified circumstances no longer apply.
Section 4.06.    Substitution of Banks. If any Bank (a) shall request any compensation or indemnity under Section 4.03 or 4.04, (b) shall give any notice described in Section 4.05, (c) shall become a Non-Consenting Bank or (d) is a Defaulting Bank, the Borrower shall have the right to require such Bank to assign all its interests, rights and obligations under this Agreement to another Bank or financial institution identified by the Borrower with the assistance of the Administrative Agent (and the Administrative Agent agrees to use its reasonable efforts so to assist the Borrower); provided, however, that (i) such assignment shall not conflict with any applicable statute, law, rule, regulation, order or decree of any Governmental Authority and (ii) the assigning Bank shall have received from the Borrower and/or such assignee full payment of the principal of all then-outstanding Loans made by such Bank hereunder, together with accrued and unpaid interest thereon, and (provided that such Bank has complied with its obligations under Section 4.04(c)) all other amounts owed to it hereunder.
Section 4.07.    Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable benefit of each Bank on the Termination Date the aggregate principal amount of the Loans made by such Bank to the Borrower and then outstanding.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES
Section 5.01.    Representations and Warranties. The Borrower and API represent and warrant that:
(a)    Company Existence and Power. Each Loan Party has been duly organized and is validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization, and has all Company powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as presently conducted.
(b)    Company and Governmental Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each of the Credit Documents to which such Loan Party is a party are within the Company powers of such Loan Party and have been duly authorized by all necessary Company action of such Loan Party, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene in any material respect, or constitute a material default under, any provision of applicable Law or regulation or of the certificate of incorporation or by-laws (or similar constitutive instruments) of such Loan Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Loan Party or result in the creation or imposition of any material Lien on any asset of any Loan Party or any Restricted Subsidiary.
(c)    Binding Effect. Each Credit Document constitutes a valid and binding agreement of each Loan Party party thereto, and each Note will constitute a valid and binding obligation of the Borrower when executed and delivered by the Borrower in accordance with this Agreement, in each case enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting creditors’ rights generally, and to general equity principles, regardless of whether considered in a proceeding in equity or at law.

(d)    Financial Information. (i) The consolidated balance sheet of API and its consolidated Subsidiaries as of December 31, 2014 and the related consolidated statements of income, cash flows and changes in shareholders’ equity for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and filed with the SEC in API’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, a copy of which has been made available to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of API and its consolidated Subsidiaries as of such dates and its consolidated income and cash flows and changes in shareholders’ equity for such period.
(ii)    Except as publicly disclosed by API on or prior to the ~~Effective Date, as of the~~Second Amendment Effective Date, there has been no material adverse change since December 31, 2014 in the business, consolidated financial position or consolidated results of operations of API and its consolidated Restricted Subsidiaries, considered as a whole.
(e)    Litigation. There is no action, suit or proceeding before any court, arbitrator or governmental body, agency or official pending, or to the knowledge of the Borrower or API, threatened, against API or any Restricted Subsidiary which in any manner seeks to avoid the obligations of the Borrower or any Guarantor hereunder or under the Credit Documents. As of the Effective Date, and except as publicly disclosed by API or the Borrower prior to the Effective Date, there is no action, suit or proceeding before any court, arbitrator or governmental body, agency or official pending, or to the knowledge of API or the Borrower, threatened, against API or any Restricted Subsidiary in which there is a reasonable possibility of an adverse decision which would be reasonably likely to materially and adversely affect the business, consolidated financial position or consolidated results of operations of API and its consolidated Subsidiaries, considered as a whole, except as disclosed (x) in the reports or financial statements referred to in Section 5.01(d) and on API’s report on Form 10-Q for the fiscal quarter ended March 31, 2015 or (y) in Schedule 5.01(e).
(f)    Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Plan, except to the extent that any failure to fulfill such obligations or to be in compliance would not, individually or in the aggregate, materially and adversely affect the business, consolidated financial position or consolidated results of operations of API and its consolidated Restricted Subsidiaries, considered as a whole. As of the Effective Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, except to the extent that any such waivers, failures and liabilities would not, individually or in the aggregate, materially and adversely affect the business, consolidated financial position or consolidated results of operations of API and its consolidated Restricted Subsidiaries, considered as a whole.
(g)    Taxes. United States federal income tax returns of API and its domestic Restricted Subsidiaries have been examined and closed through the fiscal year ended December 31, 2013. API and its Restricted Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by API or any Restricted Subsidiary, except for assessments being contested in good faith by appropriate proceedings and as to which API or such Restricted Subsidiary has set aside adequate reserves on its books. The charges, accruals and reserves on the books of API and its consolidated Restricted Subsidiaries in respect of taxes or other governmental charges are, in the opinion of API and the Borrower, adequate in all material respects.
(h)    Restricted Subsidiaries. Each Restricted Subsidiary has been duly organized and is validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that the failure of any of the foregoing would not, individually or in the aggregate, materially and adversely affect the business, consolidated financial position or consolidated results of operations of API and its consolidated Restricted Subsidiaries, considered as a whole.
(i)    Investment Company Act. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(j)    Disclosure. All information heretofore furnished by the Loan Parties to any Agent or any Bank in writing for purposes of or in connection with this Agreement or any transaction contemplated hereby, taken as a whole, was true and accurate in all material respects or based on reasonable estimates on the date as of which such information is stated or certified and API has disclosed to the Banks in writing (including in any materials publicly filed by API with the SEC) any and all facts known to API which it reasonably believes materially and adversely affect or may materially and adversely affect (to the extent API can now reasonably foresee) the business, consolidated financial position or consolidated results of operations of API and its consolidated Restricted Subsidiaries, considered as a whole.
(k)    Environmental Matters. In the ordinary course of its business, API and the Borrower conduct an ongoing review of the effect of Environmental Laws on the business, operations and properties of API and its Restricted Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, API and the Borrower have reasonably concluded that, as of the Effective Date, and except as publicly disclosed by API or the Borrower prior thereto, Environmental Laws are unlikely to have a material adverse effect on the business, consolidated financial condition, or consolidated results of operations of API and its consolidated Restricted Subsidiaries, considered as a whole.
(l)    Federal Reserve Regulations. After giving effect to the application of the proceeds of each Loan, not more than 25% of the value of the consolidated assets of the Borrower (based on book value or another reasonable measure) will consist of or be represented by “margin stock” within the meaning of Regulation U of the Federal Reserve Board.
(m)    USA Patriot Act; OFAC; FCPA. To the extent applicable, each of API and each Subsidiary of API is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. None of API, the Borrower, any of their Subsidiaries or any officer or, to knowledge of API or the Borrower, any director, any employee, agent or affiliate of API, the Borrower or any of their Subsidiaries, is a Person that is, or is owned or controlled by Persons that are, the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or the Hong Kong Monetary Authority  (collectively, “Sanctions”). None of API, the Borrower or any of their Subsidiaries is a Person that is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (it being understood that, as of the Effective Date, such countries or territories are:  Cuba, Iran, North Korea, Sudan and Syria). None of API, the Borrower or any of their Subsidiaries is in violation of any Sanctions applicable to Crimea.

(n)    Collateral Documents. Except as otherwise contemplated hereby or under any other Credit Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Collateral Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.02(b)) on all right, title and interest of the respective Loan Parties in the Collateral described therein.
(o)    Subsidiaries.    As of the Effective Date, neither API nor the Borrower has any Subsidiaries other than those specifically disclosed in Schedule 5.01(o) and all Equity Interests owned by API or any other Loan Party are owned free and clear of all security interests of any Person except (i) those created under the Collateral Documents or under any documentation governing Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Lien Refinancing Debt (or any permitted secured Permitted Refinancing of any of the foregoing) (which Liens shall be subject to a First Lien Intercreditor Agreement or a Second Lien Intercreditor Agreement, as applicable) and (ii) any nonconsensual Lien that is permitted under Section 7.02(b). As of the Effective Date, Schedule 5.01(o) (a) sets forth the name and jurisdiction of organization of each Subsidiary, (b) sets forth the ownership interest of API, the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Effective Date pursuant to the Collateral and Guarantee Requirement.
(p)    Solvency. As of the Effective Date, (i) API and its Restricted Subsidiaries on a consolidated basis, and (ii) the Borrower and its Restricted Subsidiaries on a consolidated basis, are, in each case, Solvent.
ARTICLE 6

CONDITIONS PRECEDENT
Section 6.01.    Conditions to Effectiveness. This Agreement shall not become effective until the earliest date (the “Effective Date”) on which each of the following conditions precedent shall have been satisfied, or waived in writing by the Banks:
(a)    Credit Documents. The Administrative Agent shall have received, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:
(i)    executed counterparts of this Agreement, duly executed and delivered by each of the Banks, the L/C Issuers, API, the Borrower, the Administrative Agent and the Collateral Agent;
(ii)    executed counterparts of the API Limited Recourse Guaranty, the Subsidiary Guaranty, the General Security Agreement and the API Security Agreement, duly executed and delivered by each Loan Party party thereto and the Collateral Agent or Administrative Agent, as applicable;
(iii)    a Note executed by the Borrower in favor of each Bank that has requested a Note at least two Business Days in advance of the Effective Date;
(iv)    certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank;

(v)    executed counterparts of the Perfection Certificate;
(vi)    evidence that all other actions, recordings and filings that the Administrative Agent and the Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and the Collateral Agent;
(vii)    evidence that all material insurance required to be maintained pursuant to the Credit Documents has been obtained and is in effect and that the Collateral Agent has been named as loss payee and/or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named, including (i) standard flood hazard determination forms with respect to each Mortgaged Property and, (ii) if any Mortgaged Property is located in a special flood hazard area, (x) notices to (and confirmations of receipt by) the Borrower as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (y) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent or the Collateral Agent (collectively, “Flood Compliance Documents”); and
(viii)    copies of a recent Lien and judgment searches in each jurisdiction reasonably requested by the Administrative Agent or the Collateral Agent with respect to the Loan Parties;
(b)    Evidence of Corporate Action, Solvency. The Administrative Agent shall have received the following:
(i)    such certificates of good standing from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Credit Documents to which such Loan Party is a party or is to be a party on the Effective Date;
(ii)    a certificate of a Responsible Officer of the Borrower, dated the Effective Date, stating that (1) the representations and warranties set forth in Section 5.01 are correct on and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be correct as of such earlier date and (2) no Default or Event of Default has occurred and is continuing; and
(iii)    a solvency certificate of the chief financial officer of API substantially in the form of Exhibit I hereto.
(c)    Legal Opinions. The Administrative Agent shall have received an opinion of the general counsel of API, in form and substance reasonably satisfactory to the Administrative Agent and an opinion of White & Case LLP, in form and substance reasonably satisfactory to the Administrative Agent.
(d)    Repayment of Outstanding Loans. The Administrative Agent shall have received evidence, in form and substance satisfactory to it, that (i) all Loans outstanding under the Existing Credit Agreement, and all interest and fees that are payable thereunder, shall have been paid in full and (ii) the commitments thereunder have been terminated.
(e)    Other Documents.  The Arrangers shall have received at least five days prior to the Effective Date all documentation and other information reasonably requested in writing by them at least ten Business Days prior to the Effective Date in order to allow the Administrative Agent and the Banks to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
(f)    Fees and Expenses. All fees and expenses required to be paid hereunder and invoiced at least two Business Days before the Effective Date shall have been paid in full in cash.
(g)    Viva Cosmetics Contribution. The contribution of the capital stock of Viva Cosmetics Holding GmbH to the Borrower shall have occurred.
Section 6.02.    Conditions to Credit Extensions. The obligations of each Bank to make any Loan (including the initial Loans) or L/C Credit Extension are subject to the conditions that the Effective Date shall have occurred and that, on the Borrowing Date of each such Loan or L/C Credit Extension and after giving effect thereto, each of the following conditions precedent shall have been satisfied, or waived in writing by the Required Banks, and upon such satisfaction or waiver each such Bank will give a written confirmation of the same to the Borrower upon request:
(a)    Loan Request. The Administrative Agent and, if applicable, the L/C Issuer, shall have received from the Borrower a Request for Credit Extension, in the appropriate form and in the manner contemplated hereby.
(b)    Absence of Defaults. No Default or Event of Default shall have occurred and be continuing.
(c)    Representations and Warranties. The representations and warranties contained in Section 5.01 shall be true and correct in all material respects (or in all respects if any representation or warranty is qualified by materiality) with the same effect as though such representations and warranties had been made at the time of such Loan (other than any other representations or warranties that expressly relate to a date certain which shall be true and correct in all material respects as of such date certain).
Section 6.03.    Satisfaction of Conditions Precedent. Acceptance by the Borrower of the proceeds of any Loan shall be deemed to constitute a certification of the Borrower that, as of the relevant Borrowing Date, each of the applicable conditions precedent in Section 6.02 has been satisfied or waived in writing.
ARTICLE 7

COVENANTS
Section 7.01.    Affirmative Covenants. So long as any Bank shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted, (ii) Obligations under Secured Hedge Agreements, (iii) Cash Management Obligations and (iv) Other Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), each of API and the Borrower shall, and shall cause each of the Restricted Subsidiaries to:
(a)    Financial Information. API will deliver to the Administrative Agent:
(i)    subject to Section 11.06(e), as soon as available and in any event within 75 days after the end of each fiscal year of API, (x) a consolidated balance sheet of API and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows and changes in shareholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, together with a report and opinion of PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” qualification or exception (except (i) as may be required as a result of the impending maturity of any Debt, including the Loans hereunder, the Existing Notes and any Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, (ii) any potential inability to satisfy any financial maintenance covenant included in any Debt of API for its Subsidiaries on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) and (y) a schedule that presents combined financial information of the Borrower and its consolidated Subsidiaries and the Subsidiary Guarantors, excluding the financial information of API on an unconsolidated basis and any API Excluded Subsidiary (which, for the avoidance of doubt, shall exclude the financial information of any Subsidiary of API that is not either (a) the Borrower and its consolidated Subsidiaries or (b) a Subsidiary Guarantor and its Subsidiaries);
(ii)    subject to Section 11.06(e), as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of API, (x) a consolidated balance sheet of API and its consolidated Subsidiaries as of the end of such quarter and the related consolidated statement of income for such quarter and the portion of the fiscal year ended at the end of such quarter and the related consolidated statement of cash flows for the portion of the fiscal year ended at the end of such quarter, all reported in a manner acceptable to the SEC and certified as to fairness of presentation, GAAP and consistency by a Responsible Officer of API and (y) a schedule that presents combined quarterly financial information consistent with the financial information required by Section 7.01(a)(i)(y);
(iii)    simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
(iv)    simultaneously with the delivery of each set of financial statements referred to in clause (i) above, a statement of the firm of independent public accountants which reported on such statements whether anything has come to their attention to cause them to believe that any Default or Event of Default existed on the date of such statements;
(v)    within five Business Days of any Responsible Officer of the Borrower or API obtaining knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of a Responsible Officer of the Borrower stating that such certificate is a “Notice of Default” and setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
(vi)    subject to Section 11.06(e), promptly upon the mailing thereof to the shareholders of API generally, copies of all financial statements, reports and proxy statements so mailed;
(vii)    subject to Section 11.06(e), promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which API or the Borrower shall have filed with the SEC;
(viii)    if and when any member of the ERISA Group (A) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC, (B) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer

Plan is in reorganization, is insolvent or has been terminated, a copy of such notice, (C) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice, (D) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application, (E) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC, (F) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice, or (G) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which, in any such case, has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, a certificate of the Treasurer or chief financial officer of API setting forth details as to such occurrence and action, if any, which API or the applicable member of the ERISA Group is required or proposes to take;
(ix)    simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and
(x)    from time to time, such additional information regarding the financial position or business of the Loan Parties (including notification of any change in the ratings assigned to API or the Borrower by S&P or Moody’s) as the Administrative Agent, at the request of any Bank, may reasonably request.
(b)    Maintenance of Property; Insurance. (i) API and the Borrower will keep, and will cause each Material Subsidiary to keep, all material property useful and necessary in its business in substantial good working order, repair and condition, ordinary wear and tear excepted.
(ii)    API and the Borrower will, and will cause each Material Subsidiary to, maintain (either in the name of API, the Borrower or in such Material Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.
(iii)    Each such policy of insurance shall as appropriate, (i) name the Collateral Agent, on behalf of the Banks, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Banks as the loss payee thereunder.
(c)    Continuation of Business. API and its Subsidiaries will continue to engage in business of the same general type as conducted by API and its Subsidiaries on the date hereof, considered as a whole. API and the Borrower will preserve, renew and keep in full force and effect, and will cause each Restricted Subsidiary to preserve, renew and keep in full force and effect their respective Company existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing contained in this sentence shall be deemed to prevent (x) API or any Restricted Subsidiary from consummating any transaction not prohibited by Section 7.02(a) or (y) any such failures, except to the Company or other legal existence of the Borrower, which do not have a material adverse effect on the business, consolidated financial position or consolidated results of operations of API and its consolidated Restricted Subsidiaries, considered as a whole.
(d)    Compliance with Law. API and the Borrower will comply, and cause each Subsidiary to comply, with all applicable Laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation and to the extent applicable, Environmental Laws, ERISA and the rules and regulations thereunder) except (i) as publicly disclosed by API prior to the Effective Date, (ii) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (iii) where failure so to comply would not have a material adverse effect on the business, consolidated financial position or consolidated results of operations of API and its consolidated Restricted Subsidiaries, considered as a whole. API and the Borrower will comply, and cause each Subsidiary to comply, in each case, in all material respects, with applicable anti-terrorism and money laundering laws.
(e)    Books, Records and Inspection. API and the Borrower will keep, and will cause each Restricted Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all financial transactions and the assets and business of API and its Restricted Subsidiaries so as to permit the preparation of financial statements of API and its Restricted Subsidiaries in accordance with GAAP; and will permit, and will cause each Restricted Subsidiary to permit, representatives of any Bank at such Bank’s expense to visit and inspect any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants (subject to such accountants’ customary policies and procedures), all at such reasonable times and as often as may reasonably be desired.
(f)    Use of Proceeds. The proceeds of each Loan (i) will be used by the Borrower for the purposes described in Section 2.07 and (ii) will not be used in violation of any material Law or regulation, Regulation U and Regulation X of the Federal Reserve Board, the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, the Patriot Act and the United States Foreign Corrupt Practices Act of 1977, as amended. The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise).
(g)    Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:
(i)    upon the formation or acquisition of any new direct or indirect wholly owned Material Subsidiary (other than an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 7.01(i) of any existing direct or indirect wholly owned Material Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary or any Domestic Subsidiary becoming a wholly owned Material Subsidiary (other than an Excluded Subsidiary):
(A)    within 60 days (or within 120 days in the case of Mortgages and related documentation and actions) after such formation, acquisition, designation or change in status or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion:
(i)    cause each such Material Subsidiary that is required to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement to furnish to the Collateral Agent a description of the Material Real Properties owned by such Material Subsidiary in detail reasonably satisfactory to the Collateral Agent;
(ii)    cause each such Material Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent a Guaranty Joinder Agreement, Mortgages with respect to any Material Real Property, Security Agreement Supplements, Intellectual Property Security Agreements, Flood Compliance Documents and other security agreements and documents, as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Effective Date), granting, in the case of Collateral Documents, Liens required by the Collateral and Guarantee Requirement;
(iii)    cause each such Material Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Debt held by such Material Subsidiary (to the extent certificated) and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent;
(iv)    take and cause the applicable Material Subsidiary and each direct or indirect parent of such applicable Material Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);
(B)    within 60 days after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 7.01(g) as the Administrative Agent may reasonably request, and
(C)    as promptly as practicable after the reasonable request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, title reports and environmental assessment reports, to the extent available and in the possession or control of a Loan Party; provided, however, that there shall be no obligation to deliver to the Collateral Agent any environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than API or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and
(ii)    Not later than 120 days (or such longer period as the Administrative Agent may agree in writing in its sole discretion) after any Material Real Property is acquired by a Loan Party after the Effective Date (excluding, for the avoidance of doubt, API), cause such Material Real Property to be subject to a Lien and Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.
(h)    Further Assurances. Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document and in each case at the expense of the Loan Parties, the Loan

Parties shall promptly upon reasonable request by the Administrative Agent or the Collateral Agent or as may be required by applicable Law (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.
(i)    Designation of Restricted Subsidiaries. The board of directors of the Borrower may at any time designate any Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Total Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.02) as of the last day of the most recently ended Test Period shall be less than or equal to the applicable ratio set forth in Section 7.02(e) for the fiscal quarter in which such Test Period ends and (iii) as a condition precedent to such designation, the Borrower shall have delivered to the Administrative Agent an officer’s certificate setting forth (in reasonable detail) the calculations demonstrating compliance with preceding clause (ii). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined by the Borrower in good faith of the Borrower’s or the applicable Restricted Subsidiary’s (as applicable) Investment therein, and such Investment shall be permitted by Section 7.02(h) at such time. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Debt or Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined by the Borrower in good faith at the date of such designation of the Borrower’s or the applicable Restricted Subsidiary’s (as applicable) Investment in such Subsidiary. Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.
(j)    Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 7.01(j), in each case within the time limits specified on such Schedule (or such longer period as the Administrative Agent or the Collateral Agent, as applicable, may agree in its reasonable discretion).
Section 7.02.    Negative Covenants. So long as any Bank shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements, Cash Management Obligations and (iv) Other Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), each of API and the Borrower shall not nor shall API or the Borrower permit any Restricted Subsidiary to:
(a)    Dispositions. Make any Dispositions, except:
(i)    Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of API and the Restricted Subsidiaries;
(ii)    (x) Dispositions of inventory and goods held for sale in the ordinary course of business and (y) Dispositions of immaterial assets and termination of leases ~~and~~, licenses and sub-licenses in the ordinary course of business (including, without limitation, intercompany intellectual property licenses and sublicenses by and among Foreign Subsidiaries of API);

(iii)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral;
(iv)    Dispositions of assets (1) by and among Loan Parties (other than API), (2) by and among Restricted Subsidiaries that are Subsidiaries of the Borrower, (3) by API to another Loan Party or any Restricted Subsidiary that is a Subsidiary of the Borrower, (4) by API Excluded Subsidiaries to any Restricted Subsidiary and (5) by Loan Parties and Restricted Subsidiaries that are Subsidiaries of the Borrower to API or API Excluded Subsidiaries, so long as the fair market value thereof (determined in good faith by the Borrower) does not exceed, in the case of this sub-clause (5), $100,000,000; provided that transfers by the Borrower of Equity Interests of its direct Restricted Subsidiaries (other than to other Restricted Subsidiaries of the Borrower) shall be subject to the limitations in sub-clause (5) and shall not be permitted under sub-clause (1);
(v)    Dispositions permitted by Sections 7.02(h) (other than Section 7.02(h)(xiii)), 7.02(j) (other than Section 7.02(j)(vi)) and 7.02(g) and Liens permitted by Section 7.02(b) (other than Section 7.02(b)(xvii));
(vi)    Dispositions by a Loan Party of Equity Interests of a non-Loan Party to another Loan Party or any non-Loan Party; provided that (x) transfers by the Borrower of Equity Interests of its direct Restricted Subsidiaries (other than to Restricted Subsidiaries of the Borrower) shall be subject to the limitations in sub-clause (5) of Section 7.02(a)(iv) and shall not be permitted under this Section 7.02(a)(vi) and (y) Dispositions by API of Equity Interests of MIH (or, after the MIH Merger, the Borrower) shall not be permitted by this Section 7.02(a)(vi);
(vii)    Dispositions of Cash Equivalents;
(viii)    (x) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of API and its Restricted Subsidiaries, taken as a whole~~,~~ (including, without limitation, licenses and sublicenses of intellectual property by and among API and its Restricted Subsidiaries) and (y) Dispositions of intellectual property (including inbound licenses) that is no longer material to the business of the Borrower and its Restricted Subsidiaries;
(ix)    transfers of property subject to Casualty Events;
(x)    Dispositions of property not to exceed $25,000,000 in the aggregate in any fiscal year;
(xi)    Dispositions of property not otherwise permitted under this Section 7.02(a) not to exceed 33% of the Total Assets of API as of March 31, 2015; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default or Event of Default shall exist or would result from such Disposition; (ii) API or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of Cash Equivalents (in each case, free and clear of all Liens at the time received); provided, however, that for the purposes of this clause (ii), (A) any liabilities (as shown on API’s most recent balance sheet provided hereunder or in the footnotes thereto) of API or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Credit Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which API and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value as determined by the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of (x) $20,000,000 and (y) 0.5% of Total Assets, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;
(xii)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(xiii)    Dispositions of accounts receivable in connection with the collection or compromise thereof;
(xiv)    the unwinding or settlement of any Swap Contract;
(xv)    the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial intellectual property rights;
(xvi)    Dispositions pursuant to Permitted Intercompany Factoring Arrangements;
(xvii)    the Permitted Dispositions;
(xviii)    any issuance or sale of Equity Interests in, or sale of Debt or other securities of, an Unrestricted Subsidiary; and
(xix)    the Disposition by the Borrower (by sale, “pre-paid royalty” arrangement or otherwise) of intellectual property rights to one or more Special-Purpose IP Subsidiaries in exchange for an IP Intercompany Note; provided that such Disposition shall be made on an arms’ length basis and for fair market value (as determined in good faith by the Borrower);
provided that any Disposition of any property pursuant to this Section 7.02(a) (except pursuant to Sections 7.02(a)(ii)(y), (a)(iv), (a)(v), (a)(vi), (a)(ix), (a)(xii), (a)(xiii), (a)(xiv), (a)(xv) and (a)(xvi) and except for Dispositions from a Loan Party to any other Loan Party or any Restricted Subsidiary of the Borrower to any other Restricted Subsidiary of the Borrower), shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.02(a) to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Credit Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.
(b)    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(i)    Liens existing on the date hereof and set forth on Schedule 7.02(b)(i);
(ii)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 7.01(i)), in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof), and (ii) the Debt secured thereby is permitted under Sections 7.02(f)(x) or 7.02(f)(xvi);

(iii)    Liens for taxes or assessments and similar charges either (A) not delinquent beyond any applicable grace period related thereto or (B) being contested in good faith by appropriate proceedings;
(iv)    Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(j);
(v)    Liens created pursuant to any Credit Document;
(vi)    statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Debt) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(vii)    (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to API or any Restricted Subsidiaries;
(viii)    pledges or deposits to secure the performance of bids, trade contracts, utilities governmental contracts and leases (other than Debt for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;
(ix)    covenants, conditions, easements, rights-of-way, building codes, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole, or the use of the property for its intended purpose;
(x)    Liens securing obligations in respect of Debt permitted under Section 7.02(f)(x); provided that (A) except for Liens securing a Permitted Refinancing of such Debt, such Liens attach concurrently with or within 270 days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Debt, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Debt; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(xi)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Loan Parties, taken as a whole, or (ii) secure any Debt;
(xii)    Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such

Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;
(xiii)    Liens (i) of a collection bank arising under Section 4-208 of the UCC on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry;
(xiv)    any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases (other than Capital Leases) or licenses entered into by API or any of the Restricted Subsidiaries in the ordinary course of business;
(xv)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by API or any of the Restricted Subsidiaries in the ordinary course of business;
(xvi)    Liens on property of any Restricted Subsidiary that is not a Loan Party, which Liens secure Debt of any Restricted Subsidiary that is not a Loan Party permitted under Section 7.02(f);
(xvii)    Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.02(a), in each case, solely to the extent such Disposition would have been permitted on the date of the creation of such Lien;
(xviii)    Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course and not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of API or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of API or any of the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of API or any of the Restricted Subsidiaries in the ordinary course of business;
(xix)    Liens solely on any cash earnest money deposits made by API or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(xx)    ground leases in respect of real property on which facilities owned or leased by API or any of the Restricted Subsidiaries are located;
(xxi)    purported Liens evidenced by the filing of precautionary UCC financing statements or similar public filings;
(xxii)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(xxiii)    (x) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (y) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Loan Parties, taken as a whole;
(xxiv)    Liens securing Debt of a Restricted Subsidiary that is a Foreign Subsidiary that is deemed to exist pursuant to Permitted Intercompany Factoring Arrangements;

(xxv)    other Liens on assets of Restricted Subsidiaries of API and not constituting Collateral securing Debt or other obligations of such Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $100,000,000, in each case determined as of the date of incurrence;
(xxvi)    (x) Liens on the Collateral securing Permitted Pari Passu Secured Refinancing Debt and all related obligations, so long as (1) the aggregate principal amount of all Permitted Pari Passu Secured Refinancing Debt does not exceed the Pari Passu First Lien Debt Cap and (2) at the time of any incurrence thereof to Refinance any Existing Notes, the First Lien Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.02 and assuming for this purpose the Facility is fully drawn after giving effect to such incurrence) as of the last day of the then most recently ended Test Period is less than or equal to 2.00 to 1.00~~,~~ and (y) Liens on the Collateral securing Permitted Junior Secured Refinancing Debt and all related obligations ~~and (z) Liens on the Collateral owned by API securing subordinated Guarantees of API permitted by Section 7.02(f)(xviii), so long as such Guarantees comply with the applicable requirements of clauses (b), (c) and (d) of the definition of “Permitted Junior Secured Refinancing Debt” as if such Guarantees were Permitted Junior Secured Refinancing Debt (which, in the case of clause (d), may refer to another Intercreditor Agreement (other than a First Lien Intercreditor Agreement));~~;
(xxvii)    Liens (x) in favor of the Borrower or any Subsidiary Guarantor and (y) in favor of a Restricted Subsidiary that is not a Loan Party on assets of a Restricted Subsidiary that is not a Loan Party securing Debt permitted under Section 7.02(f);
(xxviii)    the modification, replacement, renewal, refinancing, restructuring or extension of any Lien permitted by Sections 7.02(b)(i), (ii) and (x); provided that (1) the Lien does not extend to any additional property, other than (A) after‑acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (2) the modification, replacement, renewal, refinancing, restructuring or extension of the obligations secured or benefited by such Liens is permitted by Section 7.02(f) (to the extent constituting Debt);
(xxix)    Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;
(xxx)    deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;
(xxxi)    in the case of any non‑wholly owned Restricted Subsidiary, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;
(xxxii)    Liens on property incurred pursuant to any sale‑leaseback transaction permitted hereunder and general intangibles related thereto; and
(xxxiii)    Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods.
(c)    [Reserved];
(d)    Interest Coverage Ratio. API shall not permit the Interest Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of API set forth below to be less than the applicable ratio for such fiscal quarter set forth in the grid below:

Fiscal Quarter Ended	Applicable Interest Coverage Ratio
June 30, 2015	3.50 to 1.00
September 30, 2015	2.50 to 1.00
December 31, 2015	2.00 to 1.00
March 31, 2016	2.25 to 1.00
June 30, 2016	2.50 to 1.00
September 30, 2016	2.75 to 1.00
December 31, 2016	3.00 to 1.00
March 31, 2017	3.00 to 1.00
June 30, 2017	3.00 to 1.00
September 30, 2017	3.00 to 1.00
December 31, 2017 and thereafter	3.50 to 1.00
(e)    Total Leverage Ratio. API shall not permit the Total Leverage Ratio for any Test Period ending on the last day of a fiscal quarter of API set forth below to be greater than the applicable ratio for such fiscal quarter set forth in the grid below:

Fiscal Quarter Ended	Applicable Total Leverage Ratio
June 30, 2015	4.50 to 1.00
September 30, 2015	5.50 to 1.00
December 31, 2015	5.95 to 1.00
March 31, 2016	5.40 to 1.00
June 30, 2016	5.00 to 1.00
September 30, 2016	4.75 to 1.00
December 31, 2016	4.25 to 1.00
March 31, 2017	4.25 to 1.00
June 30, 2017	4.25 to 1.00
September 30, 2017	4.25 to 1.00
December 31, 2017	3.75 to 1.00
March 31, 2018	3.75 to 1.00
June 30, 2018	3.75 to 1.00
September 30, 2018	3.75 to 1.00
December 31, 2018 and thereafter	3.50 to 1.00
(f)    Debt. Create, incur, issue, assume or suffer to exist any Debt, other than:
(i)    Debt under the Credit Documents;
(ii)    Debt of any Loan Party or any Restricted Subsidiary of the Borrower owing to any other Loan Party or any other Restricted Subsidiary of the Borrower; provided, that (a) any Debt of any Loan Party owing to any non-Loan Party shall be (x) subject to the Intercompany Subordination Agreement and (y) evidenced by one or more notes in form and substance reasonably satisfactory to the Administrative Agent and pledged as Collateral, to the extent required pursuant to the Collateral and Guarantee Requirements and (b) Debt of any Person owing to API incurred in reliance on this clause (ii), when aggregated with Debt of any API Excluded Subsidiary owing to API incurred in reliance on Section 7.02(f)(iii)(x), shall not exceed $10,000,000;
(iii)    (x) Debt of any API Excluded Subsidiary owing to any Loan Party or any Restricted Subsidiary of the Borrower not to exceed in the aggregate at any time outstanding the Cumulative Credit (if positive) at such time; provided that, in the case of this clause (x), Debt of any API Excluded Subsidiary owing to API, when aggregated with Debt of any Person owing to API incurred in reliance on Section 7.02(f)(ii), shall not exceed $10,000,000 (y) Debt of any Loan Party or any Restricted Subsidiary of the Borrower owing to any API Excluded Subsidiary; provided, that in the case of this clause (y), any Debt of any Loan Party owing to any API Excluded Subsidiary shall be (i) subject to the Intercompany Subordination Agreement and (ii) evidenced by one or more notes in form and substance reasonably satisfactory to the Administrative Agent and pledged as Collateral, to the extent required pursuant to the Collateral and Guarantee Requirements; and (z) Debt of any API Excluded Subsidiary owing to any other API Excluded Subsidiary;
(iv)    existing Debt outstanding on May 31, 2015 and listed on Schedule 7.02(f)(iv) and any unused commitments or amounts in respect of any such Debt so listed (collectively, the “Existing Debt”), and any Debt extending the maturity of, or replacing, refunding, renewing or refinancing, or (at the election of the Borrower) incurred in substitution of, in whole or in part, the Existing Debt; provided that the aggregate principal amount of all Existing Debt and all such Debt incurred in connection with any such extension, replacement, refunding, renewal, refinancing or substitution shall not exceed at any time outstanding the aggregate principal amount of the Existing Debt (including unused commitments and amounts in respect thereof) on the Effective Date (it being understood that any Debt incurred in substitution of any Existing Debt need not be incurred concurrently with, but shall be conditioned upon, the repayment and termination of such Existing Debt and may be incurred by a different obligor than the original Existing Debt if such obligor is not a Loan Party);
(v)    Guarantees (x) by API of Debt of Foreign Subsidiaries that are Restricted Subsidiaries and (y) by any Restricted Subsidiary of API of Debt of API or any other Restricted Subsidiary of API permitted pursuant to this Section 7.02(f); provided that Guarantees by any Loan Party or any Restricted Subsidiary of the Borrower of Debt of any API Excluded Subsidiary shall not exceed in the aggregate at any time outstanding the Cumulative Credit (if positive) at such time; provided, however, that API shall be permitted to provide ~~limited recourse~~ guarantees of Debt of other Loan Parties permitted under Section 7.02(f)(xviii);
(vi)    Cash Management Obligations and Debt in respect cash pooling arrangements, netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business (and any Guarantees thereof); provided that the aggregate principal amount of all such Debt owing by API Excluded Subsidiaries shall not exceed in the aggregate at any time outstanding $30,000,000 and (y) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Debt is extinguished within 10 Business Days of incurrence;
(vii)    Debt representing deferred compensation or similar obligations to employees of incurred in the ordinary course of business;
(viii)    Debt in respect of (i) performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of any Subsidiary or in connection with judgments that do not result in an Event of Default and (ii) letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations regarding workers compensation claims;

(ix)    Debt evidenced by the IP Intercompany Note;
(x)    (x) Attributable Debt and other Debt (including Capital Leases) of API or any of its Restricted Subsidiaries financing the acquisition, construction, repair, replacement, lease or improvement of fixed or capital assets; provided that such Debt is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement, lease or improvement and (y) Attributable Debt arising out of sale-leaseback transactions, and, in each case, any Permitted Refinancing thereof; provided that the aggregate principal amount of Debt at any one time outstanding incurred pursuant to this clause (x) shall not exceed the greater of $100,000,000 and 2.0% of Total Assets, in each case determined at the time of incurrence; provided, further, that the aggregate principal amount of Debt of Foreign Subsidiaries that are Restricted Subsidiaries at any one time outstanding incurred pursuant to this clause (x) shall not exceed $50,000,000 at the time of incurrence;
(xi)    Debt in respect of Swap Contracts designed to hedge against API or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;
(xii)    Debt incurred by API or any Restricted Subsidiary in connection with a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;
(xiii)    [Reserved];
(xiv)    Debt owing (or deemed to be owing) by any Foreign Subsidiary that is a Restricted Subsidiary of API to any Intermediary Bank in connection with a Permitted Intercompany Factoring Arrangement;
(xv)    Debt of API and its Restricted Subsidiaries in an aggregate principal amount not to exceed at any time outstanding the sum of (x) $100,000,000 plus (y) so long as at the time of incurrence thereof (or in the case of revolving Debt, the establishment of the commitments with respect thereto), Consolidated EBITDA for the then most recently ended Test Period (determined on a Pro Forma Basis in accordance with Section 1.02) exceeds $1,000,000,000, $100,000,000;
(xvi)    Debt of any Person that becomes a Restricted Subsidiary after the date hereof, which Debt is existing at the time such Person becomes a Restricted Subsidiary and is not incurred in contemplation of such Person becoming a Restricted Subsidiary that is non-recourse to API or any other Restricted Subsidiary (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary after the date hereof) and is either (A) unsecured or (B) secured only by the assets of such Restricted Subsidiary by Liens permitted under Section 7.02(b)(ii) and, in each case, any Permitted Refinancing thereof;
(xvii)    Permitted Pari Passu Secured Refinancing Debt and Permitted Junior Secured Refinancing Debt in an aggregate principal amount not to exceed at any time outstanding the sum of (x) $1,200,000,000 minus (y) the amount of any increase in the Commitments pursuant to Section 2.04 in excess of $400,000,000;
(xviii)    (w) unsecured Debt of API, (x) unsecured Debt of the Borrower that is subordinated in right of payment to the Credit Document Obligations, (y) (i) unsecured subordinated Guarantees of the foregoing by the Subsidiary Guarantors and, if applicable, the Borrower and (ii) unsecured ~~or junior lien~~ subordinated ~~Guarantee~~Guarantees by API of the Debt described in preceding sub-clause (~~y~~x) ~~secured on limited recourse basis solely by the Collateral securing API’s Guaranty~~, in each case (A) incurred to Refinance, in whole or in part, any Existing Notes and pay accrued interest, fees, premiums (if any) and penalties on the Existing Notes so Refinanced and fees and expenses associated with such Refinancing or (B) so long as (i) the Total Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.02) as of the last day of the

Test Period ended immediately preceding the incurrence of such Debt is 0.5x less than the Total Leverage Ratio level applicable pursuant to Section 7.02(e) for the fiscal quarter in which such Test Period ends or (ii) if the condition described in preceding sub-clause (i) is not satisfied, the Total Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.02) as of the last day of the most recently ended Test Period does not exceed 3.50 to 1.00 and (z) Permitted Refinancings in respect of the Debt described in preceding sub-clauses (w), (x) and (y);
(xix)    Debt consisting of promissory notes issued by API or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of API permitted by Section 7.02(g); provided that such Debt shall be subordinated in right of payment to the Credit Document Obligations on terms reasonably satisfactory to the Administrative Agent;
(xx)    Debt consisting of obligations of API or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment permitted hereunder;
(xxi)    Debt supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit; and
(xxii)    all premiums (if any), interest (including post‑petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Sections 7.02(f)(i) through 7.02(f)(xxi).
For purposes of determining compliance with this Section 7.02(f), in the event that an item of proposed Debt meets the criteria of more than one of the categories, or is entitled to be incurred or outstanding pursuant to more than one clause or sub-clause of this Section 7.02(f), the Borrower shall be permitted to classify such item of Debt on the date of its incurrence, or later reclassify all or a portion of such item of Debt, in any manner that complies with this Section 7.02(f). For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Debt, the Dollar Equivalent of the principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Debt is incurred to extend, replace, refund, refinance, renew or defease other Debt denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing. The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Debt shall not be deemed to be an incurrence of Debt for purposes of this Section 7.02(f). The principal amount of any non-interest bearing Debt or other discount security constituting Debt at any date shall be the principal amount thereof that would be shown on a balance sheet of API dated such date prepared in accordance with GAAP.
(g)    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment on or after the Effective Date, except:
(i)    each Restricted Subsidiary of API may make Restricted Payments to (x) API, subject to Section 7.02(i) and (y) the Borrower and other Restricted Subsidiaries of API;
(ii)    API may declare and make Restricted Payments, in each case, in an aggregate amount not to exceed (x) for the fiscal year ending December 31, 2015, $57,300,000 or (y) for each fiscal quarter thereafter, $30,000,000 per fiscal quarter (with unused amounts in any fiscal quarter being carried over to succeeding fiscal quarters, provided that the aggregate amount of Restricted Payments made in reliance on this clause (y) does not exceed $120,000,000 during any period of four fiscal quarters), so long as, as the time of such Restricted Payment, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) Liquidity shall equal or exceed $400,000,000 and (iii) in the case of any Restricted Payment declared or made after March 31, 2016, the Total Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.02) as of the last day of the most recently ended Test Period is less than or equal to the applicable ratio set forth in the grid below for the applicable fiscal quarter in which such Test Period ends:

Fiscal Quarter Ended	Applicable Total Leverage Ratio
March 31, 2016	4.75 to 1.00
June 30, 2016	4.75 to 1.00
September 30, 2016	4.00 to 1.00
December 31, 2016	4.00 to 1.00
March 31, 2017 and thereafter	3.50 to 1.00
(it being understood that any Restricted Payment made after March 31, 2016 pursuant to this clause (ii) for which the most recently ended Test Period is the Test Period ended December 31, 2015, the “Applicable Total Leverage Ratio” shall be the level for the fiscal quarter ended March 31, 2016).
(iii)    API may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of API held by any future, present or former employee, director, consultant or distributor (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of API or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, consultant or distributor of API or any of its Subsidiaries in an aggregate amount not to exceed $20,000,000 in any calendar year prior to giving effect to any amounts carried over from prior years (with unused amounts in any calendar year being carried over to succeeding calendar years); provided that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by API, the Borrower or any other Restricted Subsidiary after the Effective Date;
(iv)    API may declare and make additional Restricted Payments, so long as, as of the time of such Restricted Payment, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Liquidity shall equal or exceed $400,000,000 and (iii) the Total Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.02) as of the last day of the most recently ended Test Period is less than or equal to 3.00 to 1.00;
(v)    the payment of any dividend or distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;
(vi)    API and any Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.02(f)) of such Person;
(vii)    repurchases of Equity Interests in API or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights;

(viii)    API or any Restricted Subsidiary may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition; and
(ix)    repurchases of Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options.
(h)    Investments. Make or hold any Investments, except:
(i)    Investments by (A) any Loan Party in any other Loan Party or any Restricted Subsidiary of the Borrower; provided, that any such Investments in API shall only be in the form of cash, (B) API in MIH, (C) MIH in the Borrower, (D) any Restricted Subsidiary of the Borrower in any other Restricted Subsidiary of the Borrower, (E) any API Excluded Subsidiary in any Loan Party or any Restricted Subsidiary of the Borrower, (F) any API Excluded Subsidiary in any other API Excluded Subsidiary, and (G) any Loan Party or any Restricted Subsidiary of the Borrower in any API Excluded Subsidiary in an aggregate amount, in the case of this sub-clause (G), not to exceed the Cumulative Credit at any time outstanding; provided that Investments in the form of intercompany Debt owed by any Loan Party to any non-Loan Party shall be subject to the Intercompany Subordination Agreement;
(ii)    any contribution by any Loan Party of the Equity Interests of any non-Loan Party to any other Loan Party or non-Loan Party; provided that (x) contributions by the Borrower of the Equity Interests of its direct Restricted Subsidiaries (other than to other Restricted Subsidiaries of the Borrower) shall be subject to the limitations in Section 7.02(h)(i)(G) above and shall not be permitted under this clause (ii) and (y) contributions by API of the Equity Interests of MIH (or, after the consummation of the MIH Merger, the Borrower) shall not be permitted by this clause (ii);
(iii)    loans or advances to officers, directors and employees of API or any of its Restricted Subsidiary (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes made in the ordinary course of business and (ii) for any other purpose, in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;
(iv)    Investments in Swap Contracts permitted under Section 7.02(f);
(v)    Investments in the form of Guarantees by API and any of its Restricted Subsidiaries of Debt of API and any of its Restricted Subsidiaries permitted under Section 7.02(f); provided that Guarantees by any Loan Party or any Restricted Subsidiary of the Borrower of Debt of any API Excluded Subsidiary shall not exceed in the aggregate at any time outstanding the Cumulative Credit (if positive) at such time;
(vi)    promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 7.02(a);
(vii)    other Investments, including Investments in joint ventures and Unrestricted Subsidiaries, not to exceed in the aggregate at any time outstanding the sum of (x) $100,000,000 plus (y) the Cumulative Credit;
(viii)    the purchase or other acquisition of property and assets or businesses of any Person (other than a Subsidiary) or of assets constituting a business unit, a line of business or division of such Person (other than a Subsidiary) or Equity Interests in a Person (other than a Subsidiary) that, upon the consummation thereof, will be an 80%-owned Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that with respect to each purchase or other acquisition made pursuant to this Section 7.02(h)(viii) (each, a “Permitted Acquisition”):
(A)    to the extent required by the Collateral and Guarantee Requirement, (1) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (2) any such newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary Unrestricted Subsidiary) shall become a Guarantor, in each case, in accordance with Section 6.11;
(B)    the aggregate amount of Investments made by the Loan Parties in Persons that do not become Loan Parties or Restricted Subsidiaries of the Borrower shall not exceed at any time outstanding $50,000,000;
(C)    the acquired property, assets, business or Person shall be engaged in the same or a similar line of business as API and the Restricted Subsidiaries on the Effective Date; and
(D)    (1) on the date of the execution of the acquisition documentation relating to such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing, (2) immediately after giving effect to such purchase or other acquisition, the Total Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.02) as of the last day of the most recently ended Test Period is less than or equal to the applicable ratio set forth in Section 7.02(e) for the applicable fiscal quarter in which such Test Period ends and (3) as a condition precedent to the consummation of any such acquisition the aggregate consideration for which equals or exceed $100,000,000, the Borrower shall have delivered to the Administrative Agent an officer’s certificate setting forth (in reasonable detail) the calculations demonstrating compliance with preceding clause (2);
(ix)    Investments by API or any Restricted Subsidiary in assets that are Cash Equivalents;
(x)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
(xi)    Investments existing on the date hereof or made pursuant to legally binding written contracts in existence on the date hereof, in each case, set forth on Schedule 7.02(h)(xi) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 7.02(h)(xi) is not increased from the amount of such Investment on the Effective Date except pursuant to the terms of such Investment as of the Effective Date or as otherwise permitted by another clause of this Section 7.02(h);
(xii)    Investments held by a Restricted Subsidiary acquired after the Effective Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.02(f) after the Effective Date (other than existing Investments in subsidiaries of such Subsidiary or Person, which must comply with the requirements of Sections 7.02(h)(vii) or (viii)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(xiii)    Investments consisting of Liens, Debt, fundamental changes, Dispositions and Restricted Payments permitted under Section 7.02(a) (other than Section 7.02(a)(v)), Sections 7.02(b), 7.02(f), 7.02(j) (other than Section 7.02(j)(iii)(1)(y) or (j)(v)), and 7.02(g), respectively;

(xiv)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;
(xv)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment; and
(xvi)    Investments made by a Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary by a Loan Party permitted under this Section 7.02(h).
(i)    Anti-Hoarding. API shall not own, hold or acquire cash or Cash Equivalents; provided that (i) API may own, hold or acquire cash or Cash Equivalents, to the extent applied within 60 days of receipt thereof to make Restricted Payments or for other general corporate and working capital purposes (including payment of interest on Debt and the making of Investments permitted hereunder) and (ii) API may own, hold or acquire additional cash or Cash Equivalents (exclusive of amounts permitted under preceding clause (i)) not to exceed $20,000,000 for any period of 10 consecutive Business Days.
(j)    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(i)    any Restricted Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (ii) one or more other Restricted Subsidiaries; provided that (1) when any Person that is a Loan Party is merging with a Restricted Subsidiary that is not a Loan Party, the Loan Party shall be the continuing or surviving Person or the surviving entity shall substantially concurrently become a Loan Party and (2) when any Person that is a Non-API Excluded Subsidiary is merging with a Restricted Subsidiary that is an API Excluded Subsidiary, the Non-API Excluded Subsidiary shall be the continuing or surviving Person or the surviving entity shall substantially concurrently become a Non-API Excluded Subsidiary;
(ii)    (1) any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve and (2) any Restricted Subsidiary (other than the Borrower) may change its legal form if, with respect to clauses (1) and (2), the Borrower determines in good faith that such action is in the best interest of API and its Restricted Subsidiaries and is not materially disadvantageous to the Banks (it being understood that in the case of any change in legal form, a Subsidiary that is a Subsidiary Guarantor will remain a Subsidiary Guarantor);
(iii)    any Restricted Subsidiary (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that (1) if the transferor in such a transaction is a Subsidiary Guarantor, then (x) the transferee must be a Subsidiary Guarantor or the Borrower or (y) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.02(h) (other than Section 7.02(h)(xiii)) and (2) if the transferor in such a transaction is a Non-API Excluded Subsidiary (other than a Subsidiary Guarantor), then (x) the transferee must be a Subsidiary Guarantor, the Borrower or another Non-API Excluded Subsidiary or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary which is not a Loan Party or Non-API Excluded Subsidiary in accordance with Section 7.02(h) (other than Section 7.02(h)(xiii));
(iv)    the Borrower may merge or consolidate with any other Person; provided that the Borrower shall be the continuing or surviving corporation;

(v)    any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02(h); provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of such surviving Person’s Subsidiaries that are Restricted Subsidiaries, shall have complied with the requirements of Sections 7.01(g) and (h) to the extent required pursuant to the Collateral and Guarantee Requirement; and
(vi)    so long as no Event of Default has occurred and is continuing or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.02(a) or a Restricted Payment permitted pursuant to Section 7.02(g);
provided, that in no event shall the Borrower reincorporate under the laws of any jurisdiction other than the United States, whether in connection with a merger, dissolution, liquidation, consolidation, disposition or otherwise.
(k)    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Credit Document) that prohibits, restricts, imposes any condition on or limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to (directly or indirectly) or to make or repay loans or advances to any Loan Party or to Guarantee the Obligations of any Loan Party under the Credit Documents or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Banks with respect to the Facility and the Obligations under the Credit Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:
(i)    (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.02(k)) are listed on Schedule 7.02(k)(i) hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Debt, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Debt so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation;
(ii)    are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary;
(iii)    represent Debt of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 7.02(f);
(iv)    are customary restrictions that arise in connection with (x) any Lien permitted by Section 7.02(b)(v), (b)(xiii), (b)(xvii), (b)(xviii)(i), (b)(xviii)(ii), (b)(xix) and (b)(xxvi)(y) and relate to the property subject to such Lien or (y) any Disposition permitted by Section 7.02(a) and relate solely to the assets or Person subject to such Disposition;
(v)    are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02(h) and applicable solely to such joint venture entered into in the ordinary course of business,
(vi)    are negative pledges and restrictions on Liens in favor of any holder of Debt permitted under Section 7.02(f) but solely to the extent any negative pledge relates to (x) the property financed by or the subject of such Debt and the proceeds and products thereof or (y) the property secured by such Debt and the proceeds, accessions and products thereof so long as the agreements governing such Debt permit the Liens securing the Obligations;
(vii)    are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(viii)    comprise restrictions imposed by any agreement relating to secured Debt permitted pursuant to Sections 7.02(f)(x), (f)(xvi), (f)(xv) or (f)(xvii) to the extent that such restrictions apply only to the property or assets securing such Debt;
(ix)    are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;
(x)    are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(xi)    are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(xii)    arise in connection with cash or other deposits permitted under Section 7.02(b); or
(xiii)    comprise restrictions imposed by any agreement governing Debt entered into on or after the Closing Date and permitted under Section 7.02(f) that are, taken as a whole, in the good faith judgment of the Borrower, either (a) no more restrictive than the restrictions contained in this Agreement or (b) no more restrictive with respect to API or any Restricted Subsidiary than customary market terms for Debt of such type, so long as the Borrower shall have determined in good faith that such restrictions pursuant to this clause (b) will not affect its obligation or ability to make any payments required hereunder.
(l)    Prepayments, etc. of Debt. (i)  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments and “AHYDO” payments and, subject to no Event of Default arising under Section 8.01(g) or (h) then existing or resulting therefrom, in connection with the amendment of any Junior Financing, the payment of related fees (other than in connection with any amendment that reduces or forgives the commitments, outstanding principal amount or effective yield of such Junior Financing) shall be permitted) the Existing Notes or any other Debt for borrowed money of a Loan Party that is unsecured or subordinated in right of payment to the Credit Document Obligations expressly by its terms (other than Debt among API and its Restricted Subsidiaries) (collectively, “Junior Financing”), except
(A)    the Refinancing thereof with the net cash proceeds of, or in exchange for, any Permitted Refinancing;
(B)    the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of API;
(C)    the prepayment of Debt of API or any Restricted Subsidiary owed to API or a Restricted Subsidiary;
(D)    the Refinancing thereof with the proceeds of, or in exchange for, any Permitted Pari Passu Refinancing Debt, any Permitted Junior Lien Refinancing Debt or any other Junior Financing otherwise permitted by Section 7.02(f);
(E)    prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity, so long as, at the time of such prepayment, redemption, purchase, defeasance or other payment, (1) no Default or Event of Default has occurred and is continuing or would result therefrom, (2) Liquidity at such time shall equal or exceed $400,000,000 and (3) the Total Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.02) as of the last day of the most recently ended Test Period is less than or equal to the applicable ratio set forth in the grid below for the applicable fiscal quarter in which such Test Period ends:

Fiscal Quarter Ended	Applicable Total Leverage Ratio
March 31, 2015	4.75 to 1.00
June 30, 2015	4.75 to 1.00
September 30, 2015	4.75 to 1.00
December 31, 2015	4.75 to 1.00
March 31, 2016	4.75 to 1.00
June 30, 2016	4.75 to 1.00
September 30, 2016	4.00 to 1.00
December 31, 2016	4.00 to 1.00
March 31, 2017 and thereafter	3.50 to 1.0
; provided, however, that API shall not be required to comply with preceding clause (3) in connection with any prepayment, redemption, purchase, defeasance or other payment with respect to the 2.375% Existing Notes due 2016;
(F)    prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings with the net cash proceeds of the Designated Asset Sale; and
(G)    the Refinancing thereof with the Net Cash Proceeds of Loans under the Facility not to exceed the excess of (x) the Total Commitment over (y) $400,000,000.
(ii)    Amend, modify or change in any manner materially adverse to the interests of the Banks any term or condition of (x) any Junior Financing Documentation in respect of any Debt having an aggregate outstanding principal amount of $75,000,000 or more or (y) the documentation in respect of the Existing Notes (in the case of each of clauses (x) and (y), other than as a result of a Permitted Refinancing thereof or, in the case of any Junior Financing Documentation in respect of the Existing Notes, a Refinancing thereof with Permitted Pari Passu Refinancing Debt, Permitted Junior Lien Refinancing Debt or other Debt permitted by Section 7.02(f)(xviii)) without the consent of the Administrative Agent.
ARTICLE 8

EVENTS OF DEFAULT
Section 8.01.    Events of Default. If one or more of the following events (each, an “Event of Default”) shall have occurred and be continuing:
(a)    The Borrower shall fail to pay when due any principal of any Loan or any L/C Obligation or shall fail to pay within five Business Days after the date when due any interest, fee or other amount payable hereunder;
(b)    The Borrower shall fail to observe or perform any of its covenants contained in Section 7.01(a)(v), Section 7.01(c) (as to the preservation of the Borrower’s corporate existence) or Section 7.02;

(c)    Any Loan Party shall fail to observe or perform any of its covenants or agreements contained in this Agreement or any other Credit Document (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank;
(d)    Any representation, warranty, certification or statement made by any Loan Party in this Agreement or any other Credit Document or in any certificate, financial statement or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made (it being understood that good faith projections that are reasonable when made shall not be considered representations, warranties, certifications or statements for purposes of this Section 8.01(d));
(e)    API or any Restricted Subsidiary shall fail to make any payment in respect of Debt, other than Debt under this Agreement or any Notes, having an aggregate principal or face amount of $75,000,000 or more when due (after giving effect to any applicable grace period);
(f)    Any event or condition (other than those covered by clause (e) above) shall occur which (i) results in the acceleration of the maturity of Debt (other than Debt under any Credit Document) of API or any Restricted Subsidiary having an aggregate principal amount of $75,000,000 or more or (ii) would presently cause or allow the maturity of any Debt (other than Debt under any Credit Document) of API or any Restricted Subsidiary having an aggregate principal amount of $75,000,000 or more to be accelerated;
(g)    API, the Borrower, or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due (or admit such failure in writing), or shall take any corporate action to authorize any of the foregoing;
(h)    An involuntary case or other proceeding shall be commenced against API, the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against API, the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;
(i)    Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition specified in Section 4042(a)(1) of ERISA, shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $75,000,000;
(j)    Judgments or orders for the payment of money in excess of $75,000,000 in the aggregate shall be rendered against API, the Borrower or any Material Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of more than 30 days; provided, however, that any such judgment or order shall not be an Event of Default under this Section 8.01(j) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and

(ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or
(k)    A Change of Control shall have occurred;
(l)    Any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.02(a) or 7.02(j)) or as a result of acts or omissions by the Administrative Agent or any Bank or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Credit Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Credit Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports in writing to revoke or rescind any Credit Document; or
(m)    Any Collateral Document after delivery thereof pursuant to Section 6.01 or 7.01(g) shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.02(a) or 7.02(j)) cease to create a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.02(b), except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements;
then, and in every such event, the Administrative Agent shall (i) if requested by the Required Banks, by notice to the Borrower, terminate the Commitments and the obligation of the L/C Issuers to make L/C Credit Extensions and they shall thereupon terminate, (ii) if requested by the Required Banks, by notice to the Borrower, declare the Loans and any Notes (together with accrued interest thereon) to be, and such Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) if requested by the Required Banks, by notice to the Borrower, require that the Borrower Cash Collateralize the L/C Obligations; and (iv) if requested by the Required Banks, by notice to the Borrower, exercise on behalf of itself, the Banks and the L/C Issuers all rights and remedies available to it, the Banks and the L/C Issuers under the Credit Documents; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments and the obligations to make L/C Credit Extensions shall thereupon terminate and the Loans and any Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective.
Section 8.02.    Notice of Default. The Administrative Agent shall give written notice to the Borrower of the occurrence of any Event of Default under Section 8.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.
Section 8.03.    Application of Funds. After the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.01), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.08, be applied by the Administrative Agent in the following order:
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Banks and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Banks and the L/C Issuer arising under the Credit Documents and amounts payable under Article 3, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Credit Documents, ratably among the Banks and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings, Obligations then owing under Secured Hedge Agreements, Cash Management Obligations and Other Obligations, ratably among the Banks, the L/C Issuer, the Hedge Banks, the Cash Management Banks and the Other Obligations Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.09, amounts used to Cash Collateralize the aggregate Stated Amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Obligations arising under Cash Management Obligations, Secured Hedge Agreements and Other Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Hedge Bank or Other Obligations Bank, as the case may be. Each Cash Management Bank, Hedge Bank or Other Obligations Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 9 hereof for itself and its Affiliates as if a “Bank” party hereto.
ARTICLE 9

THE ADMINISTRATIVE AGENT AND THE BANKS
Section 9.01.    Authorization and Action. Each Bank (including in its capacities as a Bank and a potential Hedge Bank, Cash Management Bank and/or Other Obligations Bank) hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of the Administrative Agent and the Banks and, except with respect to Section 9.06, no Loan Party shall have rights as a third party beneficiary of any of such provisions. The Administrative Agent shall also act as the “collateral agent” under the Credit Documents, and each of the Banks (including in its capacities as a Bank and a potential Hedge Bank, Cash Management Bank and/or Other Obligations Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Banks hereby expressly authorize the Administrative Agent and the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral (including each Intercreditor Agreement and any amendment, supplement, modification or joinder with respect thereto) and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Banks.
Section 9.02.    Administrative Agent Individually. (a) Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not an Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity as a Bank. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Banks.
(b)    Each Bank understands that the Person serving as an Agent, acting in its individual capacity, and its affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.02 as “Activities”) and may engage in the Activities with or on behalf of the Loan Parties or their affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in any Loan Party or its affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of any Loan Party or its affiliates. Each Bank understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning a Loan Party or its affiliates (including information concerning the ability of a Loan Party to perform its obligations hereunder) which information may not be available to any of the Banks that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Bank or use on behalf of the Banks, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Bank such documents as are expressly required by this Agreement to be transmitted by the Administrative Agent to the Banks.
(c)     Each Bank further understands that there may be situations where members of the Agent’s Group or their respective customers (including a Loan Party and its affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Banks (including the interests of the Banks hereunder). Each Bank agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Bank. None of (i) this Agreement, (ii) the receipt by the Agent’s Group of information concerning a Loan Party or its affiliates (including information concerning the ability of such Loan Party to perform its obligations hereunder) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Bank including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.
Section 9.03.    Duties of Administrative Agent; Exculpatory Provisions.
(a)    Neither the Administrative Agent nor any other Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, an Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its affiliates to liability or that is contrary to this Agreement or applicable Law.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.04 or 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default or the event or events that give or may give rise to any Default or Event of Default unless and until API, the Borrower or any Bank shall have given notice to the Administrative Agent describing such Default or Event of Default and such event or events.
(c)    No Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to an Agent.
(d)    Nothing in this Agreement shall require any Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Bank and each Bank confirms to the Agents that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agents or any of its Related Parties.
Section 9.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Bank or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Bank or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub‑agent and the Related Parties of the Administrative Agent and each such sub‑agent shall be entitled to the benefits of all provisions of this Article 9 and Section 11.10 (as though such sub-agents were the “Administrative Agent” under this Agreement) as if set forth in full herein with respect thereto.
Section 9.06.    Resignation of Administrative Agent. The Administrative Agent or Collateral Agent, as applicable, may at any time give notice of its resignation to the Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Banks, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor, which shall be a commercial bank or an affiliate of a Bank with an office in New York, New York, or an affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation (such 30-day period, the “Bank Appointment Period”), then the retiring Administrative Agent or Collateral Agent, as applicable, may with the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed) on behalf of the Banks appoint a successor Administrative Agent or successor Collateral Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Administrative Agent or retiring Collateral Agent to appoint, on behalf of the Banks, a successor Administrative Agent or successor Collateral Agent, the retiring Administrative Agent or retiring Collateral Agent may at any time upon or after the end of the Bank Appointment Period notify the Borrower and the Banks that no qualifying Person has accepted appointment as successor Administrative Agent or successor Collateral Agent and the effective date of such retiring Administrative Agent’s or retiring Collateral Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent or successor Collateral Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s or retiring Collateral Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent or retiring Collateral Agent shall be discharged from its duties and obligations as Administrative Agent or Collateral Agent hereunder (expect that in the case of any collateral security held by the Administrative Agent or the Collateral Agent on behalf of the Banks or the L/C Issuers under any of the Credit Documents, the retiring Administrative Agent or Collateral Agent shall continue to hold such collateral security until such time as a successor Administrative Agent or Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above in this Section 9.06. If the Person serving as Administrative Agent or Collateral Agent is a Defaulting Bank pursuant to clause (e) of the definition thereof, the Required Banks may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent or Collateral Agent and, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Banks) the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent or Collateral Agent of the retiring (or retired) or removed Administrative Agent or Collateral Agent, and the retiring or removed Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations as Administrative Agent or Collateral Agent hereunder (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s or Collateral Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article 9 and Section 11.10 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent.
Section 9.07.    Non-Reliance on Administrative Agent and Other Banks.
(a)    Each Bank confirms to the Agents, each other Bank and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on any Agent, any other Bank or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and (z) in taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder is suitable and appropriate for it.
(b)    Each Bank acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement, (ii) that it has, independently and without reliance upon any Agent, any other Bank or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon any Agent, any other Bank or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
(i)    the financial condition, status and capitalization of the Loan Parties;
(ii)    the legality, validity, effectiveness, adequacy or enforceability of this Agreement and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;
(iii)    determining compliance or non-compliance with any condition hereunder to the making of a Loan, and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and
(iv)    the adequacy, accuracy and/or completeness of the information delivered by any Agent, any other Bank or by any of their respective Related Parties under or in connection with this Agreement, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.
Section 9.08.    Indemnification. Each Bank agrees (which agreement shall survive repayment of the Loans) to indemnify the Administrative Agent, to the extent not reimbursed by the Borrower, ratably in accordance with its respective Commitment in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitment shall have terminated and the Loans shall have been paid in full, ratably in accordance with its respective Commitment immediately prior to such date), from and against any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of any Credit Document, or any action taken or omitted to be taken by the Administrative Agent under any Credit Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its officers or employees. Without limiting the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in such capacity in connection with the enforcement of, or legal advice in respect of rights or responsibilities under, any Credit Document or any amendments or supplements hereto or thereto, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.
Section 9.09.    Sharing of Payments and Expenses. All funds for the account of the Banks received by the Administrative Agent in respect of payments made by the Borrower pursuant to, or from any Person on account of, any Credit Document shall be distributed forthwith by the Administrative Agent among the Banks, ratably in proportion to their respective interests therein. In the event that any Bank shall receive from the Borrower or any other source any payment of, on account of, or for or under any Credit Document (whether received pursuant to the exercise of any right of set-off, banker’s lien, realization upon any security held for or appropriated to such obligation or otherwise as permitted by law) other than in proportion to its Pro Rata Share, except for amounts payable to such Bank under Section 2.05(b), 4.03, 4.04, 4.06 or 4.07 hereof, then such Bank shall purchase at par from each other Bank so much of its interest in obligations of the Borrower as shall be necessary in order that each Bank shall share such payment with each of the other Banks in proportion to each Bank’s Pro Rata Share. In the event that any purchasing Bank shall be required to return any excess payment received by it, the purchase shall be rescinded and the purchase price restored to the extent of such return, but without interest.
Section 9.10.    Other Agents. None of the Banks identified on the facing page or signature pages of this Agreement as a “joint lead arranger”, “joint book runner”, “syndication agent”, “documentation agent”, “co-documentation agent”, “co-agent”, or any Affiliate of such Banks, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of any Bank, those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified (or such Affiliates) shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified (or such Affiliates) in deciding to enter into this Agreement or in taking or not taking action hereunder.
Section 9.11.    Collateral and Guaranty Matters. Each of the Banks (including in its capacities as a potential Cash Management Bank, a potential Hedge Bank and a potential Other Obligations Bank) irrevocably authorizes the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent, agrees that it will:
(a)    release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document (i) upon termination of the Commitments and payment in full of all Obligations (other than (w) obligations and liabilities under Secured Hedge Agreements as to which arrangements satisfactory to the applicable Hedge Bank shall have been made, (x) Cash Management Obligations as to which arrangements satisfactory to the applicable Cash Management Bank shall have been made, (y) Other Obligations as to which arrangements satisfactory to the applicable Other Obligations Bank shall have been made and (z) contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Credit Document to any Person other than API, the Borrower or any Subsidiary Guarantor, (iii) subject to Section 11.04, if the release of such Lien is approved, authorized or ratified in writing by the Required Banks, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;
(b)    release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Sections 7.02(b)(ii), (x) and (xxviii) (with respect to Sections 7.02(b)(ii) and (x)); and
(c)    release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; and
(d)    upon any portion of Principal Property or Equity Interests constituting Collateral triggering the “equal and ratable clauses” under an indenture governing any Existing Notes, release such portion of Principal

Property and Equity Interests constituting Collateral so as to not trigger such “equal and ratable clauses”, while any such Existing Notes remain outstanding.
Upon request by the Administrative Agent at any time, the Required Banks will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the applicable Agent will (and each Bank irrevocably authorizes the applicable Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 9.11.
Section 9.12.    Cash Management Obligations, Secured Hedge Agreements and Other Obligations. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank, Hedge Bank or Other Obligations Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Bank and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Cash Management Obligations, Secured Hedge Agreements and Other Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Hedge Bank or Other Obligations Bank, as the case may be.
The Cash Management Banks, Hedge Banks and Other Obligations Banks hereby authorize the Administrative Agent and the Collateral Agent to enter into any Intercreditor Agreement or any other intercreditor agreement permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and any such intercreditor agreement is binding upon the Cash Management Banks, Hedge Banks and Other Obligations Banks.
ARTICLE 10

[RESERVED]
ARTICLE 11

MISCELLANEOUS
Section 11.01.    Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 11.02.    Set-off. Each Bank is hereby authorized at any time and from time to time upon the occurrence of an Event of Default that is continuing, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Debt at any time owing by such Bank to or for the credit or the account of a Loan Party against any and all payment obligations of such Loan Party under this Agreement then due to such Bank, irrespective of whether such Bank shall have made any demand under this Agreement. The rights of each Bank under this Section 11.02 are in addition to any other rights and remedies (including other rights of set-off) which such Bank may have. Any Bank exercising its rights under this Section 11.02 shall give notice thereof to API, the relevant Loan Party and the Administrative Agent concurrently with or prior to the exercise of such rights, provided that the failure to give such notice shall not affect the validity of such set-off and application.
Section 11.03.    Expenses. API agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and any Banks, including the reasonable fees and disbursements of one firm of counsel (and, if necessary, by one firm of local counsel of each appropriate jurisdiction and, in the case of an actual conflict of interest where the Banks affected by such conflict notifies API of the existence of such conflict and thereafter, after receipt of API’s consent (which consent shall not be unreasonably withheld or delayed), retains its own counsel, by one additional firm of counsel for such affected Banks) chosen from time to time to represent the Banks as a group in connection with the negotiation, execution and administration of the Credit Documents, and including the reasonable fees and disbursements of counsel (and, if necessary, by one firm of local counsel in each appropriate jurisdiction and, in the case of an actual conflict of interest where the Banks affected by such conflict notifies API of the existence of such conflict and thereafter, after receipt of API’s consent (which consent shall not be unreasonably withheld or delayed), retains its own counsel, by one additional firm of counsel for such affected Banks), if necessary, in connection with the enforcement of any provisions of the Credit Documents.
Section 11.04.    Amendments. Any provision of this Agreement may be amended, modified, supplemented or waived if, but only if, such amendment, modification, supplement or waiver is in writing and is signed by each of API, the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment, modification, supplement or waiver shall, unless signed by each Bank directly affected thereby, (i) subject to Sections 2.04 and 2.05, increase or decrease the Commitment of any Bank or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or L/C Borrowing or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment (it being understood and agreed, however, that the Required Banks may modify the terms of any “springing maturity” under clause (c) of the definition of “Termination Date” to reduce the 91 day period therein to not less than 45 days, but not to waive such “springing maturity”) or (iv) extend or postpone the scheduled date of expiration of the Letter of Credit facility established pursuant to Section 2.09; and provided further that (1) no such amendment, modification, supplement or waiver shall, unless signed by all the Banks (A) release API from the API ~~Limited Recourse~~ Guaranty, (B) amend or waive the provisions of this Section 11.04, the definition of “Required Banks” or any provision that explicitly requires the consent of all the Banks or (C) amend Section 4.01 or the definition of “Pro Rata Share” in a manner that would alter the manner in which payments are shared, (2) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Banks required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it and (3) no Bank consent is required to effect an increase in Commitments pursuant to Section 2.04 or an Extension Amendment (except as expressly provided in Sections 2.04 or 2.10, as applicable).
Notwithstanding the foregoing, no Bank consent is required for the Administrative Agent or the Collateral Agent to enter into or to effect any amendment, modification or supplement to any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any increase of Commitments pursuant to Section 2.04 or any Permitted Pari Passu Secured Refinancing Debt or any Permitted Junior Secured Refinancing Debt, for the purpose of adding the holders of such Indebtedness (or their Representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, in each case as contemplated by the terms of such Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent or the Collateral Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Banks); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent or the Collateral Agent.
Notwithstanding anything to the contrary contained in this Section 11.04, (i) this Agreement may be amended (or amended and restated) with the written consent of the Required Banks, the Administrative Agent, API and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Initial Loans and L/C Obligations and the accrued interest and fees in respect thereof and (b) to include appropriately the Banks holding such credit facilities in any determination of the “Required Banks” and (ii) if at any time after the Effective Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Banks within ten Business Days following receipt of notice thereof.
Section 11.05.    Cumulative Rights and No Waiver. Each and every right granted to the Administrative Agent and the Banks under any Credit Document, or allowed them by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Administrative Agent or any Bank to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Administrative Agent or any Bank of any right preclude any other or future exercise thereof or the exercise of any other right.
Section 11.06.    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)    If to API or the Borrower, to such party at (or in care of):
Avon Products, Inc.
601 Midland Avenue
Rye, New York 10580
Telephone: 914-935-2303
Attention: Mr. Shalabh Gupta
Vice President and Treasurer

with a copy to:
Avon Products, Inc.
777 Third Avenue
New York, New York 10017
Telephone: 212-282-5000
Attention: General Counsel;

(ii)    If to the Administrative Agent (including notices to be given pursuant to Articles 2, 3 or 4 hereunder), to it at:

Citibank, N.A.
1615 Brett Road, Ops III
New Castle, DE 19720
302-894-6010 (Phone)
646-274-5080 (Fax)
Global.Loans.Support@Citi.com

(iii)    If to the Collateral Agent, to it at:
Citibank, N.A.
CRMS Documentation Unit
580 Crosspoint Pkwy
Getzville, NY 14068
CRMS.NA.Documentation@citi.com
(iv)    If to any Bank, to it at the address set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).
Unless otherwise provided herein, any notice which is required to be given in writing or by telephone pursuant to the terms of this Agreement may be given by telecopy or facsimile transmission. Any party from time to time may change its address for notices by notice to the other Banks, the Administrative Agent and API in the manner provided in this subsection.
Each notice delivered in writing to API hereunder shall be deemed delivered to all the Loan Parties.
(b)    Electronic Communications. Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Article 2 if such Bank has notified the Administrative Agent that it is incapable of receiving notices under such Article 2 by electronic communication. So long as Citibank, N.A. or any of its affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 7.01(a)(i), (ii), (vi) and (vii) shall be delivered to the Administrative Agent in an electronic medium in a format reasonably acceptable to the Administrative Agent and the Banks by e-mail at oploanswebadmin@citigroup.com The Administrative Agent or API may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)     Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Platform.
(i)    Subject to clause (e) below, the Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of a Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” shall mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Bank by means of electronic communications pursuant to this Section, including through the Platform.
(e)    For purposes of Sections 7.01(a)(i), (ii), (vi) and (vii), API and the Borrower shall be deemed to have effectively delivered any financial statement required to be delivered under Section 7.01(a)(i) or (ii), proxy statement, registration statement, or report on Form 8-K, 10-K or 10-Q to the Administrative Agent and the Banks when such financial statement, proxy statement, registration statement or report is posted on the Internet at the SEC’s website at www.sec.gov.
Section 11.07.    Severability. If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
Section 11.08.    Parties in Interest. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Bank, and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section 11.08, (ii) by way of participation in accordance with the provisions of clause (d) of this Section 11.08, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section 11.08 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 11.08 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Banks. Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to one or more banks or other financial institutions (each, an “Assignee”); provided, that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.
(A)    In the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank, no minimum amount need be assigned; and
(B)    In any case not described in clause (b)(i)(A) of this Section 11.08, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, and increments of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.08 and, in addition:
(A)    The consent of API (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 8.01(a), (g) or (h) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Bank or an Affiliate of a Bank; provided, that API shall be deemed to have consented to any assignment unless it shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice of a failure to respond to such request for assignment; and
(B)    The consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Bank or an Affiliate of such Bank.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in cash equal to $1,000 (if the Assignee is already a Bank) or $3,500 (otherwise); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Assignee, if it is not a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) API or any of API’s Affiliates or Subsidiaries or (B) to any Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent and each other Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable Law without compliance with the provisions of this clause (vii), then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 11.08, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.04, 4.05, 11.03, 11.05, and 11.10 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with clause (d) of this Section. To the extent that an Assignment and Assumption of all or any portion of a Bank’s rights and obligations under this Agreement with respect to any Loan or Commitment assigned pursuant to Section 4.06 or this Section 11.08(b) would, at the time of such assignment, result in increased costs under Sections 3.03(c), 4.04(a) or 4.04(b) from those being charged by the respective assigning Bank prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective Assignment and Assumption).
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain its office at the address referred to in Section 11.06 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and API, the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by API, the Borrower and any Bank, solely in respect of its Commitments and Loans, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Bank, in the ordinary course of its business and in accordance with applicable Law, may at any time grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to either the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder and the Loan Parties and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement or any other Credit Document. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Loan Parties under the Credit Documents, including the right to approve any amendment, modification, supplement or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in the provisos to Section 11.04 without the consent of the Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.03 and 4.04 with respect to its participating interest; provided that (i) subject to clause (ii) of this sentence, all amounts payable to a Bank for the account of a Participant under Sections 4.03 and 4.04 shall be determined as if such Bank had not granted such participation to the Participant and (ii) no Participant shall be entitled to receive any greater payment under Section 4.03 or 4.04 than such Bank would have been entitled to receive with respect to the rights participated, unless (x) such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 4.04 requiring such Bank to designate a different lending office under certain circumstances or at a time when the circumstances giving rise to such payment did not exist and (y) such Participant agrees, for the benefit of the Borrower, to comply with Section 4.04(e) as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other obligations under this Agreement) except to the extent such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(e)    Federal Reserve Regulations. Notwithstanding any other provision of any Credit Document, no Bank may sell, assign or participate all or any portion of its Commitment or Loans hereunder to any “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the Exchange Act) or any other Person that is a “creditor” (as defined in Regulation T of the Federal Reserve Board). By executing and delivering this Agreement, each Bank hereby confirms that it is not such a “broker”, “dealer” or “creditor”.
(f)    Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
Section 11.09.    Reliance by Administrative Agent, L/C Issuer and Banks. The Administrative Agent, each L/C Issuer and the Banks shall be entitled to rely and act upon any notices (including telephonic notices and any Requests for Credit Extension) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Bank and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent same are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of any such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 11.10.    Indemnity. The Borrower agrees to indemnify the Administrative Agent and each of the Banks and their respective Affiliates and the directors, officers, employees, agents, advisors and controlling persons of each of the foregoing (each such Person, an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties thereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.10 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors (other than in the case where such litigation or proceeding is brought by the Borrower and the Borrower prevails), an Indemnitee or any other person or an Indemnitee is otherwise a party thereto. In no event, however, shall any Indemnitee or any Loan Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings); provided that nothing herein shall limit the Loan Parties’ indemnity and reimbursement obligations to the extent that such special, indirect, consequential or punitive damages are included in any claim by a third party unaffiliated with any Indemnitee with respect to which the applicable Indemnitee is entitled to indemnification hereunder. This Section 11.10 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages etc. arising from any non-Tax claim.
The provisions of this Section 11.10 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the reduction or cancellation of the Total Commitment, the invalidity or unenforceability of any term or provision of this Agreement or any Note, or any investigation made by or on behalf of the Banks. All amounts due under this Section 11.10 shall be payable in immediately available funds upon written demand therefor.
Section 11.11.    Consent to Jurisdiction. Subject to the last sentence of this Section 11.11, any judicial proceeding brought against any party to this Agreement arising out of or relating to any Credit Document shall be brought in any court of competent jurisdiction in the City and County of New York, and, by its execution and delivery of this Agreement, each Loan Party party hereto shall be deemed, to the fullest extent permitted by law, to (a) accept, generally and unconditionally, the exclusive jurisdiction of such courts, (b) irrevocably waive any objection they may now or hereafter have as to the venue of any suit, action or proceeding brought in such a court or that such court is an inconvenient forum and (c) consent that service of process upon any of them may be made by certified or registered mail, return receipt requested, at their address specified or determined in accordance with the provisions of Section 11.06 and service so made shall be deemed completed when received. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Administrative Agent, any Bank or any Loan Party to bring proceedings against any other party in the courts of any other applicable jurisdiction.
Section 11.12.    Confidentiality. Each of the Agents and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives, in all cases to the extent such affiliates and such managers, administrators, trustees, partners, directors, officers, employees, agents, advisors, and other representatives are involved in the administration of this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any Note or any action or proceeding relating to this Agreement or any Note or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12 and as to which API and the Borrower are third party beneficiaries, to (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to API and its obligations under this Agreement or payments hereunder, (g) with the written consent of API or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.12 or (y) becomes available to any Agent, any Bank or any of their respective affiliates on a nonconfidential basis from a source other than API or any of its Subsidiaries, unless such Information is being made available by a Person not known after reasonable inquiry by any Agent, any Bank or any of their respective affiliates to be required to maintain the confidentiality of such Information; provided that, in the case of clauses (b) and (c) (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), if any Agent or any Bank or any of their respective related parties is required in the opinion of such Agent or such Bank’s counsel, as applicable, to disclose by law, regulation, governmental or regulatory authority, subpoena, court order or similar legal or regulatory process, any Information, such Agent or such Bank, as applicable, shall (A) except as limited by applicable Law, subpoena, order or other legal or regulatory process, give API written notice of such requirement or request so that API may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (B) except with respect to providing information requested by regulatory authorities, reasonably cooperate with API, at API’s sole cost and expense, to obtain such protective order. Other than with respect to Information requested by regulatory authorities, in the event that such protective order or other remedy is not obtained or API waives its right to seek such order or other remedy, such Agent or such Bank, as applicable, shall (or shall cause any other Person to whom such request is directed to), without liability under this Agreement, furnish only that portion of the Information which, on the advice of such Agent’s or such Bank’s counsel, as applicable, is legally required or so compelled by law or regulation to be disclosed and, provided that such Agent or such Bank, as applicable, gives API written notice of the Information to be disclosed as far in advance of its disclosure as practicable and use its reasonable efforts to obtain assurances that confidential treatment will be accorded such information.
The foregoing is in addition to and not in limitation of the provisions of any confidentiality agreement between any Agent or any Bank and any Loan Party.
For purposes of this Section 11.12, “Information” shall mean all information received from API or any of its Subsidiaries relating to API or any of its Subsidiaries or any of their respective businesses, provided that, in the case of information received from API or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.
Section 11.13.    Judgment. To the fullest extent permitted under applicable Law, the obligation of the Borrower in respect of any sum due from it in Dollars to any Bank or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Bank or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Bank or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase Dollars with such other currency; if the amount of Dollars so purchased is less than such sum due to such Bank or the Administrative Agent (as the case may be) in Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Administrative Agent (as the case may be) against such loss, and if the amount of Dollars so purchased exceeds such sum due to any Bank or the Administrative Agent (as the case may be) in Dollars, such Bank or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess.
Section 11.14.    Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

Section 11.15.    Patriot Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Bank to identify such Loan Party in accordance with the Patriot Act.
Section 11.16.    No Fiduciary Duty. The Administrative Agent, each Bank and their respective Affiliates (collectively, solely for purposes of this Section 11.16, the “Banks”), may have economic interests that conflict with those of the Loan Parties.  API and the Borrower agree that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Banks and the Loan Parties, their stockholders or their affiliates.  API and the Borrower acknowledge and agree that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Banks, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Banks is acting solely as a principal and not the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other person, (iii) no Bank has assumed an advisory or fiduciary responsibility in favor of the Loan Parties with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Bank or any of its affiliates has advised or is currently advising any Loan Party on other matters) or any other obligation to the Loan Parties except the obligations expressly set forth in the Credit Documents and (iv) each of API and the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate.  Each of API and the Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of API and the Borrower agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Loan Parties, in connection with such transaction or the process leading thereto.
Section 11.17.    Waiver of Right to Jury. EACH OF API, THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH OF THE BANKS WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THE CREDIT DOCUMENTS OR THE RELATIONSHIPS ESTABLISHED UNDER THE CREDIT DOCUMENTS.
Section 11.18.    Provision of Information by Hedge Banks, Cash Management Banks and Other Obligations Banks. By signing this Agreement, each Hedge Bank, Cash Management Bank and Other Obligations Bank agrees to furnish to the Administrative Agent, and then to update from time to time, a summary of all Cash Management Obligations, Obligations under Secured Hedge Agreements and Other Obligations due or to become due to such Hedge Bank, Cash Management Bank or Other Obligations Bank (it being understood that (x) the only result of a Hedge Bank, Cash Management Bank or Other Obligations Bank’s failure to provide such information is that any such obligations not specified to the Administrative Agent (i) shall not be deemed to be “Cash Management Obligations”, Obligations under “Secured Hedge Agreements” and “Other Obligations” hereunder and (ii) shall not be deemed to be “Secured Obligations” under the Security Agreements and therefore, will not receive the benefit of the Collateral and (y) no Default of Event of Default shall occur as a result of a Hedge Bank, Cash Management Bank and Other Obligations Bank’s failure to provide such information).
~~Section 11.19. Obligations of API Limited. This Agreement is made with limited recourse to API, it being understood and agreed that the Banks shall have recourse against API only to the extent of the Collateral pledged by API pursuant to the API Security Agreement. By their execution and delivery of this Agreement, the Banks and the Agents hereby agree to make a “Section 1111(b) election”, with respect to API only, under Section 1111(b) of the Bankruptcy Code in the case of any Event of Default with respect to API under Section 8.01(g) or (h); provided that such election does not diminish, limit or revoke the Secured Parties Lien’, and ability to recover as secured creditors under, the API Security Agreement.~~
Section 11.19.    [Reserved].

Section 11.20.    Intercreditor Agreements. Each Bank hereunder (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (b) authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreements as the Administrative Agent or the Collateral Agent, as applicable, and on behalf of such Bank. In the event of any conflict or inconsistency between the provisions of any Intercreditor Agreement and this Agreement, the provisions of such Intercreditor Agreement shall control.
Section 11.21.    Bank Action. Each Bank agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Credit Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 11.21 are for the sole benefit of the Banks and shall not afford any right to, or constitute a defense available to, any Loan Party.
Section 11.22.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
AVON PRODUCTS, INC.
By:
Name:
Title:
AVON INTERNATIONAL OPERATIONS, INC.
By:
Name:
Title:

CITIBANK, N.A.,
as Administrative Agent, Collateral Agent and L/C Issuer
By:
Name:
Title:
BANK OF AMERICA, N.A.,
as L/C Issuer
By:
Name:
Title:
[BANK],
as a Bank
By:
Name:
Title:

Exhibit B – Amended and Restated API Guaranty

AMENDED AND RESTATED API GUARANTY
dated as of
__________, 2016
between
AVON PRODUCTS, INC., as the Guarantor,

and
CITIBANK, N.A.,
as Administrative Agent and Collateral Agent

This AMENDED AND RESTATED API GUARANTY, dated as of __________, 2016, is between Avon Products, Inc. (the “Guarantor”) and CITIBANK, N.A., as Administrative Agent and Collateral Agent for the Secured Parties.

Reference is made to (i) the Credit Agreement, dated as of June 5, 2015 (as amended by that certain First Amendment to Credit Agreement and General Security Agreement, dated as of December 7, 2015 and that certain Second Amendment to Credit Agreement and General Security Agreement and First Amendment to API Limited Recourse Guaranty, dated as of August 1, 2016 (collectively, the “Second Amendment”) and as further amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Avon International Operations, Inc. (the “Borrower”), the Guarantor, the Banks party thereto from time to time, and Citibank, N.A., as Administrative Agent and Collateral Agent for the Banks and (ii) the API Limited Recourse Guaranty, dated as of June 5, 2015 (as amended, restated, amended and restated, supplement and/or otherwise modified from time to time prior to the date hereof, the “Original Guaranty”), made by the Guarantor in favor of the Administrative Agent and the Collateral Agent.

Pursuant to the Second Amendment, the Guarantor, the Administrative Agent and the Collateral Agent have agreed to amend and restate the Original Guaranty in the form of this Agreement. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01    Credit Agreement Definitions

(a) Capitalized terms used in this Agreement, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

Section 1.02    Other Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

“Agreement” shall mean this Amended and Restated API Guaranty.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Guaranteed Obligations” shall mean the “Obligations” as defined in the Credit Agreement.

“Guarantor” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Other Guarantors” shall mean any guarantor of the Guaranteed Obligations other than the Guarantor.

ARTICLE II

Guarantee

Section 2.01    Guarantee

Subject to Section 2.02 and Section 4.14 of this Agreement, the Guarantor irrevocably, absolutely and unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed Obligations, in each case, whether such Guaranteed Obligations are now existing or hereafter incurred under, arising out of or in connection with any Credit Document, Secured Hedge Agreements, Cash Management Services agreements or Other Obligations Documents, and whether at maturity, by acceleration or otherwise. The Guarantor further agrees that the Guaranteed Obligations may be extended, increased or renewed, amended or modified, in whole or in part, without notice to, or further assent from, the Guarantor and that the Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Guaranteed Obligation. The Guarantor waives promptness, presentment to, demand of payment from, and protest to, any Other Guarantor or any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 2.02    Guarantee of Payment

The Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual of collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection. The obligations of the Guarantor hereunder are independent of the obligations of any Other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against the Guarantor whether or not action is brought against any Other Guarantor or the Borrower and whether or not any Other Guarantor or the Borrower be joined in any such action or actions. Any payment required to be made by the Guarantor hereunder may be required by the Administrative Agent or any other Secured Party on any number of occasions, if applicable in accordance with the terms hereof.

Section 2.03    No Limitations

(a) Except for termination or release of the Guarantor’s obligations hereunder as expressly provided in Section 4.12, to the fullest extent permitted by applicable law, the obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law and except for termination or release of the Guarantor’s obligations hereunder in accordance with the terms of Section 4.12 (but without prejudice to Section 2.04), the obligations of the Guarantor hereunder shall not be discharged, impaired or otherwise affected by (i) the failure of the Administrative Agent, any other Secured Party or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any Credit Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Credit Document or any other agreement; (iii) the release of, or any impairment of any security held by the Collateral Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) the failure to perfect any security interest in, or the release of, any of the Collateral held by or on behalf of the Collateral Agent or any other Secured Party; (vi) any change in the corporate existence, structure or ownership of any Loan Party, the lack of legal existence of the Borrower or any Other Guarantor or legal obligation to discharge any of the Guaranteed Obligations by the Borrower or any Other Guarantor for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any Loan Party; (vii) the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Borrower, the Administrative Agent, any other Secured Party or any other Person, whether in connection with the Credit Agreement, the other Credit Documents or any unrelated transaction; (viii) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against the Guarantor ab initio or at any time after the Effective Date or (ix) any other circumstance (including statute of limitations), any act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a defense to, or discharge of, the Borrower, the Guarantor or surety as a matter of law or equity (in each case, other than the payment in full in cash of all the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made)). Anything contained in this Agreement to the contrary notwithstanding, the obligations of the Guarantor under this Agreement shall be limited by Section 2.02 as well as an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

(b) To the fullest extent permitted by applicable law and except for termination or release of the Guarantor’s obligations hereunder in accordance with the terms of Section 4.12 (but without prejudice to Section 2.04), the Guarantor waives any defense based on or arising out of any defense of the Borrower or any Other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any Other Guarantor, other than the payment in full in cash of all the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made). The Administrative Agent and the other Secured Parties may compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any Other Guarantor or exercise any other right or remedy available to them against the Guarantor, without affecting or impairing in any way the liability of the Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash (excluding contingent obligations as to which no claim has been made). To the fullest extent permitted by applicable law, the Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against the Borrower or any Other Guarantor, as the case may be, or any security. To the fullest extent permitted by applicable law, each Loan Party waives any and all suretyship defenses.

Section 2.04    Reinstatement

Notwithstanding anything to contrary contained in this Agreement, the Guarantor agrees that (a) its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower or any Other Guarantor or otherwise and (b) the provisions of this Section 2.04 shall survive the termination of this Agreement.

Section 2.05    Agreement To Pay; Subrogation

In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower, or any Other Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Guaranteed Obligations. Upon payment by the Guarantor of any sums to the Administrative Agent as provided above, all rights of the Guarantor against the Borrower or any Other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

Section 2.06    Information

The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each Other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Indemnity, Subrogation and Subordination

Upon exercise of the Administrative Agent’s right to payment of any Guaranteed Obligations, all rights of the Guarantor against the Borrower or any Other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made) and the termination of all Commitments to any Loan Party under any Credit Document. If any amount shall be paid to the Borrower or any Other Guarantor in violation of the foregoing restrictions on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Borrower or any Other Guarantor, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Credit Documents.

ARTICLE IV

Miscellaneous
Section 4.01    Notices

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 11.06 of the Credit Agreement. All communications and notice hereunder to the Guarantor shall be given in care of the Borrower.

Section 4.02    Waivers; Amendment

(a) No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Credit Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of any Credit Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or L/C Credit Extension shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Loan Party may have had notice or knowledge of such Default or Event of Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 11.04 of the Credit Agreement.

Section 4.03    Administrative Agent’s and Collateral Agent’s Fees and Expenses; Indemnification

Subject to Section 2.02 and Section 4.14 hereto, the Guarantor, agrees to reimburse the Administrative Agent and the Collateral Agent for its fees and expenses incurred hereunder as provided in Section 11.03 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to the “Guarantor”. All amounts due under this Section 4.03 shall be payable within 30 Business Days of written demand therefor.

Section 4.04    Successors and Assigns

Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantor or any Secured Party that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. Except as provided in Section 11.08 of the Credit Agreement, the Guarantor may not assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

Section 4.05    Survival of Agreement

All covenants, agreements, indemnities, representations and warranties made by the Guarantor in the Credit Documents to which it is a party and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document to which it is a party shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Credit Documents and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement or any other Credit Document, and shall continue in full force and effect until this Agreement is terminated as provided in Section 4.12 hereof, or until the Guarantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.

Section 4.06    Counterparts; Effectiveness; Several Agreement

This Agreement may be executed any number of counterparts, and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Guarantor, the Administrative Agent and the Collateral Agent and thereafter shall be binding upon and inure to the benefit of the Guarantor, the Administrative Agent, the Collateral Agent, the other Secured Parties and their respective permitted successors and assigns, subject to Section 4.04 hereof. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 4.07    Severability

If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 4.08    Governing Law, etc
.
(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBJECT TO THE LAST SENTENCE OF THIS SECTION 4.08(B), ANY JUDICIAL PROCEEDING BROUGHT AGAINST ANY PARTY TO THIS AGREEMENT ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT SHALL BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE CITY AND COUNTY OF NEW YORK, AND, BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, THE GUARANTOR SHALL BE DEEMED, TO THE FULLEST EXTENT PERMITTED BY LAW, TO (A) ACCEPT, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF SUCH COURTS, (B) IRREVOCABLY WAIVE ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR

THAT SUCH COURT IS AN INCONVENIENT FORUM AND (C) CONSENT THAT SERVICE OF PROCESS UPON ANY OF THEM MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT THEIR ADDRESS SPECIFIED OR DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 4.08(B) AND SERVICE SO MADE SHALL BE DEEMED COMPLETED WHEN RECEIVED. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY BANK OR THE GUARANTOR TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY IN THE COURTS OF ANY OTHER APPLICABLE JURISDICTION.

Section 4.09    Waiver of Right to Trial by Jury

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.10    Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting this Agreement.

Section 4.11    Obligations Absolute

All rights of the Collateral Agent, the Administrative Agent and the other Secured Parties hereunder and all obligations of the Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Credit Document, any agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Credit Document, or any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Guaranteed Obligations or (d) subject only to termination or release of the Guarantor’s obligations hereunder in accordance with the terms of Section 4.12, but without prejudice to reinstatement rights under Section 2.04, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Guarantor in respect of the Guaranteed Obligations or this Agreement.

Section 4.12    Termination or Release

(a) This Agreement and the Guarantee made herein shall terminate with respect to all Guaranteed Obligations when (i) all Commitments have expired or been terminated and the Banks have no further commitment to lend under the Credit Agreement, (ii) all principal and interest in respect of each Loan and all other Guaranteed Obligations (other than (A) contingent indemnification obligations with respect to then unasserted claims and (B) Guaranteed Obligations in respect of obligations that may thereafter arise with respect to any Secured Hedge Agreement, any Cash Management Services agreement or Other Obligations Document, in each case, not yet due and payable, unless the Collateral Agent has received written notice, at least two (2) Business Days prior to the proposed date of any such termination, stating that arrangements reasonably satisfactory to each applicable Hedge Bank, Cash Management Bank or Other Obligations Bank in respect thereof have not been made) shall have been paid in full in cash, (iii) all Letters of Credit shall have expired or terminated (or been Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable L/C Issuer) and (iv) all L/C Obligations have been reduced to zero (or Cash Collateralized in a manner reasonably satisfactory to the applicable L/C Issuer); provided, however, that in connection with the termination of this Agreement, the Administrative Agent may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Guaranteed Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to Secured Hedge Agreements, Cash Management Services agreements or Other Obligations Documents to the extent not provided for thereunder.

(b) [Reserved].

(c) In connection with any termination or release pursuant to clause (a) above, the Administrative Agent and the Collateral Agent shall promptly execute and deliver to the Guarantor, at the Guarantor’s expense, all documents that the Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 4.12 shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

(d) At any time that the Guarantor desires that the Administrative Agent or the Collateral Agent take any of the actions described in immediately preceding clause (c), it shall, upon request of the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent an officer’s certificate certifying that the release of the Guarantor is permitted pursuant to clause (a) above. The Administrative Agent and the Collateral Agent shall have no liability whatsoever to any Secured Party as a result of any release of the Guarantor by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 4.12.

Section 4.13    [Reserved]

Section 4.14    [Reserved]

Section 4.15    Intercreditor Agreement

The Guarantor and Administrative Agent acknowledge that the exercise of certain of Administrative Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreement. Except as specified herein, nothing contained in the Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement, which, as between the Guarantor and Administrative Agent shall remain in full force and effect.

Section 4.16    Amendment and Restatement

Effective immediately upon the Second Amendment Effective Date, the terms and conditions of the Original Guaranty shall be amended and restated as set forth herein and the Original Guaranty shall be superseded by this Agreement. On the Second Amendment Effective Date, the rights and obligations of the parties evidenced by the Original Guaranty shall be evidenced by this Agreement. It is understood and agreed that this Agreement is an amendment and restatement, but not a release or novation of, the Original Guaranty. The Guarantor restates and confirms its obligations pursuant to the Original Guaranty, as amended and restated by this Agreement. All references to the “API Limited Recourse Guaranty” in any Credit Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AVON PRODUCTS, INC.

By: _____________________________
Name:
Title:

[Signature Page to Amended and Restated API Guaranty]

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

CITIBANK, N.A., as Administrative Agent and as Collateral Agent

By:
Name:
Title: